     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1999

                                          Registration Statement No. 333-

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                       GLOBAL SECURITY TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

    Delaware                       1731                   13-4032391
(State or other             (Primary Standard        (IRS Employer I.D. No.)
 jurisdiction of        Industrial Classification
 incorporation or              Code Number)
 organization)

                         352 Seventh Avenue, Suite 1040
                            New York, New York 10001
                                 (212) 524-0600

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   -----------

                               Mr. Charles Finkel
                             Chief Executive Officer
                       GLOBAL SECURITY TECHNOLOGIES, INC.
                         352 Seventh Avenue, Suite 1040
                            New York, New York 10001
                                 (212) 524-0600
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   -----------

                                   Copies to:

     Jay M. Kaplowitz, Esq.                      Joel D. Mayersohn, Esq.
Gersten, Savage & Kaplowitz, LLP                 Matthew W. Miller, Esq.
 101 East 52nd Street, 9th Floor          Atlas, Pearlman, Trop & Borkson, P.A.
    New York, New York 10022               200 East Las Olas Blvd., Suite 1900
         (212) 752-9700                      Fort Lauderdale, Florida 33301
                                                     (954) 766-7864

                                   -----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of one subsidiary of Global Security Technologies, Inc. ("Global ") with and into Ensec International, Inc. ("Ensec") and the merger of another subsidiary of Global with and into SenTech EAS Corporation ("SenTech"), all as described in the Agreement and Plan of Merger dated as of October 28, 1998, as amended December 2, 1998.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                               ------------------

                         CALCULATION OF REGISTRATION FEE

                                                                                          Proposed
                                             Number of             Proposed               Maximum           Amount of
   Title of Each Class of Securities        Shares to be       Maximum Offering          Aggregate        Registration
            Being Registered                 Registered       Price Per Share(1)     Offering Price(1)         Fee
----------------------------------------    ------------      ------------------     -----------------    ------------
Common Stock ...........................     2,144,463               $0.21                $450,338           $125.20
Warrants ...............................       476,363              $0.001                    $476             $0.14
Common Stock Underlying Warrants(2) ....       476,363               $0.21                $100,037            $27.81
                                             ---------              ------                --------            ------
Total Registration Fee..................                                                  $550,851           $153.15

------------
(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low bid prices of Ensec's Common Stock on National Association of Securities Dealers Over-The-Counter Bulletin Board ("OTCBB") Market on April 28, 1999.

(2) This Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of anti-dilutive provisions of the Warrants. No additional registration fee is required

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                            [ENSEC CHAIRMAN'S LETTER]

                                                                          , 1999

Dear Fellow Shareholder:

         You are cordially invited to attend a special meeting of the
shareholders of Ensec International, Inc. ("Ensec") on       , 1999 (the "Ensec
Special Meeting"), at which shareholders of Ensec will be asked to approve the combination of the businesses of Ensec and SenTech EAS Corporation ("SenTech"). Upon the consummation of this business combination, Ensec and SenTech will become wholly owned subsidiaries of a newly formed holding company, Global Security Technology, Inc. ("Global").

         Upon the completion of the business combination:

         - each outstanding share of Ensec common stock will be converted into 0.2180149 shares of Global common stock; and

         - each outstanding share of SenTech common stock will be converted into 0.4965541 shares of Global common stock.

         Immediately following the business combination, the former holders of Ensec common stock will collectively hold approximately 62% of the issued and outstanding shares of Global common stock and the former holders of SenTech common stock will collectively hold approximately 38% of the issued and outstanding shares of Global common stock.

         The accompanying Joint Proxy Statement/Prospectus provides you with detailed information concerning the Ensec Special Meeting, the proposed business combination and the Global common stock to be issued in connection with the transaction.

         Your Board of Directors (the "Board") has carefully reviewed and considered the terms and conditions of the proposed business combination and believes that the proposed business combination will provide opportunities to achieve substantial benefits for Ensec shareholders and customers through the more efficient utilization of the combined assets, management and personnel of Ensec and SenTech. Your Board further believes that Global will be better able to capitalize on growth opportunities in the securities systems and surveillance industry, both domestically and internationally, and be better positioned to compete effectively in the rapidly changing security systems and surveillance industry.

         Emerson Bennett & Associates, the Board's financial advisor in connection with this transaction, has delivered a written opinion to the Board, a copy of which is attached to the accompanying Joint Proxy Statement/Prospectus, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the relative exchange ratio of Global common stock to Ensec common stock and the consideration to be received by the shareholders of Ensec are fair to the shareholders of Ensec.

         Your Board, by unanimous vote, has determined that the terms and provisions of the proposed business combination are fair to, and in the best interests of, Ensec, and the shareholders of Ensec, and recommends that you vote FOR the proposal to approve the business combination.

         Please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to revoke your proxy, including by attending the Ensec Special Meeting and voting in person.

                                            Sincerely yours,

                                            /s/ Charles N. Finkel

                                            Charles N. Finkel
                                            Chief Executive Officer and Chairman
                                            of the Board

                            ENSEC INTERNATIONAL, INC.
                         352 Seventh Avenue, Suite 1040
                            New York, New York 10001

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON            , 1999


                                                              New York, New York


                  Notice is hereby given that a special meeting of the shareholders (the "Ensec Special Meeting") of Ensec International, Inc. ("Ensec") will be held on , 1999 at 10:00 a.m. local time, at 352 Seventh Avenue, Suite 1040, New York, New York for the following purposes:

                  1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 28, 1998 as amended December 2, 1998 (the "Merger Agreement"), among Global Security Technologies, Inc., a Delaware corporation ("Global "), Ensec Acquisition Corporation, a Florida corporation ("E-Sub"), Ensec International, Inc., a Florida corporation ("Ensec"), SenTech Acquisition Corporation, a Florida corporation ("S-Sub") and SenTech EAS Corporation, a Florida corporation ("SenTech"), pursuant to which
(i) E-Sub, a newly formed subsidiary of Global, will be merged with and into Ensec, and (ii) S-Sub, a newly formed subsidiary of Global, will be merged with and into SenTech (collectively referred to herein as the "Mergers"). As a result of the Mergers, Ensec and SenTech will become wholly-owned subsidiaries of Global. Upon the consummation of the Mergers, each outstanding share of Ensec common stock will be converted into 0.2180149 shares of Global common stock and each outstanding share of SenTech common stock will be converted into 0.4965541 shares of Global common stock. Immediately following the Mergers, the former holders of Ensec common stock will collectively hold approximately 62% of the issued and outstanding shares of Global common stock and the former holders of SenTech common stock will collectively hold approximately 38% of the issued and outstanding shares of Global common stock.

                  2. To transact such other business as may properly come before the Ensec Special Meeting.

                  Shareholders of record at the close of business on , 1999 will be entitled to receive notice of, and to vote at, the Ensec Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Ensec common stock entitled to vote at the Ensec Special Meeting is necessary to constitute a quorum at the Ensec Special Meeting. Under the Florida Business Corporation Act and pursuant to Ensec's Articles of Incorporation, as amended, the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Ensec common stock outstanding and entitled to vote thereon is required to approve and adopt the Merger Agreement.

                  Please note that attendance at the Ensec Special Meeting will be limited to shareholders of Ensec as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the Ensec Special Meeting evidence from your bank or broker of your beneficial ownership of Ensec common stock.

                  Please advise Ensec's transfer agent, American Stock Transfer & Trust, Inc., 40 Wall Street, New York, New York 10005, of any changes in your address.

          WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ENSEC SPECIAL

MEETING, PLEASE PROMPTLY MARK, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. SHAREHOLDERS WHO DECIDE TO ATTEND THE ENSEC SPECIAL MEETING MAY REVOKE THEIR PROXIES AT OR PRIOR TO THE ENSEC SPECIAL MEETING AND VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY.

                                            By Order of the Board of Directors,

                                            /s/ Charles N. Finkel

                                            Charles N. Finkel
                                            Chief Executive Officer and Chairman
                                            of the Board

                           [SenTech CHAIRMAN'S LETTER]

                                          , 1999


Dear Fellow Shareholder:

                  You are cordially invited to attend a special meeting of the
shareholders of SenTech EAS Corporation ("SenTech") on       , 1999 (the
"SenTech Special Meeting"), at which the shareholders of SenTech will be asked to approve the combination of the businesses of SenTech and Ensec International, Inc. ("Ensec"). Upon the consummation of this business combination, SenTech and Ensec will become wholly owned subsidiaries of a newly formed holding company, Global Security Technologies, Inc. ("Global").

                  Upon the completion of the business combination:

                  - each outstanding share of SenTech common stock will be converted into 0.4965541 shares of Global common stock;

                  - each outstanding share of Ensec common stock will be converted into 0.2180149 shares of Global common stock.

                  Immediately following the business combination, the former holders of Ensec common stock will collectively hold approximately 62% of the issued and outstanding shares of Global common stock and the former holders of SenTech common stock will collectively hold approximately 38% of the issued and outstanding shares of Global common stock.

                  The accompanying Joint Proxy Statement/Prospectus provides you with detailed information concerning the SenTech Special Meeting, the proposed business combination and the Global common stock to be issued in connection with the transaction. Please read the accompanying Joint Proxy Statement/Prospectus carefully and give this information your careful attention.

                  Your Board of Directors (the "Board") has carefully reviewed and considered the terms and conditions of the proposed business combination and believes that the proposed business combination will provide opportunities to achieve substantial benefits for SenTech shareholders and customers through the more efficient utilization of the combined assets, management and personnel of SenTech and Ensec. Your Board further believes that Global will be better able to capitalize on growth opportunities in the security systems and surveillance industry, both domestically and internationally, and be better positioned to compete effectively in the rapidly changing security systems and surveillance industry.

                  Willamette Management Associates, the Board's financial advisor in connection with this transaction, has delivered a written opinion to the Board, a copy of which is attached to the accompanying Joint Proxy Statement/Prospectus, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the relative exchange ratio of Global common stock to SenTech common stock and the consideration to be received by the shareholders of SenTech are fair to the shareholders of SenTech.

                  Your Board, by unanimous vote, has determined that the terms and provisions of the proposed business combination are fair to, and in the best interests of, SenTech and the shareholders of SenTech and recommends that you vote FOR the proposal to approve the business combination.

                  Please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to revoke your proxy, including by attending the SenTech Special Meeting and voting in person.

                                            Sincerely yours,



                                            Edward A. Mulhare
                                            Chairman of the Board

                             SenTech EAS CORPORATION
                              484 S.W. 12TH AVENUE
                         DEERFIELD BEACH, FLORIDA 33442

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON          , 1999


                                                              New York, New York


                  Notice is hereby given that a special meeting of the shareholders (the "SenTech Special Meeting") of SenTech EAS Corporation ("SenTech") will be held on , 1999 at 10:00 a.m. local time, at Gersten, Savage & Kaplowitz, LLP, 101 East 52nd Street, New York, New York, for the following purposes:

                  1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 28, 1998, as amended December 2, 1998 (the "Merger Agreement"), among Global Security Technologies, Inc., a Delaware corporation ("Global"), Ensec Acquisition Corporation, a Florida corporation ("E-Sub"), Ensec International, Inc., a Florida corporation ("Ensec"), SenTech Acquisition Corporation, a Florida corporation ("S-Sub") and SenTech EAS Corporation, a Florida corporation ("SenTech"), pursuant to which
(i) E-Sub, a newly formed subsidiary of Global, will be merged with and into Ensec, and (ii) S-Sub, a newly formed subsidiary of Global, will be merged with and into SenTech (collectively referred to herein as the "Mergers"). As a result of the Mergers, Ensec and SenTech will become wholly-owned subsidiaries of Global. Upon the consummation of the Mergers, each outstanding share of Ensec common stock will be converted into 0.2180149 shares of Global common stock and each outstanding share of SenTech common stock will be converted into 0.4965541 shares of Global common stock. Immediately following the Mergers, the former holders of Ensec common stock will collectively hold approximately 62% of the issued and outstanding shares of Global common stock and the former holders of SenTech common stock will collectively hold approximately 38% of the issued and outstanding shares of Global common stock.

                  2. To transact such other business as may properly come before the SenTech Special Meeting.

                  Shareholders of record at the close of business on , 1999 will be entitled to receive notice of, and to vote at, the SenTech Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of SenTech common stock entitled to vote at the SenTech Special Meeting is necessary to constitute a quorum at the SenTech Special Meeting. Under the Florida Business Corporation Act, the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of SenTech common stock outstanding and entitled to vote thereon is required to approve and adopt the Merger Agreement.

                  Please note that attendance at the SenTech Special Meeting will be limited to shareholders of SenTech as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the SenTech Special Meeting evidence from your bank or broker of your beneficial ownership of SenTech common stock.

                  Please advise SenTech's transfer agent North American Stock Transfer & Transfer Co., 147 West Merrick Road, Freeport, New York 11520, of any changes in your address.

                  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SenTech SPECIAL MEETING, PLEASE PROMPTLY MARK, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. SHAREHOLDERS WHO DECIDE TO ATTEND THE SenTech SPECIAL MEETING MAY REVOKE THEIR PROXIES AT OR PRIOR TO THE SenTech SPECIAL MEETING AND VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY.

                                            By Order of the Board of Directors,



                                            Edward A. Mulhare
                                            Chairman of the Board

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. Theses securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                        JOINT PROXY STATEMENT/PROSPECTUS
                      FOR SPECIAL MEETINGS OF SHAREHOLDERS
                                       OF
                            ENSEC INTERNATIONAL, INC.
                                       AND
                             SenTech EAS CORPORATION
                       TO BE HELD ON                , 1999

                            -------------------------

                       GLOBAL SECURITY TECHNOLOGIES, INC.

                  This Joint Proxy Statement/Prospectus is being furnished to common shareholders of Ensec International, Inc., a Florida corporation ("Ensec"), and common shareholders of SenTech EAS Corporation, a Florida corporation ("SenTech") in connection with the solicitation of proxies by Ensec and SenTech for use at their respective special meetings of shareholders to consider and vote upon a proposal to approve the acquisition of each of Ensec and SenTech by Global Security Technologies, Inc., a Delaware corporation ("Global"). Global is a holding company recently formed for the purpose of combining the businesses of Ensec and SenTech. If the business combination is approved, the Ensec common shares and the SenTech common shares will be converted into shares of Global common stock, and the holders of such shares will become shareholders of Global, on the terms described in this Joint Proxy Statement/Prospectus.

                  You are encouraged to read this Joint Proxy
Statement/Prospectus in its entirety, including the Agreement and Plan of Merger ("Merger Agreement") included as Appendix I. You are also encouraged to read the section "Risk Factors" beginning on page 7 of this Joint Proxy
Statement/Prospectus for a discussion of certain matters which you should carefully consider in determining how to vote on the proposed business combination.

                  Global shall use its best efforts to obtain the approval for listing on the Nasdaq SmallCap Market ("Nasdaq") of Global common stock. It is not a condition to the closing of the business combination that such approval be obtained.

                  This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Ensec common shareholders and SenTech common shareholders on or about , 1999.

                  The securities to be issued pursuant to this Joint Proxy Statement/Prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS             , 1999.


                                TABLE OF CONTENTS
SUMMARY.......................................................................    1

RISK FACTORS..................................................................    6

THE TRANSACTION...............................................................   18

DIRECTORS AND EXECUTIVE OFFICERS OF GLOBAL....................................   30

OWNERSHIP OF GLOBAL...........................................................   32

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...................   33

COMPARATIVE PER SHARE INFORMATION.............................................   34

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS...............   35

NOTES TO UNAUDITED PRO FORMA
         CONSOLIDATED CONDENSED FINANCIAL STATEMENTS..........................   41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS OF ENSEC...................................   44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS OF SenTech.................................   49

INFORMATION REGARDING ENSEC...................................................   53

INFORMATION REGARDING SenTech.................................................   65

THE SPECIAL MEETINGS..........................................................   77

THE MERGER AGREEMENT..........................................................   80

COMPARISON OF SHAREHOLDER RIGHTS..............................................   85

DESCRIPTION OF SECURITIES.....................................................   89

LEGAL MATTERS.................................................................   92

EXPERTS.......................................................................   92

FUTURE STOCKHOLDER PROPOSALS..................................................   92

AVAILABLE INFORMATION.........................................................   92

ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheet as of March 31, 1999................................. F-2
Consolidated Statements of Operations for the three months ended March 31,
  1999 and 1998................................................................. F-3
Consolidated Statements of Stockholders' Equity for the three months March
  31, 1999 and 1998............................................................. F-2
Consolidated Statements of Cash Flows for the three months ended March 31,
  1999 and 1998................................................................. F-4
Notes to Consolidated Financial Statements...................................... F-5

Independent Auditors' Report of Rothstein, Kass & Co., P.C...................... F-9
Independent Auditors' Report of Grant Thornton, LLP............................. F-10
Consolidated Balance Sheet as of December 31, 1998.............................. F-11
Consolidated Statements of Operations for the years ended December 31,
  1998 and 1997 ................................................................ F-12
Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1998 and 1997.................................................... F-13
Consolidated Statements of Cash Flows for the years ended December 31,
  1998 and 1997................................................................. F-14
Notes to Consolidated Financial Statements...................................... F-15

SenTech EAS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet as of March 31, 1999................................. F-26
Consolidated Statements of Operations for the three months ended March
  31, 1999 and 1998............................................................. F-27
Consolidated Statements of Shareholders' Equity for the three months ended March 31, 1999 and 1998................................................. F-28
Consolidated Statements of Cash Flows for the years three months ended
  March 31, 1999 and 1998....................................................... F-29
Notes to Consolidated Financial Statements...................................... F-30

Independent Auditors' Report of Spear Safer Harmon & Co......................... F-35
Consolidated Balance Sheet as of December 31, 1998.............................. F-36
Consolidated Statements of Operations for the years ended December 31,
  1997 and 1998................................................................. F-37
Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1997 and 1998.................................................... F-38
Consolidated Statements of Cash Flows for the years ended December 31,
  1997 and 1998................................................................. F-39
Notes to Consolidated Financial Statements...................................... F-40

Appendix I     -    Merger Agreement, as amended
Appendix II    -    Opinion of Emerson Bennett & Associates
Appendix III   -    Opinion of Willamette Management Associates

                                     SUMMARY

                  This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this entire document and the documents we have referred you to. See "Additional Information."

                                  THE COMPANIES

Ensec Intenational, Inc. ("Ensec")

                  Ensec was founded in 1983 in Brazil and designs, develops, assembles, sells, installs and services security systems for large commercial or governmental facilities, ranging from single function installations to high-end integrated security systems. Ensec's high-end integrated systems are based on its proprietary software and related hardware and software which permit Ensec to be a leading security systems integrator in Brazil and deliver security solutions for their clients.

                  Since its inception, Ensec has installed approximately 400 systems, nearly all of which have been in Brazil, including systems for large corporations, such as Bosch, Caterpillar, Eastman Kodak, General Motors, IBM, Microsoft and Texaco, and governmental agencies, such as the Brazilian Bureau of Mint & Engraving, the Central Bank of Brazil and the New York and New Jersey Port Authority.

SenTech EAS Corporation ("SenTech")

                  SenTech and its wholly owned subsidiary, SenTech EAS International, Inc., manufactures, distributes, and services electronic article surveillance systems and accessories worldwide. Electronic article surveillance equipment is composed of (i) a detachable or disposable security circuit, label or other material (often referred to as "tag" or "target"), which is attached to or placed on the article to be protected, and is either removed upon sale of the article or, if not removed, activates a detection system if the article is transported beyond the protected area, and (ii) a detection system which is usually located in the exit path of the protected area and is activated when an article, to which a tag or target is attached, is transported beyond the protected area. Electronic article surveillance equipment has developed over the last thirty years in response to problems associated with theft and inventory control in the retail industry. SenTech's products are used primarily by retailers to prevent financial losses attributed to theft of merchandise.

Our Business Strategy and Goals

                  We were formed as a Delaware corporation on November 4, 1998 to be a holding company for Ensec and SenTech and their respective subsidiaries following the consummation of the business combination of the two companies. Prior to the consummation of the business combination, we have had and will have no operations and nominal or no assets and liabilities.

                  The business combination between Ensec and SenTech is intended to create a synergy between the two companies. We believe that combining the two companies will enable us to:

         - expand SenTech's international sales, especially throughout Latin America;

         - assemble a strong management team thereby creating effective opportunities for sales growth in the United States, focusing on the strategy of penetrating the electronic article surveillance market and helping to attract new technologies and roll-out programs; and

         - create a vehicle for Ensec systems sales and distribution in the United States, through SenTech's existing infrastructure.

                  Our principal executive offices are located at 352 Seventh Avenue, Suite 1040, New York, New York 10001 and our telephone number is (212) 524-0600. See "Information Regarding Ensec" and "Information Regarding SenTech."


                              THE SPECIAL MEETINGS

Ensec

                  The special meeting of Ensec's shareholders ("Ensec Special Meeting") will be held at 352 Seventh Avenue, Suite 1040, New York, New York 10001, on , 1999, starting at 10:00 a.m., local time. At the Ensec Special Meeting, Ensec shareholders will be asked to approve and adopt the Merger Agreement.

See "The Transaction" and "The Merger Agreement."

                  If you are an Ensec common shareholder at the close of business on , 1999 (the "Ensec Record Date"), then you have the right to receive notice of, and to vote at, the Ensec Special Meeting. On the Ensec Record Date, there were approximately 6,016,250 shares of Ensec common stock issued and outstanding and entitled to vote. Each share of Ensec common stock outstanding on the Ensec Record Date is entitled to one vote. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Ensec common stock is required to approve and adopt the Merger Agreement. The Merger Agreement is also subject to approval by the holders of SenTech common stock as described herein. Your proxy may be revoked by notice of revocation or a later signed and dated proxy or by attending the Ensec Special Meeting and voting in person. Attendance at the Ensec Special Meeting will not in itself constitute the revocation of a proxy. See "The Special Meetings."

                  As of the Ensec Record Date, Charles N. Finkel, the Chief Executive Officer and Chairman of the Board of Ensec, beneficially owned approximately 3,500,000 shares of Ensec, which represented approximately 58% of the outstanding shares of Ensec common stock as of such date.

SenTech

                  The special meeting of SenTech's shareholders ("SenTech Special Meeting") will be held at Gersten, Savage & Kaplowitz, LLP, 101 East 52nd Street, 9th Floor, New York, New York, on , 1999, starting at a.m., local time. At the SenTech Special Meeting, SenTech shareholders will be asked to approve and adopt the Merger Agreement. See "The Transaction" and "The Merger Agreement."

                  If you are a SenTech shareholder at the close of business on , 1999 (the "SenTech Record Date"), then you have the right to receive notice of, and to vote at, the SenTech Special Meeting. On the SenTech Record Date, there were approximately 1,677,219 shares of SenTech common stock outstanding. Each share of SenTech common stock outstanding on the SenTech Record Date is entitled to one vote. The affirmative vote, in person or by proxy, of the holders of at least a majority of the outstanding shares of SenTech common stock is required to approve and adopt the Merger Agreement. The Merger Agreement is also subject to approval by the Ensec shareholder. Your proxy may be revoked by notice of revocation or a later signed and dated proxy or by attending the SenTech Special Meeting and voting in person. Attendance at the SenTech Special Meeting will not in itself constitute the revocation of a proxy. See "The Special Meetings."

                                 THE TRANSACTION

                  The Merger Agreement is attached as Exhibit 2.1 to this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs this transaction.

What Ensec Shareholders Will Receive in the Transaction

                  If the transaction is approved, Ensec shareholders will receive 0.2180149 shares of Global common stock for each share of Ensec common stock they own. The former holders of Ensec common stock will collectively hold approximately 62% of the issued and outstanding shares of Global common stock and, on a diluted basis, the former holders of common stock, options and warrants of Ensec will own approximately 60% of the equity interests in Global. See "The Transaction."

What SenTech Shareholders Will Receive in the Transaction

                  If the transaction is approved, SenTech Shareholders will receive 0.4965541 shares of Global common stock for each share of SenTech Common Stock they own. The former holders of SenTech common stock will collectively hold approximately 38% of the issued and outstanding shares of Global common stock and, on a diluted basis, the former holders of common stock, options and warrants of SenTech will own approximately 40% of the equity interests in Global. See "The Transaction."

                  You should not send in your stock certificates with your proxy cards. A letter of transmittal with instructions regarding the exchange of shares of common stock will be sent to you as soon as practicable following the closing date.

Relative Exchange Ratios and Consideration

                  The following table sets forth the market value of the shares of Global common stock (assuming an equivalent per share value of Global common stock and Ensec common stock) to be received upon the mergers calculated based on (i) the last sale price of shares of Ensec common stock of $.125 per share as reported on the OTCBB on October 28, 1998, the date prior to the date the Merger Agreement was announced, and (ii) the closing price of shares of Ensec common stock of $__ per share as reported on the OTCBB on May __, 1999, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, using the exchange ratios for Ensec of 0.2180149:1 and for SenTech of 0.4965541:1.

                                       MARKET VALUE        MARKET VALUE
                                       (CLOSING PRICE       (CLOSING PRICE
                                       ON OCTOBER 28,      ON MAY 28, 1999)
                                       1998)

Ensec.................................     $0.125               $0.1875
                                                                -------
SenTech...............................      0.00                 0.00
   Total .............................     $0.125               $0.1875
                                                                -------

------------

                  These values are shown for illustrative purposes only. Actual values received will be dependent upon the market value of Global common stock. There can be no assurance that the values reflected in this table will be achieved or that the value of Ensec common stock before the mergers will be indicative of the value of Global common stock after the mergers. See "The Transaction."

Amendment of Merger Agreement

                  The Merger Agreement has been amended once and the amendment is included in Appendix I hereto. The original Merger Agreement provided for an exchange ratio of 0.4792299 shares of Global common stock for each share of SenTech common stock. The amendment to the Merger Agreement was made on December 2, 1998 to make minor adjustments to the SenTech exchange ratio in order to address calculation errors in the number of shares of SenTech common stock that were outstanding. Such amendment did not change the Ensec exchange ratio or change the total number of shares that had been approved for issuance by Global.

Recommendation of Ensec and SenTech Boards of Directors

                  The Ensec Board of Directors, by unanimous vote, has determined that the terms and provisions of the Merger Agreement are fair to, and in the best interests of, Ensec and the holders of Ensec common stock and recommends that holders of Ensec common stock vote in favor of approval of the Merger Agreement. See "The Transaction--Recommendation of Ensec Board" and "--Fairness Opinion of Ensec Financial Advisor."

                  The SenTech Board of Directors, by unanimous vote, has determined that the terms and provisions of the Merger Agreement are fair to, and in the best interests of, SenTech and the holders of SenTech common stock and recommends that holders of SenTech common stock vote in favor of approval of the Merger Agreement. See "The Transaction--Recommendation of SenTech Board" and "--Fairness Opinion of SenTech Financial Advisor."

                  The combination of Ensec and SenTech will create an integrated security and surveillance systems company with extensive assets and customers in the United States and abroad. The Ensec Board and SenTech Board believe that the business combination will provide opportunities to achieve substantial benefits for the respective shareholders of the two companies. The Boards further believe that the combined entities will be better and more quickly able to capitalize on opportunities in the security and surveillance systems industry, both domestically and internationally, and be better positioned to compete effectively in the rapidly changing industry than either of the entities on a stand-alone basis. For a more complete discussion of Ensec's and SenTech's reasons for the Transaction, see "The Transaction--Reasons for the Transaction."

Opinion of Financial Advisor to Ensec

                  Emerson Bennett & Associates has delivered its written opinion to the Ensec Board to the effect that, from a financial point of view, the relative exchange ratios and the consideration to be received by the Ensec shareholders in the Ensec Merger are fair to the shareholders of Ensec. A copy of the opinion, is attached as Appendix II to this Joint Proxy Statement/Prospectus. Holders of Ensec common stock are urged to read such opinion in its entirety. See "The Transaction--Fairness Opinion of Ensec Financial Advisor."

Opinion of Financial Advisor to SenTech

                  Willamette Management Associates has delivered its written opinion to the SenTech Board to the effect that, from a financial point of view, the relative exchange ratios and the consideration to be received by the SenTech shareholders in the SenTech Merger are fair to the shareholders of Ensec. A copy of the opinion, is attached as Appendix III to this Joint Proxy Statement/Prospectus. Holders of SenTech common stock are urged to read such opinion in its entirety. See "The Transaction--Fairness Opinion of SenTech Financial Advisor."

Board of Directors And Management of Global

                  It is expected that, following the consummation of the Transaction, the Board of Directors of Global (the "Global Board") will consist of Edward A. Mulhare, Chairman, Charles N. Finkel, Theodore Olson Pemberton, Milan Resanovich, and Thomas A. Nicolette.

                  Following the consummation of the Transaction, Mr. Finkel will be Chief Executive Officer of Global, Mr. Nicollette will be Chief Financial Officer and Secretary of Global.

                  Global has entered into a new employment agreement with Charles Finkel. See "The Transaction--Interests of Certain Persons in the Transaction--Employment Agreement."

Accounting Treatment

                  We expect that the mergers will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the consideration paid by Ensec to the assets and liabilities of SenTech. See "The Transaction--Accounting Treatment." The unaudited pro forma consolidated condensed financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase accounting method to account for the acquuisition. See "Unaudited Pro Forma Consolidated Condensed Financial Statements."

Termination of the Merger Agreement

                  The Merger Agreement may be terminated prior to the Closing Date under certain circumstances. See "The Merger Agreement--Termination" and "--Effect of Termination."

Certain United States Federal Income Tax Consequences

                  The transaction has been structured to qualify as a nontaxable transaction under federal income tax laws. Ensec has received an opinion from Atlas, Pearlman, Trop & Borkson, P.A., counsel to Ensec, that no gain or loss will be recognized by Ensec or Ensec common shareholders in connection with the mergers. SenTech has received an opinion from Gersten, Savage & Kaplowitz, LLP, counsel to SenTech, that no gain or loss will be recognized by SenTech or SenTech common shareholders in connection with the mergers. See "The Transaction--Certain United States Federal Income Tax Consequences of the Mergers."

Appraisal Rights

                  If you do not desire to participate in the merger and not received Global common stock, you are entitled to exercise appraisal rights. See "The Transaction--Appraisal Rights."

                            MARKET PRICE INFORMATION

                  Ensec common stock is listed on the OTCBB under the trading symbol "ENSC" On October 28, 1998, the last full trading day prior to the public announcement of the proposed business combination, the closing price of Ensec common stock on the OTCBB was $.125 per share. On May __, 1999, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the closing price of Ensec common stock on the OTCBB was $__ per share. You are urged to obtain current market quotations of the Ensec common stock prior to making any decision with respect to the Mergers. There has previously been no trading activity for the shares of SenTech common stock. See "Comparative Per Share Market Price and Dividend Information."

                         LISTING OF GLOBAL COMMON STOCK

                  We intend to apply for listing of the Global common stock and common stock purchase warrants on the Nasdaq Small Cap Market and anticipate that its shares and warrants will trade on the Nasdaq, under the symbols "____" and "____", respectively. There has previously been no public market for the shares of Global common stock. See "The Transaction--Nasdaq Listing."

                                  RISK FACTORS

                  This section describes certain risk factors that you should considered in evaluating whether to vote in favor of the business combination.

Ensec and SenTech shareholders will receive shares of our common stock based on a fixed ratio.

                  The exchange ratios are expressed as fixed ratios in the Merger Agreement. The Merger Agreement does not contain any provisions for adjustment of the exchange ratios based upon fluctuations in the market price of Ensec common stock or SenTech common stock. Accordingly, the value of the stock consideration you will receive upon the consummation of the business combination is not presently ascertainable and will depend upon the market price of our common stock, which in turn will be affected by, among other factors, the market price of Ensec common stock and SenTech common stock immediately prior to the Closing and the value of the businesses of Ensec and SenTech. The exchange ratios were initially determined on October 28, 1998, which is also the date prior to the date the proposed business combination was announced. On October 28, 1998, the most recent day in which trading occurred in Ensec common stock prior to the date the transaction was announced on October 29, 1998, the last sale price of Ensec common stock on the OTCBB was $0.03 per share. The exchange ratios were recalculated on December 2, 1998 to reflect corrections in the number of outstanding shares of SenTech common stock. From October 29, 1998 until December 2, 1998, the date prior to the date the exchange ratios were recalculated, the highest and lowest sale prices of Ensec common stock were $.425 per share and $.03 per share, respectively. On December 2, 1998, the closing price was $.40 per share. From December 2, 1998, through May 28, 1999, the highest and lowest sale prices of Ensec common stock were $.45 per share and $.18 per share, respectively, and the closing price on May __, 1999, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, was $__ per share. These variations may result from changes in the business, operations or prospects of Ensec and SenTech, market assessment of the business combination, general economic conditions or other factors. The Ensec common stock is the only publicly traded security of the parties to the business combination with any trading activity. As the market value of the shares of Ensec common stock increases or decreases, the market value (and not the number of such shares of stock) will also increase or decrease (assuming an equivalent per share value of our common stock and Ensec common stock). We urge you to obtain current market quotations prior to making any decision with respect to the mergers. There has previously been no public market for the shares of our common stock and/or no trading activity for the shares of SenTech common stock.

Our ability to manage rapid expansion and the integration of the businesses of SenTech and Ensec has not been tested and may not be successful.

                  Ensec and SenTech each have experienced a recent period of growth and expansion that has placed, and if sustained would continue to place, a significant strain on their respective administrative, operational and financial resources. This growth has resulted in an increase in the level of responsibility for management personnel. The proposed business combination is intended in part to help fuel additional growth and expansion, which, after the mergers, could add additional strain on our resources and increase demands on our systems and controls. Our ability to manage our growth successfully will require us to enhance our operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. We may not be successful in managing such growth which could have a material adverse effect on our business.

                  The proposed business combination involves the integration of two companies, which will impose many risks on us, including risks associated with assimilating the operations, services, products and personnel of the two companies. We can not be sure that we will not encounter significant difficulties in integrating the respective operations of Ensec and SenTech or that the benefits and revenue growth expected from such integration will be realized. The achievement of the benefits and revenue growth expected from such integration will require us to, among other things, access significant amounts of growth capital, to expand rapidly our sales force and customer service department, to introduce new products as they become available and to incur significant costs in connection with the integration of Ensec's and SenTech's operations, financial reporting and accounting systems, as well as other costs relating to transitional planning and implementation. The incurrence of any such costs, as well as any unexpected costs or delays in connection with such integration, could have a material adverse effect on our financial condition, results of operations and cash flow.

The growth of our company will require substantial capital.

                  Following the merger, funding our growth will require substantial capital and operating funds. We currently estimate that our aggregate capital expenditure requirements will total approximately $9,000,000. The actual amount and timing of our future capital requirements may differ materially from our estimates, depending on the demand for our services and as a result of regulatory, technological and competitive developments, including new market developments and new opportunities, in our industry. We may also require additional capital in the future, or sooner than currently anticipated, for new business activities related to our current and planned businesses or in the event that we decide to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations and public and private equity and debt financings. We can not be sure that we will be successful in producing sufficient cash flow or raising sufficient debt or capital to meet our strategic objectives or that such funds, if available, will be available on a timely basis on terms that are acceptable to us. Our failure to generate or raise sufficient funds, may require us to delay or abandon some or all of our future expansion plans or expenditures, which could materially adversely effect our financial condition, results of operations and cash flow.

The merger between Ensec and SenTech may not be completed if all of the closing conditions are not met.

         Consummation of the merger is subject to certain closing conditions, including the approval of the respective mergers by the shareholders of Ensec and SenTech. The failure to satisfy such conditions would permit the parties to refuse to consummate the merger. Therefore, we can not be sure that the business combination will be completed.

We could lose revenue or incur significant costs if our computer systems, or the computer systems of our material third party vendors are not year 2000 compliant.

                  Ensec and SenTech each utilizes a significant number of computer software programs and operating systems in its operations, including applications used in product development, financial business systems, and various administrative functions. To the extent that their software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even possibly replacement of such applications will be necessary. Ensec and SenTech are each currently in the process of completing its identification of applications that are not "Year 2000" compliant. Given information known at this time about their systems having such issues, coupled with their on-going, normal course-of-business efforts to upgrade or replace business critical systems, as necessary, we do not currently anticipate that these "Year 2000" costs will have any material adverse impact on our financial condition or our results of operations or cash flow after the merger. To the extent that either our systems or the systems of the entities with which we contract are not fully Year 2000 compliant, potential systems interruptions or the cost necessary to update software by Ensec and SenTech or one of their major vendors or customers could materially adversely effect our financial condition, results of operations and cash flow.

We have an accumulated deficit, a working capital deficit and anticipate continuing losses.

         For the three months ended March 31, 1999 and the year ended December 31, 1998, we experienced, on a pro forma basis, a net loss of $182,910 and $116,318 respectively. For the three months ended March 31, 1999 and the year ending December 31, 1998, Ensec had a net loss of $160,248 and, $248,379, respectively. For the three months ended March 31, 1999 SenTech had a net loss of $50,628. For the fiscal year ended December 31, 1998 SenTech had net income of $14,327. We have an accumulated deficit, on a pro forma basis, as of March 31, 1999 of $15,042,509. We anticipate continued losses for the foreseeable future. We anticipate significant expenses in the foreseeable future, including research and development expenses, sales and marketing costs, general administrative expenses and capitalized costs. We can not be sure that we will achieve sufficient additional revenues to offset anticipated operating and acquisition costs of our U.S. operations. Inasmuch as we will continue to have high levels of operating expenses, we may experience significant operating losses that could continue until such time, if ever, that we are able to generate sufficient additional revenues to support our operations. We can not be sure whether our technology and products will be able to compete successfully in the marketplace and/or generate significant revenue.

                  Our capital requirements in connection with our development and sales and marketing activities will be significant after completion of the merger. As of March 31, 1999, we had a working capital deficit, on a pro forma basis, of $1,104,248. Ensec has limited short-term credit facilities established with Brazilian banks. Neither we nor Ensec nor SenTech currently have a line of credit or short-term credit financier. We may not be able to obtain additional financing after the merger on commercially reasonable terms, or at all.

Dependence on Significant Customers and Suppliers

                  Although the composition of Ensec's largest customers has changed from year to year, historically Ensec's revenues have been materially dependent on a limited number of customers. Following the merger, we expect our customer base to expand at an accelerating rate, however, a limited number of large orders may continue to account for a significant portion of our sales during any given period for the foreseeable future. As such, our financial condition and results of operations may be materially adversely affected by a delay, reduction or cancellation of orders from one or more of our significant customers or the loss of one or more of such customers.

                  Although Ensec currently relies on a limited number of suppliers of components and other parts for its security systems, we believe that failure or delay by these suppliers in fulfilling our anticipated needs after the merger would not materially adversely affect our ability to deliver and market our products and services. We believe that there are alternative sources of supply available for us to purchase necessary supplies and that we would be able to obtain alternative contractual agreements with the suppliers of such materials in a timely fashion.

Our sales cycle is typically lengthy and involves risks beyond our control.

                  The sale of Ensec's high-end integrated security systems has historically involved a significant technical evaluation and commitment of capital and other resources, with the attendant delays frequently associated with customers' internal procedures to approve large capital expenditures and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with Ensec's products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, that are beyond Ensec's control. Because of the lengthy sales cycle and the large size of customer orders, if revenues forecasted from a specific customer for a particular quarter are not realized in that quarter, our operating results for that quarter could be materially adversely affected.

Rapid changes in the development of new technologies may cause our products and technology to be rendered obsolete or less marketable than other products available in the marketplace.

                  The markets for Ensec's and SenTech's products are characterized by evolving industry requirements which may result in product or technology obsolescence. As a result, certain companies may be developing technologies or products which may be functionally similar, or superior, to some or all of those offered by Ensec and SenTech. As a result of all of the above, our ability after the business combination, to effectively compete will depend on our ability to adapt, enhance and improve our products and technology and, if necessary, to develop and introduce new products and technology to the marketplace in a timely and cost-competitive manner. We can not be sure that we will be able to compete successfully, that our competitors or future competitors will not develop technologies or products that will render our products and technology obsolete or less marketable or that we will be able to successfully enhance our products or technology or adapt them satisfactorily.

                  New product development efforts are subject to all of the risks inherent in the development of new technology and products (including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funding to complete development). We can not be sure as to when, or whether, new products will be successfully developed. We can not give any assurance that additional technologies and prototypes can be developed within a reasonable development schedule, if at all. We can not be sure that we would have sufficient economic or human resources to complete such development in a timely manner, or at all, or that we could enter into economically reasonable arrangements for the completion of such products by third parties.

                  Following the completion of additional products, we must successfully complete a testing program for the products before they can be marketed. Although we believe that our testing program is highly sophisticated, unforeseen technical problems arising out of such testing could significantly and adversely affect our ability to manufacture and market a commercially acceptable version. Our success will depend upon our current and proposed technologies and products meeting acceptable cost and performance criteria in the marketplace. We can not be sure that the technologies and products will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur which would result in increased costs or material delays.

We may not be able to protect our intellectual property.

                  Ensec and SenTech rely on a combination of patent, trade secret, copyright and trademark laws, together with non-disclosure agreements, to establish and protect their proprietary rights. These measures afford limited protection, and there can be no assurance that the steps taken after the business combination by us to protect these proprietary rights will be adequate to prevent misappropriation of our technology or the independent development by others of similar technology. In addition, the laws of Brazil, where Ensec maintains its patents and copyrights, and has pending patent applications, do not protect Ensec's proprietary rights to the same extent as do the laws of the U.S. After the business combination, we intend to seek copyright protection under U.S. law with respect to some of the existing technology. While we believe that it would be impractical and not cost-effective for anyone to attempt to copy complex software and controlling hardware, unauthorized parties, nevertheless, might attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Our cost of enforcement of our information rights could be significant, regardless of the outcome of such enforcement proceedings.

                  After the business combination, we intend to rely to a large extent on non patented proprietary information and technological know-how. We can not be sure that others will not develop such information and know-how independently or otherwise gain access to our technology. Also, it is not certain that our proprietary technology will not infringe patents or other rights owned by others. In the event that patent infringement claims are brought against us, we may be forced to obtain a license for such technology, and there can be no assurance that it will be successful in obtaining such licenses. In the event that we contest an infringement claim, we may divert our resources from other purposes.

We may not be able to compete effectively in our industry.

                  In the security systems industry, Ensec's products compete in Brazil with those of numerous well established companies, such as Sensormatic, CasiRusco, The Pittston Brinks Group, Diebold, Pittway Inc., Johnson Controls and Honeywell, among others, which design, manufacture or market integrated security systems or other security products. Many of these companies have greater financial, technical, personnel and other resources than us and have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of these competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for integrated security systems and related products. In addition, sales of many of Ensec's products are anticipated to be through the competitive bid process. We can not be sure that Ensec will be awarded contracts or purchase orders as a result of such bid process.

                  In the United States, SenTech competes in the electronic article surveillance industry, with several companies including Sensormatic Electronics Corporation, Checkpoint Systems, Inc. and Sentry Technology Corporation. Many of these companies are larger and better known and have significantly greater financial, technological, manufacturing and marketing resources than we have. Although we believe SenTech has strived to compete effectively in the past by offering innovative products and competitive prices, no assurance can be given that we will be capable of effectively competing successfully in the future, or that we will be successful in maintaining or expanding our share of the market for these products. We can not be sure that the products or technologies that may be developed or introduced by competitors will not render our products less competitive or obsolete.

We depend upon our President and Chief Executive Officer and his loss or unavailability could put us at a competitive disatvantage.

                  After the business combination, we will depend upon the efforts and abilities of Charles N. Finkel, our President and Chief Executive Officer. The loss or unavailability of the services of Mr. Finkel could have a material adverse affect on our business. We have entered into an employment agreement with Mr. Finkel, which includes non-competition provisions. Our success is also dependent upon our ability to hire and retain additional management, technical and marketing personnel. We can not be sure that we will retain such personnel or that we will successfully attract and retain qualified management, technical and marketing personnel in the future.

We may be liable for losses caused by errors or defects in our products.

                  Ensec's and SenTech's products contain software that may contain software errors or defects, especially when it is first introduced or when new versions or enhancements are released. Although to date such defects and errors have not materially adversely affected Ensec's and SenTech's operating results, we can not be sure that despite testing, defects and errors will not be found in new products or in new versions or enhancements of existing products. The discovery could result in adverse customer reaction, negative publicity regarding our Company and/or our products or delay in or failure to achieve market acceptance, any of which could materially adversely effect upon our business, operating results and financial condition.

Our resources may not be sufficient to manage our expected growth.

                  We anticipate a period of rapid growth which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage our employees. However, we can not be sure that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. Because of the complexity of our products, Ensec and SenTech have previously experienced and expect in the future to experience a time lag between the date on which technical and sales personnel are hired and the time at which such persons become fully productive. In addition, the success of a customer's project could be affected substantially by the quality of our post-sales implementation process and, in many cases, its maintenance and service capabilities. If we are unable to hire, train and retain qualified systems engineers and consultants to implement these services or are unable to manage the post-sales process effectively, our ability to attract repeat sales or provide references could be materially adversely affected, thereby limiting our growth opportunities. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

Our expected sales and marketing expansion will require significant personnel and financial resources.

                  We intend to develop a direct sales and marketing sales force in the U.S. and expand our operations into additional international markets which will require significant management attention and financial resources. We can not be sure that our efforts to develop a U.S. direct sales force and international sales and support channels will be successful. The ability to recruit and obtain the sales and marketing personnel for our U.S. operations is dependent upon our ability to identify qualified personnel, offering competitive salary and benefits, overcoming competitive disadvantages of short operating history in the U.S., limited capital and lack of established sales and marketing efforts. We anticipate that some of these personal requirements will be resolved through the business combination. In addition, international sales are subject to a number of risks, including potentially longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations and potential political and economic instability. Additionally, the protection of intellectual property may be more difficult to enforce outside of the U.S. In the event that we are successful in expanding its international operations, the imposition of exchange or price controls or other restrictions on foreign currencies could materially affect our business, operating results and financial condition.

Our president will retain substantial influence over our business affairs following the business combination.

                  Upon completion of the business combination, our president will beneficially own approximately 34.2% of the outstanding shares of our common stock (without giving effect to the possible exercise of any outstanding options or warrants) which, among other things, will allow Mr. Finkel significant influence over the direction of our company. Mr. Finkel's concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of our common stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of our company.

Legal Proceedings

                  Ensec and SenTech are involved in various claims and legal actions arising in the ordinary course of business. Although we are unable to predict the ultimate disposition of these matters, we do not believe the resolution of such matters would have a material adverse effect on Global's consolidated financial position, results of operations, or cash flows.

                  As of March 31, 1999, Ensec had thirteen outstanding labor claims, all originating in Brazil in the aggregate amount of $1,300,000. Ensec has accrued $200,000 to cover future losses from such claims and although there can be no assurance as to the outcome of such claims, we believe the ultimate resolution of these claims will not materially adversely affect Ensec.

                  The Brazilian Postal Service (ETC) has a claim for $300,000 against Ensec's subsidiary in Brazil. This claim is related to non nationalization of certain material contents. We intend to vigorously defend this suit.

Political, economic and social conditions in Brazil may affect our revenues.

                  A significant amount of our business will continue to be based in Brazil for the foreseeable future. The Brazilian market in which Ensec currently operates has been characterized by volatile and frequently unfavorable economic, political and social conditions. High inflation and, with it, high interest rates are common. Although inflation has declined in Brazil, it nonetheless continues to be high. Brazil has also experienced significant currency fluctuations.

                  Inflation would adversely impact Ensec's contract revenues which are fixed and rise more slowly than costs or are otherwise not adjusted for inflation. Further, inflation can erode purchasing power and thereby materially adversely affect sales. Consequently, margins diminish if product prices fail to keep pace with increases in supply and material costs. While Ensec has been able in most recent years to increase prices in local currency terms overall at least as much as inflation, net sales in local currency terms may nevertheless remain flat or decrease if, among other things, inflation diminishes purchasing power, Although we expect that prices will generally keep pace with inflation in the immediate future, there is no assurance that sales volume will not decline or that supply and material costs will not rise more rapidly than prices.

                  The government of Brazil has historically exercised substantial influence over many aspects of its economy. In recent years, the government of Brazil has implemented important measures to improve its economy, although the current climate in Brazil may create significant uncertainty as to future economic, fiscal and tax policies. In implementing these measures, the Brazilian government may in the future decide to effectuate a devaluation of the Brazilian currency, the real, which could have a material adverse impact on us and our operations in Brazil. In November 1997, the Brazilian Government introduced a budget cutting plan designed to control Brazil's budget and trade deficits. The plan, which includes measures ranging from tax increases to public sector layoffs is designed to save the Brazilian government approximately $20 billion Reals. These proposed changes in addition to future changes in, or the implementation of, such policies, and increased Brazilian political uncertainty, could also have a material adverse effect on us and our financial results.

                  The Brazilian government has had some success in controlling inflation, although there can be no assurance that this will continue. In addition, in recent years there have been allegations of government improprieties which may have adversely affected its ability to implement a successful economic program. Midway through 1994, the government of Brazil launched an economic stabilization program, the Real Plan, which improved economic conditions in Brazil and created a new currency, the real. Inflation, which had been at double-digit monthly rates, began to decrease, purchasing power improved and the consumption of goods and services began to increase. Since December 1994, however, the Brazilian real has depreciated slightly.

We are not able to predict the long-term effects that the Real Plan and related economic measures may have upon the Brazilian economy and financial markets and the real/U.S. dollar exchange rate in general, or upon us. In addition, although the inflation rate in Brazil has declined significantly since the adoption of the Real Plan, there can be no assurance that our operations in Brazil will not be adversely affected by renewed hyperinflation.

                  In view of the foregoing, our business, earnings, asset values and prospects may be materially adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability, and other political, economic or diplomatic developments in or affecting Brazil. Although Ensec has been able to operate successfully in Brazil for over 13 years, it has no control over such conditions and developments, and can provide no assurance that such conditions and developments will not materially adversely affect our operations, financial condition or liquidity.

Currency fluctuations may adversely affect our revenues.

                  Because the majority of our historical cash flow from operations on a pro forma basis is generated in the currency of Brazil, the real, our company, after the business combination, will be subject to the effects of its fluctuations in its value. Brazil has historically experienced significant currency fluctuations relative to the U.S. dollar. Although the magnitude of the recent fluctuations has diminished the exchange rate of the Brazilian real was 1.09 and 1.04 reals per U.S. dollar at December 31, 1997, 1996 and 1995, respectively. Such fluctuations have generally not materially adversely affected the profitability of Ensec, as Brazilian revenues and substantially all related costs of sales and expenses are incurred in the real.

                  However, in certain cases, such fluctuations, particularly depreciations which are accompanied by high inflation and declining purchasing power, could adversely affect sales as well as income to us and our stockholders. Because our financial statements will be prepared in U.S. dollars, net sales (and other financial statement accounts, including net income) tend to increase when the rate of inflation in each country has exceeded the rate of depreciation against the U.S. dollar. Alternatively, net sales and other financial statement accounts generally are adversely affected if and to the extent that the rate of depreciation exceeds the rate of inflation in any period. In addition, when and if dividends are distributed to us by Ensec, S.A., Ensec's Brazilian subsidiary, the payments are converted from reals to U.S. dollars, and any future fluctuations of the real relative to the U.S. dollar could result in a loss of dividend income to Global and ultimately to our stockholders. In periods of high inflation and interest rates, borrowings denominated in the real and indexed to the U.S. dollar or other foreign currencies place the risk of depreciation on the borrower.

                  In periods of fluctuation, U.S. dollar-indexed borrowings can generate income statement losses or charges against stockholders' equity. We could be materially adversely affected by a depreciation in the real if it becomes necessary to increase dollar-indexed indebtedness in order to provide working capital, finance capital expenditures or for other purposes. Currency translation gains and losses may contribute to fluctuations in our results of operations. Ensec has engaged in currency hedging transactions on a limited basis and we may in the future may undertake currency hedging to reduce currency exposure and spreads. However, there can be no assurance that hedging transactions, if entered into, would materially reduce the effects of fluctuations in foreign currency exchange rates on our results of operations.

We have not, and do not intend to pay cash dividends in the foreseeable future.

                   Payment of dividends on our common stock is within the discretion of our Board of Directors and will depend upon our earnings, its capital requirements and financial condition, and other relevant factors. We do not currently intend to declare any dividends on our common stock in the foreseeable future.

                  As a holding company, our ability to pay operating expenses, debt obligations and dividends materially depends upon receipt of sufficient funds from our subsidiaries. Brazil does not currently restrict the remittance of dividends paid by Ensec, S.A. to us, although Brazil has laws in effect which provide limitations on the exchange of local currency for foreign currency at official rates of exchange. Brazil has imposed more restrictive exchange controls in the past, and no assurance can be given that more restrictive exchange control policies will not be imposed in the future. The enacting of such restrictive exchange controls would materially adversely affect the ability of Ensec, S.A. to pay dividends to Global. The payment of dividends by Ensec, S.A. is also subject to statutory restrictions or restrictive covenants in debt instruments in certain instances and is contingent upon the earnings and cash flow of and permitted borrowings by Ensec, S.A.

We may not be able to use our tax loss carryforwards.

                  At March 31, 1999, Ensec had available unused net operating loss carryforwards ("NOLs') aggregating approximately $10,711,000 to offset future taxable income under U.S. tax laws. Under Section 382 of the federal income tax laws , utilization of prior NOLs is limited after an ownership change, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax exempt rate in effect during the month that the ownership change occurred. Upon consummation of the business combination, we may be subject to limitations on the use of our NOLs. Accordingly, we can not be sure that a significant amount of our existing NOLs will be available to us following the business combination. In the event that we become profitable, which we can not be sure of, such limitation would have the effect of increasing our tax liability and reducing our net income and available cash resources in the future.

The liability of the members of our board of directors is limited pursuant to Delaware law and our certificate of incorporation.

                  Pursuant to Delaware law and our Certificate of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with the following: (i) a breach of duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividend payment or stock repurchases illegal under Delaware law or (iv) any transaction from which a director has derived an improper personal benefit. In addition, our by-laws require us to indemnify our officers, directors, and employees under certain circumstances, including those under which indemnification would otherwise be discretionary, and to advance expenses in proceedings in which they could be indemnified.

Our Board of Directors may issue preferred stock which could adversely affect your rights.

                  Our Certificate of Incorporation allows us to issue up to 1,000,000 shares of "blank check" preferred stock, par value $.001 with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of your common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we do not have any present intent to issue any shares of preferred stock, we can not be sure that we will not do so in the future.

The issuance of our common stock upon the exercise of warrants and options and the issuance of additional common stock and options may have a depressive effect on the market price of our common stock.

                  Immediately after the closing of the merger, we will have an aggregate of 17,625,000 shares of common stock authorized but unissued and not reserved for specific purposes and an additional 230,537 shares of common stock unissued but reserved for issuance pursuant to outstanding options and warrants. All of such shares may be issued without any action or approval of our stockholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership of us held by the public stockholders.

                  The exercise of warrants or options and the sale of the underlying shares of common stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of our securities.Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants and options.

No liquid trading market for your common stock.

                  Our common stock currently has no trading market and we cannot be certain that a regular public trading for our common stock will develop, or if developed, be sustained. As a result, you may not be able to resell any shares of our common stock that you receive as a result of the merger between the two companies.

Potential effects of failure to list common stock on the Nasdaq SmallCap Market ("Nasdaq") and penny stock regulations.

                  In the event that we are unable in the future to satify the Nasdaq listing requirements, trading would be conducted in the pink sheets or on the OTC Bulletin Board. In the absence of the common stock being quoted on Nasdaq, trading of the common stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers that recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to a sale. Securities are exempt from this rule if the market price is at least $5.00 per share. If the common stock were subject to the regulations applicable to penny stocks, the market liquidity for the securities would likely be reduced by limiting the ability of the broker-dealers to sell the securities and the ability of stockholders to sell their securities in the marketplace. There is no assurance that trading in our common stock will not be subject to these or other regulations that would adversely affect the market price for such securities.

The price of our common stock may fluctuate which may affect the value of your shares.

                  From time to time, there may be significant volatility in the market price of our common stock. Our quarterly operating results, changes in earnings estimated by analysts, if any, changes in the general conditions of the economy of financial markets, or other developments affecting our business could cause the market price of our common stock to fluctuate substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

Cautionary Statement Concerning Forward-Looking Statements

                  This Joint Proxy Statement/Prospectus contains certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including, without limitation, the information concerning possible, assumed or projected future results of operations of our company set forth under "The Transaction-- Recommendation of Ensec Board," "--Recommendation of SenTech Board," "--Reasons for the Transaction," "--Fairness Opinion of Ensec Financial Advisor," "--Fairness Opinion of SenTech Financial Advisor," "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ensec," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of SenTech," statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "could," "should," or "continue" or the negative thereof or other variations thereof and other similar expressions and all other statements that are not historical facts. All forward-looking statements in this Joint Proxy Statement/Prospectus are based on our current expectations of the near term results of our company based on certain assumptions and current information available pertaining to us. All forward-looking statements involve risks and uncertainties and do not purport to be predictions of future events or circumstances and actual results could differ materially. You are cautioned that the factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus, discussed under "Risk Factors", could affect the future results of our company and cause those results to differ materially from those expressed in such forward-looking statements.

                                 THE TRANSACTION

General

                  This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, par value $.01 per share ("Ensec Common Stock"), of Ensec International, Inc., a Florida corporation ("Ensec"), and holders of common stock, $.00024 par value per share ("SenTech Common Stock"), of SenTech EAS Corporation, a Florida corporation ("SenTech"), in connection with the solicitation of proxies by the respective Boards of Directors of Ensec and SenTech for use at their respective special meetings of shareholders, and at any adjournment or postponement thereof (the "Ensec Special Meeting" and the "SenTech Special Meeting," respectively, and, collectively, the "Special Meetings"), called to consider and vote upon (i) a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 28, 1998, as amended December 2, 1998 (the "Merger Agreement"), among Ensec, SenTech and Global International Inc., a Delaware corporation ("Global"), Ensec Acquisition Corp., a Florida corporation ("E- Sub") and SenTech Acquisition Corp., a Florida corporation ("S-Sub"). The combination of the businesses of Ensec and SenTech contemplated by the Merger Agreement is referred to herein as the "Transaction."

                  The Merger Agreement provides, among other things, for (a) the merger of E-Sub with and into Ensec (the "Ensec Merger"), with Ensec surviving the Ensec Merger as a wholly owned subsidiary of Global and (b) the merger of S-Sub with and into SenTech (the "SenTech Merger" and, together with the Ensec Merger, the "Mergers"), with SenTech surviving the SenTech Merger, the shares of Ensec Common Stock and the shares of SenTech Common Stock will be converted into shares of Global Common Stock, and the holders of such shares will become shareholders of Global, on the terms described in the Merger Agreement. The Mergers are expected to become effective after the receipt of the shareholder approvals (the time at which the Ensec Merger becomes effective being called the "Ensec Merger Effective Time," the time at which the SenTech Merger becomes effective being called the "SenTech Merger Effective Time" and each being called an "Effective Time"). Holders of Ensec Common Stock and SenTech Common Stock will be entitled to appraisal rights.

                  Upon the Ensec Merger Effective Time and the SenTech Merger Effective Time, respectively, the holders of Ensec Common Stock and the holders of SenTech Common Stock will become shareholders of Global, with each outstanding share of Ensec Common Stock being converted into 0.2180149 shares of Global Common Stock and each outstanding share of SenTech Common Stock being converted into 0.4965541 shares of Global Common Stock. As a result of the Mergers, the former holders of Ensec Common Stock will hold 62% of the equity interests in Global, and the former holders of SenTech Common Stock will hold approximately 38% of the equity interests in Global.

                  Prior to the date on which the Mergers are consummated (the "Closing Date"), Global shall use its best efforts to obtain the approval for listing on the Nasdaq SmallCap Market ("Nasdaq"), subject to official notice of issuance, of the Global Common Stock registered under the Registration Statement. It is not a condition to the closing of the Transaction that such approval be obtained.

Recommendation of Ensec Board

                  THE ENSEC BOARD, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, ENSEC AND THE HOLDERS OF ENSEC COMMON STOCK AND RECOMMENDS THAT HOLDERS OF ENSEC COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                  In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Ensec Board consulted with Ensec management and financial and legal advisors and considered the proposed terms of the Merger Agreement and the related agreements. In reaching its conclusions, the Ensec Board also considered the strategic advantages of the Transaction described below under "--Reasons for the Transaction," as well as, among other things the following: (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of SenTech and the projected future financial performance of Ensec as a separate entity and of Ensec and SenTech on a combined basis; (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in SenTech's industry; (iii) the opinion of Emerson Bennett & Associates described below as to the fairness, from a financial point of view, to the shareholders of Ensec of the relative exchange ratios (which were determined through arm's-length negotiations among Ensec and SenTech) and the consideration to be received by the Ensec shareholders in the Transaction; (iv) presentations by Ensec management and its financial and legal advisors regarding SenTech; (v) the risks and benefits of completing the Transaction with the Exchange Ratios; (vi) the existing cash position of Ensec and the recognition of the need for capital for Ensec; (vii) expectations for revenue growth of the combined businesses and expectations for cost savings from termination of redundant operations; (viii) the synergies among the combined and complementary management teams; and (ix) the risks associated with the Transaction which, among other things, included the ability of the two businesses to manage change and to maintain operations during the merger process, the ability to integrate the business, the impact upon employees and customers, the need for capital to achieve the business plan of the combined organizations and competition.

Recommendation of SenTech Board

                  THE SenTech BOARD, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, SenTech AND THE HOLDERS OF SenTech COMMON STOCK AND RECOMMENDS THAT THE HOLDERS OF SenTech COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                  In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the SenTech Board consulted with SenTech management and financial and legal advisors and considered the proposed Merger Agreement and related agreements. In reaching its conclusions, the SenTech Board also considered the strategic advantages of the Transaction described below under "--Reasons for the Transaction," as well as, among other things, the following: (i) the terms of the Merger Agreement and the ability of the holders of SenTech Common Stock to receive Global Common Stock, which upon consummation of the Transaction it is anticipated, subject to applicable securities laws, be publicly traded, in exchange for their SenTech Common Stock;
(ii) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of SenTech and Ensec, including the synergies between Ensec and SenTech; (iii) current industry, economic and market conditions; (iv) presentations by SenTech management and its financial and legal advisors regarding Ensec; (v) the compatibility of the respective business philosophies of SenTech and Ensec; (vi) the opportunity for the holders of SenTech Common Stock to participate in a larger, stronger and more competitive security and surveillance systems company; (vii) the benefits of being able to access the public capital markets to help grow its business and finance its operations; (viii) the potential benefit of completing the Transaction with the Exchange Ratios; and (ix) the risks associated with the Transaction which, among other things, included the ability of each of the two businesses to manage change and to maintain operations during the merger process, the ability to integrate the business, the impact upon customers, the need for capital to achieve the business plan of the combined organizations, and competition.

Reasons For The Transaction

                  The Ensec Board and the SenTech Board believe that the combination of businesses of Ensec and SenTech will create the platform for Global to become a leading security and surveillance systems provider in the United States and abroad. The Ensec Board and the SenTech Board believe that the Transaction will provide opportunities to achieve substantial benefits for the respective shareholders of each company by combining their respective assets, management, personnel and customers. The Boards further believe that the combined entities will be better and more quickly able to capitalize on opportunities in the rapidly changing security and surveillance systems industry, both domestically and internationally, than any of the entities on a stand-alone basis.

                  There can be no assurance that any of the potential advantages, efficiencies or opportunities described herein will be achieved through the consummation of the Transaction. See "Risk Factors--Cautionary Statement Concerning Forward-Looking Statements."

                  The foregoing discussion of the information and factors considered by the Boards is not intended to be exhaustive, but is intended to include the material factors considered by each Board. In view of the wide variety of factors considered by each of the Boards, the directors of each Board did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered and individual directors may have ascribed different weights to different factors.

Fairness Opinion of Ensec Financial Advisor

                  The Board of Directors of Ensec has requested Emerson Bennett & Associates ("Emerson") for its opinion as investment bankers as to whether the consideration to be received by the shareholders from a financial point of view is fair to the Ensec shareholders.

                  In connection with its opinion, Emerson has, among other things: (i) reviewed certain publicly available financial and other data with respect to Ensec and SenTech, including the consolidated financial statements for recent years and interim periods to September 30, 1998, and December 31, 1997, respectively, and certain other relevant financial and operating data relating to Ensec and SenTech made available to Emerson from published sources and from the internal records of both Ensec and SenTech; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Ensec stock and SenTech stock; (iv) compared Ensec and SenTech from a financial point of view with certain other companies in the integrated security systems solutions markets and the institutional electronic article surveillance market which Emerson deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the integrated security systems solutions market and the institutional electronic article surveillance market, which Emerson deemed comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Ensec and SenTech certain information of a business and financial nature regarding Ensec and SenTech, furnished to us by them, including financial forecasts and related assumptions of Ensec and SenTech; (vii) made inquiries regarding and discussing the Merger and the Merger Agreement and other matters related thereto with members of Ensec's counsel; and, (viii) performed such other analyses and examinations as Emerson deemed appropriate.

                  Emerson compared the value of the consideration to be received by the shareholders of Ensec in the Merger with SenTech to certain financial and stock market information of two publicly-traded companies engaged in the electronic article surveillance systems business that Emerson believed were comparable in certain respects to SenTech. The comparable companies were chosen as companies that, based on publicly available data, possess general business and operating characteristics and, though on a larger scale, financial characteristics representative of companies in the industry. In Emerson's fairness opinion analysis, the last twelve months revenues would be quantified and qualified in terms relative to the comparable companies.

                  Emerson did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts provided to Emerson by management of both Ensec and SenTech, Emerson assumed that the forecasts, including the assumptions regarding synergies, have been reasonably prepared on bases reflecting the best available estimates and judgments of the management of Ensec at the time of preparation as to the future financial performance of Global and that they provide a reasonable basis upon which Emerson can form its opinion. Emerson also assumed that no material changes have occurred in Ensec's or SenTech's assets, financial conditions, results of operations, business or prospects since the respective dates of their last financial statements made available to Emerson.

                  The full text of Emerson's written opinion is attached as Appendix II to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Global shareholders should read Emerson's opinion in its entirety for assumptions made, procedures followed and other matters considered.

                  As compensation for its services in connection with this opinion, Ensec has agreed to pay Emerson a fee of $25,000 for rendering its opinion. This fee, which was determined by Ensec and Emerson, includes (i) a $10,000 retainer which was paid upon signing of the engagement letter between Ensec and Emerson, and which is to be credited against the remainder of the fee. In addition, Ensec has agreed to indemnify Emerson and certain related persons for certain liabilities that may arise out of its engagement by Ensec and the rendering of its services.

Fairness Opinion of SenTech Financial Advisor

                  The SenTech Board has engaged Willamette Management Associates ("Willamette"), a professional financial advisory services firm, to render their opinion regarding the fairness, from a financial point of view, of the Transaction to the SenTech shareholders. Its opinion is solely for the information and assistance of the SenTech Board in connection with its consideration of the Merger. Its opinion does not constitute a recommendation as to how any holder of SenTech Common Stock should vote with respect to such Transaction.

                  In the course of their due diligence, Willamette reviewed and analyzed: (i) Merger Agreement dated October 28, 1998; (ii) SenTech's audited financial statements for the fiscal years ended December 31, 1993 through 1997 and audited financial statements for the nine month periods ended September 30,1 997 and September 30, 1998; (iii) Ensec's audited financial statements for the fiscal years ended December 31, 1994 through 1997 and audited financial statements for the six month periods ended June 30, 1997 and June 30, 1998; (iv) SenTech's Annual Report for the fiscal years ended December 31, 1995 through 1997; (v) SenTech's U.S. Corporation Income Tax Return for the year ended December 31, 1997; (vi) the Letter of Intent for the proposed public offering, signed by both Ensec and SenTech; (vii) Ensec's Prospectus, dated September 25, 1996; (viii) SenTech's 1998 and 1999 forecasted balance sheets, statement of operations, and cash flows; (ix) Global's business plan of the merger between Ensec and SenTech; (x) list of current SenTech and Ensec common stock shareholders, preferred stockholders, and warrant and/or option holders; (xi) reported prices and trading activity of Ensec common stock; (xii) certain publicly available information and financial data on publicly traded companies similar to SenTech; and (xiii) conducted additional studies, analyses, and investigations, as were deemed appropriate.

                  In the course of their analysis, Willamette considered two valuation approaches to estimating the fairness of the transaction to holders of SenTech Common Stock: the market approach and the income approach, specifically the guideline publicly traded company method under the market approach and the direct capitalization method under the income approach.

                  The guideline publicly traded company method is a market-based approach that estimates the value of the company, in this case SenTech, by comparison to similar companies. A group of similar publicly traded "guideline" companies will be selected and analyzed and market multiples will be calculated and applied to the financial fundamentals of the company. Financial fundamentals can include various measures of operating revenue, income, underlying asset values, or unit volume of production. This method yields a marketable minority interest conclusion because the value is determined with the reference to the publicly marketable minority interests of companies which have registered securities that are traded daily.

                  In the income approach, specifically the direct capitalization method, Willamette relied on projections provided by SenTech management to estimate the appropriate measure of economic income for one period (i.e., one period future to the valuation date) and divide that measure by an appropriate investment rate of return. The appropriate investment rate of return is called the capitalization rate. The measure of economic income is capitalized by a rate commensurate with the risk of investment and consistent with the measurement of economic income.

                  Willamette has assumed and relied upon the accuracy and completeness of the financial and other information used by them in arriving at their opinion without independent verification and have further relied upon the assurances of management that they are not aware of any facts that would make such information inaccurate or misleading. The fairness opinion is necessarily based upon market, economic, and other conditions as they exist on, and can be evaluated as of the date of this letter.

                  The full text of Willamette's written opinion is attached as Appendix III to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. SenTech shareholders should read Willamette's opinion in its entirety for assumptions made, procedures followed and other matters considered.

                  As compensation for its services in connection with the Transaction, SenTech has agreed to pay Williamette a fee of $30,000 for rendering its opinion. This fee, which was determined by SenTech and Willamette, includes (i) a $15,000 retainer which was payable upon signing of the engagement letter between SenTech and Willamette, and which is to be credited against the remainder of the fee. In addition, Ensec has agreed to indemnify Willamette and certain related persons for certain liabilities that may arise out of its engagement by Ensec and the rendering of its services.

Interests of Certain Persons in the Transaction

                  In considering the respective recommendations of the Ensec Board and the SenTech Board with respect to the Transaction, the holders of Ensec Common Stock and the holders of SenTech Common Stock should be aware that certain members of the management of Ensec and SenTech have interests in the Transaction that are different from, or in addition to, the interests of the holders of Ensec Common Stock and the holders of SenTech Common Stock generally.

Employment Agreement

                  Pursuant to the terms of the Merger Agreement, upon execution thereof, Global entered into an employment agreement with Charles Finkel, which becomes effective upon consummation of the Transaction ("Employment Agreement"). The following is a summary of the principal terms of the Employment Agreement.

                  The Employment Agreement is for an initial term of three years, subject to the right of either party to terminate such agreement upon 30 days' advance written notice at any time.

                  Pursuant to their Employment Agreement, Mr. Finkel has agreed to serve as Chief Executive

Officer of Global. Mr. Finkel will receive an annual base salary of $150,000, respectively, subject to increase upon review annually by the Board of Directors of Global.

                  The Employment Agreement provides that, at the discretion of the Global Board, Mr. Finkel may be paid bonus compensation and/or may be allowed to participate in a management incentive bonus plan should one be adopted by Global. The Employment Agreement also provides for certain insurance benefits and provides that Mr. Finkel is eligible to participate in all retirement and other benefit plans generally available to employees of Global and any equity or other employee benefit plan of Global that is generally available to senior executive officers of such company. In addition, the Employment Agreement provides for certain payments and benefits in the event Mr. Finkel is terminated without cause or due to death or permanent disability.

                  The Employment Agreement generally provides that Mr. Finkel will keep confidential certain non-public information regarding Global and further provides that, during the period specified therein (generally during the term of employment and for two years thereafter), the employee will not, subject to certain exceptions, own, manage, control, or participate in the ownership, management or control of, or be employed by or otherwise associated with, or receive compensation from or otherwise engage in, any business in which Global is engaged during such restricted period, including the provision of local and long distance SenTech services. The restricted territory under each Employment Agreement is generally the entire United States but in certain cases is limited to certain southern states. Each employee further agrees that during the restricted period he will not (i) solicit or engage the business of any clients of Global or its affiliates or (ii) solicit any employee of Global or its affiliates to terminate any relationship that person may have with Global or its affiliates or engage, employ or compensate any employee of Global or its affiliates.

Accounting Treatment

                  Ensec and SenTech expect that the Mergers will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the consideration paid by Ensec to the assets and liabilities of SenTech. The unaudited pro forma consolidated condensed financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase accounting method to account for the acquisition of SenTech. See "Unaudited Pro Forma Consolidated Condensed Financial Statements."

Certain United States Federal Income Tax Consequences of the Mergers

                  In connection with the preparation of this Joint Proxy Statement/Prospectus, Atlas, Perlman, Trop and Borkson, P.A. ("Atlas Pearlman") has delivered to Ensec an opinion, and Gersten, Savage & Kaplowitz, LLP ("Gersten Savage") has delivered to SenTech an opinion, regarding the material federal income tax consequences of the Transaction. Copies of these opinions are filed as exhibits to the Registration Statement. The following discussion is a summary of the opinion of Atlas Pearlman as to the material United States federal income tax consequences of the Ensec Merger and a summary of the opinion of Gersten Savage as to the material United States federal income tax consequences of the SenTech Merger. The following discussion is based on the Internal Revenue Code of 1986 as amended (the "Code"), the final, proposed and temporary Treasury regulations promulgated thereunder, administrative rulings and interpretations, and judicial decisions, in each case as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect. The discussion set forth below does not address all aspects of federal income taxation that may be relevant to a shareholder in light of such shareholder's particular circumstances or to shareholders subject to special rules under the federal income tax laws, such as non-United States persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or shareholders who acquired their Ensec or SenTech shares pursuant to the exercise of employee stock options or otherwise as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that holders of Ensec Common Stock and holders of SenTech Common Stock hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Code.

                  None of Ensec, SenTech or Global intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the Transaction. It is a condition to the obligation of Ensec to consummate the Transaction that Ensec shall have received an updated opinion from Atlas Perlman as of the Closing Date that no gain or loss will be recognized by Global, Ensec or E-Sub as a result of the Merger of E-Sub with and into Ensec in the Ensec Merger and that no gain or loss will be recognized by holders of Ensec Common Stock as a result of the Ensec Merger. It is a condition to the obligation of SenTech to consummate the Transaction that SenTech shall have received an updated opinion from Gersten Savage as of the Closing Date that no gain or loss will be recognized by Global, SenTech or S-Sub as a result of the Merger of S-Sub with and into SenTech in the SenTech Merger and that no gain or loss will be recognized by holders of SenTech Common Stock as a result of the SenTech Merger. The updated tax opinions from Atlas Pearlman and Gersten Savage as of the Closing Date will update the tax opinions filed with the Registration Statement. Receipt of such updated tax opinions are waivable conditions of the Merger Agreement although such waivers are not anticipated to be granted. The opinions of Atlas Pearlman and Gersten Savage referred to in this section will be based on facts existing at the date hereof and at the Closing Date. In rendering the opinions of counsel referred to in this section, Atlas Pearlman and Gersten Savage assume the absence of changes in existing facts and will rely on representations and covenants made by Global, Ensec, SenTech and others.

                  Tax Implications to Ensec Shareholders, Global, Ensec and E-Sub. The opinion of Atlas Pearlman states that the material federal income tax consequences of the Transaction to holders of Ensec Common Stock, Global, Ensec, and E-Sub are as follows: (i) no gain or loss will be recognized for federal income tax purposes by holders of Ensec Common Stock as a result of the Ensec Merger, (ii) the aggregate tax basis of Global Common Stock received as a result of the Ensec Merger will be the same as the shareholder's aggregate tax basis in the Ensec Common Stock surrendered in the exchange, (iii) the holding period of the Global Common Stock held by former holders of Ensec Common Stock as a result of the exchange will include the period during which such shareholders held the Ensec Common Stock exchanged, and (iv) no gain or loss will be recognized for federal income tax purposes by Global, Ensec or E-Sub as a result of the formation of Global or E-Sub or as a result of the Ensec Merger.

                  Tax Implications to SenTech Shareholders, Global, SenTech, and S-Sub. The opinion of Gersten Savage states that the material federal income tax consequences of the Transaction to holders of SenTech Common Stock, Global, SenTech, and S-Sub are as follows: (i) no gain or loss will be recognized for federal income tax purposes by holders of SenTech Common Stock as a result of the SenTech Merger, (ii) the aggregate tax basis of Global Common Stock received as a result of the SenTech Merger will be the same as the shareholder's aggregate tax basis in the SenTech Common Stock surrendered in the exchange,
(iii) the holding period of the Global Common Stock held by former holders of SenTech Common Stock as a result of the exchange will include the period during which such shareholder held the SenTech Common Stock exchanged, and (iv) no gain or loss will be recognized for federal income tax purposes by Global, SenTech or S-Sub as a result of the formation of Global, or S-Sub or as a research of the Merger.

                  Shareholders should consult their own tax advisors as to the particular tax consequences to them of the transaction, including the applicability and effect of foreign, state, local and other tax laws and the effect of any proposed changes in the tax laws.

Regulatory Approvals

                  The Transaction is not subject to any state or federal regulatory approvals.

NASDAQ Listing

                  Global intends to apply for the listing of Global Common Stock and Warrants on the Nasdaq SmallCap Market and anticipates that its shares and warrants will trade on the Nasdaq, upon official notice of issuance, under the symbols "_______" and "________", respectively. It is not a condition to the Mergers that the shares of Global Common Stock issuable in the Mergers be approved for listing on the Nasdaq.

Delisting And Deregistration of Ensec Common Stock And SenTech Common Stock; Cessation of Periodic Reporting

                  If the Transaction is consummated, Ensec Common Stock and SenTech Common Stock will cease to be listed on the OTC Bulletin Board. In such event, each of Ensec and SenTech intends to apply to the Commission for the deregistration of such securities under the 1934 Act.

Federal Securities Laws Consequences

                  All shares of Global Common Stock received by holders of Ensec Common Stock and holders of SenTech Common Stock in the Mergers will be freely transferable, except that shares of Global Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Ensec and SenTech prior to the Transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Global) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Ensec, SenTech or Global generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. Each affiliate of Ensec and SenTech has agreed that such person will not offer or sell or otherwise dispose of any of the shares of Global Common Stock issued to such person in the Transaction in violation of the Securities Act or the rules and regulations promulgated thereunder.

Appraisal Rights - General

                  Section 607.1302 of the FBCA provides for appraisal rights in the case of a plan of merger or exchange or a sale of all or substantially all of the corporation's assets where shareholder approval is required. No appraisal rights are available for a plan of merger or plan of exchange if the shares of the corporation held by the shareholder are listed on a national securities exchange or on the Nasdaq National Market or are held of record by not less than 2,000 holders. Accordingly, holders of SenTech Common Stock will be entitled to appraisal rights in the SenTech Merger, and holders of Ensec Common Stock will be entitled to appraisal rights in the Ensec Merger.

                  Set forth below is a summary of the procedures relating to the exercise of the right to dissent as provided in the FBCA. The summary does not purport to be complete and is qualified in its entirety by reference to Sections 607.1301, 607.1302, and 607.1320 of the FBCA, copies of which are attached hereto as Appendix V. FAILURE TO COMPLY WITH ANY OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF A SHAREHOLDER'S RIGHT TO DISSENT.

Appraisal Rights - Ensec

                  Each Ensec shareholder has a right to dissent which can be exercised only by complying with the following procedures: (i) with respect to the proposal to approve the Merger Agreement that is being submitted to a vote of the Ensec shareholders at the Ensec Special Meeting, the shareholder must file with Ensec, prior to the Ensec Special Meeting, a written notice of his intent to demand payment for his shares if the Ensec Merger is effected and giving the shareholder's address to which notice thereof shall be delivered or mailed in the event that the Ensec Merger is effected; and (ii) if the Ensec Merger is effected and the shareholder shall not have voted in favor of the Merger Agreement, Global shall, within ten days after the Ensec Merger is effective, deliver or mail to the shareholder written notice that the Ensec Merger has been effected, and the shareholder may, within twenty days from the delivery or mailing of the notice, make written demand on Ensec for payment of the fair value of the shareholder's shares of Ensec Common Stock.

                  A shareholder who votes in favor of the Merger Agreement will be deemed to have waived the right to dissent. However, as described above, a vote against the Merger Agreement alone will not satisfy the requirements of the FBCA to give written demand notice of intent to payment.

                  The fair value of the Ensec Common Stock shall be the value thereof as of the day immediately preceding the Ensec Special Meeting, excluding any appreciation or depreciation in anticipation of the Ensec Merger. The demand shall state the number of shares of Ensec Common Stock owned by the shareholder. Any shareholder failing to make demand within the twenty-day period shall be bound by the Merger Agreement and the Ensec Merger. Simultaneous with filing the demand for payment, each holder of certificates formerly representing shares of Ensec Common Stock so demanding payment shall submit such certificates to Ensec for notation thereon that such demand has been made. The failure of a holder of such certificates to do so shall, at the option of Ensec, terminate such shareholder's rights to dissent, unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.

                  Any shareholder who has demanded payment for shares in accordance with the FBCA shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for such holder's shares of Ensec Common Stock in accordance with the FBCA. The respective shares of Ensec Common Stock for which payment has been properly demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of Ensec shareholders.

                  Within 10 days the expiration of the period in which Ensec shareholders may file their notices of election to dissent, or within 10 days after the Ensec Special Meeting, whichever is later, Ensec shall deliver or mail to the dissenting shareholder a written notice which contains an estimate by Ensec of the fair value of the shares of Ensec Common Stock, together with an offer to pay the amount of that estimate within 90 days after the date on which the Ensec Merger was effected or upon receipt of notice within 30 days after that date from the shareholder that the shareholder agrees to accept that amount, whichever is later.

                  If, within 30 days after the date on which Ensec Merger was affected, the value of the shares of Ensec Common Stock is agreed upon between the shareholder and Ensec, payment for the shares shall be made within 90 days after the date on which the Ensec Merger was effected and, in the case of shares represented by certificates, upon surrender of the share certificates duly endorsed.

                  If, within the period of 30 days after the date on which Ensec made the offer to the dissenting shareholder, the dissenting shareholder and Global do not so agree, then the shareholder or Global may, within 30 days after the expiration of such 60 day period, file a petition in any court of competent jurisdiction in Broward County, Florida asking for a finding and determination of the fair value of the shareholder's shares of Ensec Common Stock. Ensec and all Ensec shareholders so notified shall be bound by the final judgment of such court.

                  After the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of Section 607.1320 of the FBCA and have become entitled to the valuation of and payment for their shares and may appoint one or more appraisers to determine that value. The appraisers shall have such power and authority as is specified int he order of their appointment.

                  The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by Ensec. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in Ensec. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.

                  Any Ensec Common Stock held by a Ensec shareholder who ultimately receives payment for such Ensec Common Stock pursuant to Sections 607.1301, 607.1302 and 607.1320 of the FBCA will not be converted into Global Common Stock pursuant to the Merger Agreement, and the holder thereof will only be entitled to such rights as are granted by the FBCA.

                  Any shareholder who has demanded payment for shares of Ensec Common Stock in accordance with the FBCA may withdraw such demand at any time before payment for such holder's shares or before any petition has been filed pursuant to the FBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless Global shall consent thereto, after any such petition has been filed.

                  If after the Ensec Merger Effective Time a dissenter loses the right to receive payment pursuant to the FBCA, then upon the occurrence of such event, such holder's shares will automatically be converted into Global Common Stock effective as of the Ensec Merger Effective Time, without prejudice to any corporate proceedings which may have been taken during the interim period between the Ensec Merger Effective Time and the occurrence of such event, and such shareholder will be entitled to receive any dividends or other distributions made to Global shareholders during such interim period.

                  Exercise of the right to dissent under the FBCA, if such right is available, may result in a judicial determination that the "fair value" of a dissenting shareholder's shares of Ensec Common Stock is higher or lower than the value of the consideration to be received pursuant to the Merger Agreement.

                  In general, a dissenting shareholder receiving cash for Ensec shares pursuant to the exercise of appraisal rights will recognize gain or loss for federal income tax purposes upon receipt of the payment of the cash. See "--Certain United States Federal Income Tax Consequences of the Mergers."

Appraisal Rights - SenTech

                  Each SenTech shareholder has a right to dissent which can be exercised only by complying with the following procedures: (i) with respect to the proposal to approve the Merger Agreement that is being submitted to a vote of the SenTech shareholders at the SenTech Special Meeting, the shareholder must file with SenTech, prior to the SenTech Special Meeting, a written notice of his intent to demand payment for his shares if the SenTech Merger is effected and giving the shareholder's address to which notice thereof shall be delivered or mailed in the event that the SenTech Merger is effected; and (ii) if the SenTech Merger is effected and the shareholder shall not have voted in favor of the Merger Agreement, Global shall, within ten days after the SenTech Merger is effective, deliver or mail to the shareholder written notice that the SenTech Merger has been effected, and the shareholder may, within twenty days from the delivery or mailing of the notice, make written demand on SenTech for payment of the fair value of the shareholder's shares of SenTech Common Stock.

                  A shareholder who votes in favor of the Merger Agreement will be deemed to have waived the right to dissent. However, as described above, a vote against the Merger Agreement alone will not satisfy the requirements of the FBCA to give written demand notice of intent to payment.

                  The fair value of the SenTech Common Stock shall be the value thereof as of the day immediately preceding the SenTech Special Meeting, excluding any appreciation or depreciation in anticipation of the SenTech Merger. The demand shall state the number of shares of SenTech Common Stock owned by the shareholder. Any shareholder failing to make demand within the twenty-day period shall be bound by the Merger Agreement and the SenTech Merger. Simultaneous with filing the demand for payment, each holder of certificates formerly representing shares of SenTech Common Stock so demanding payment shall submit such certificates to SenTech for notation thereon that such demand has been made. The failure of a holder of such certificates to do so shall, at the option of SenTech, terminate such shareholder's rights to dissent, unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.

                  Any shareholder who has demanded payment for shares in accordance with the FBCA shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for such holder's shares of SenTech Common Stock in accordance with the FBCA. The respective shares of SenTech Common Stock for which payment has been properly demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of SenTech shareholders.

                  Within 10 days the expiration of the period in which SenTech shareholders may file their notices of election to dissent, or within 10 days after the SenTech Special Meeting, whichever is later, SenTech shall deliver or mail to the dissenting shareholder a written notice which contains an estimate by SenTech of the fair value of the shares of SenTech Common Stock, together with an offer to pay the amount of that estimate within 90 days after the date on which the SenTech Merger was effected or upon receipt of notice within 30 days after that date from the shareholder that the shareholder agrees to accept that amount, whichever is later.

                  If, within 30 days after the date on which SenTech Merger was affected, the value of the shares of SenTech Common Stock is agreed upon between the shareholder and SenTech, payment for the shares shall be made within 90 days after the date on which the SenTech Merger was effected and, in the case of shares represented by certificates, upon surrender of the share certificates duly endorsed.

                  If, within the period of 30 days after the date on which SenTech and the offer to the dissenting shareholder, the dissenting shareholder and Global do not so agree, then the shareholder or Global may, within 30 days after the expiration of such 60 day period, file a petition in any court of competent jurisdiction in Broward County, Florida asking for a finding and determination of the fair value of the shareholder's shares of SenTech Common Stock. SenTech and all SenTech shareholders so notified shall be bound by the final judgment of such court.

                  After the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of Section 607.1320 of the FBCA and have become entitled to the valuation of and payment for their shares and may appoint one or more appraisers to determine that value. The appraisers shall have such power and authority as is specified in the order of their appointment.

                  The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by SenTech. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in SenTech. The court shall allow the appraisers a reasonable fee as court costs, and all costs shall be allocated between the parties in the manner that the court determines to be fair and equitable.

                  Any SenTech Common Stock held by a SenTech shareholder who ultimately receives payment for such SenTech Common Stock pursuant to Sections 607.1301, 607.1302 and 607.1320 of the FBCA will not be converted into Global Common Stock pursuant to the Merger Agreement, and the holder thereof will only be entitled to such rights as are granted by the FBCA.

                  Any shareholder who has demanded payment for shares of SenTech Common Stock in accordance with the FBCA may withdraw such demand at any time before payment for such holder's shares or before any petition has been filed pursuant to the FBCA asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless Global shall consent thereto, after any such petition has been filed.

                  If after the SenTech Merger Effective Time a dissenter loses the right to receive payment pursuant to the FBCA, then upon the occurrence of such event, such holder's shares will automatically be converted into Global Common Stock effective as of the SenTech Merger Effective Time, without prejudice to any corporate proceedings which may have been taken during the interim period between the SenTech Merger Effective Time and the occurrence of such event, and such shareholder will be entitled to receive any dividends or other distributions made to Global shareholders during such interim period.

                  Exercise of the right to dissent under the FBCA, if such right is available, may result in a judicial determination that the "fair value" of a dissenting shareholder's shares of SenTech Common Stock is higher or lower than the value of the consideration to be received pursuant to the Merger Agreement.

                  In general, a dissenting shareholder receiving cash for SenTech shares pursuant to the exercise of appraisal rights will recognize gain or loss for federal income tax purposes upon receipt of the payment of the cash. See "--Certain United States Federal Income Tax Consequences of the Mergers."

                   DIRECTORS AND EXECUTIVE OFFICERS OF GLOBAL

Directors and Officers

                  It is expected that, following the consummation of the Transaction, the Board of Directors of Global will consist of Edward A. Mulhare, Charles N. Finkel, Theodore Olson Pemberton, Milan Resanovich and Thomas A. Nicolette.

                  It is expected that, following the consummation of the Transaction, the Global Board will establish a Compensation Committee ("Global Compensation Committee") a majority of the members of which will be "Non-Employee Directors" within the meaning of Rule 16b-3 of the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. The Global Compensation Committee will be responsible for establishing salaries, bonuses, and other compensation for Global's executive officers and for administering the Equity Incentive Plan (including granting options and other awards and setting the terms thereof pursuant to such plan) and Global's other executive compensation plans and programs. In the event that at any time any member of the Global Compensation Committee fails to qualify as a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act, the entire Global Board will also approve stock option grants and other awards.

                  It is expected that, following the consummation of the Transaction, the Global Board will establish an audit committee responsible for reviewing Global's annual audit and meeting with Sense's independent accountants to review Global's internal controls and financial management practices.

                  Directors who are employees of Global or its subsidiaries will not receive any compensation for service on the Global Board, but will be reimbursed by Global for expenses incurred in attending meetings of the Global Board or any committees thereof. In order to more closely align the interests of directors and shareholders, non-employee directors of Global shall be entitled to receive an aggregate of twenty thousand ($20,000) dollars per annum, in a combination of cash and stock in such proportion as is determined by the Board of Directors, for the services provided to the Company as a Director.

                  The directors and the senior management team of Global is expected to be comprised of the following individuals, upon consummation of the Transaction, many of whom are currently officers and/or directors of Ensec or
SenTech:

           NAME                   AGE            POSITION
           ----                   ---            --------

Edward A. Mulhare                 72        Chairman of the Board
Charles N. Finkel                 49        President, CEO and Director
Thomas Nicolette                  49        Chief Financial Officer and Director
Milan Resanovich                  68        Director
Theodore Olson Pemberton          48        Director


                  Edward A. Mulhare. Mr. Mulhare has served as Chairman of the Board of the Company since its inception. Mr. Mulhare has served as the Chairman of the Board of SenTech since May 1994. From 1982 to 1992, he served as the Chairman of the Board and Chief Executive Officer of Merrill Lynch Interfunding, Inc., a wholly-owned subsidiary of Merrill Lynch, engaged in the management of a $1.6 billion leverage acquisition portfolio. From 1980 to 1982, he served as Executive Vice President of Republic

National Bank of New York. For the prior twelve years, he was a Vice President of Prudential Insurance Company of America where he managed a $4 billion portfolio of long term commercial loans and was Prudential's specialist for rebuilding troubled companies. Mr. Mulhare currently serves as a director of Advance Publishers, L.C., Akers Laboratories, Inc., and Realtec, Inc. Over the past ten years, Mr. Mulhare has served as a director of fifteen companies including Aldila Inc., Truck Components, Inc., PanAmerica Diamond Co., McGraw Industries, Inc. and American Silver Co. Mr. Mulhare received a B.S. in Accounting from Boston University (1950) and an M.B.A. from Farleigh Dikenson
(1978).

                  Charles N. Finkel. Mr. Finkel has served as President, Chief Executive Officer and Director of the Company since its inception. Mr. Finkel founded Ensec, S.A. in 1983 and has been Chairman of the Board, Chief Executive Officer, President and a director of Ensec since its inception in April 1996. Mr. Finkel has 18 years of experience in the security industry commencing with Engesa, S.A., an armaments company based in Sao Paulo, Brazil, where Mr. Finkel was director of export sales. In 1983, Mr. Finkel left Engesa to found Ensec. S.A. Mr. Finkel received a degree in civil engineering from Armando Alvares Peteado, Brazil, and a Masters degree in Marketing from Getulio Vargas, Brazil.

                  Thomas A. Nicolette. Mr. Nicolette has served as Chief Financial Officer and Director of the Company since its inception. Mr. Nicolette has been President, Chief Executive Officer and a director of Sentry Technology Corporation since January 1997 and of Knogo North America Inc. since its inception in August 1994. Prior thereto, Mr. Nicolette served in various capacities at Knogo Corporation where he was Chief Executive Officer from May 1994 to December 1994; President and Chief Operating Officer from 1990 to May 1994; President of the North America Division from 1989 to 1990; Vice President from 1986 to 1990; and a Director from 1987 to December 1994. Mr. Nicolette is Vice Chairman of the Board of Trustees of WLIW, the Long Island-based affiliate of the Public Broadcasting System. Mr. Nicolette received a B.S. from Michigan State University in 1972.

                  Theodore Olson Pemberton. Mr. Pemberton has served as a Director of the Company since April 1999. Mr. Pemberton joined Ensec in July 1998, as Chief Financial Officer of Ensec International and also holding the position of Finance Administration Director of Ensec S.A. Prior to joining the Company, Mr. Pemberton was a Business Consultant from February 1997 through July 1998, with JAS Airfreight, an international freight forwarder, where he was responsible for the reorganization of the administration and financial departments in Brazil and Mercosul countries. He was also a Business Development Advisor for Seaco Development International S/A, of Luxembourg - Latin American Division, a group of international investors interested in real estate, hotels, and theme parks. From September 1993 through February 1997, Mr. Pemberton was the CFO for Willett Ltda, a multi-national manufacturer of industrial printers and labelers. Mr. Pemberton is a graduate of FEAO, Sao Paulo, Brazil majoring in Economics and is a registered economist in the Brazilian Association of Professional Economists.

                  Milan Resanovich. Mr. Resanovich has served as a Director of the Company since its inception. Mr. Resanovich has served as a Director of SenTech since October of 1994 and has been a financial consultant since 1992. From 1986 to 1992, he served as a Senior Vice President, and then President at Merrill Lynch Interfunding, Inc. At Merrill Lynch Interfunding, Inc. he aided in the management of a leveraged-buyout investment fund. Prior to such time, Mr. Resanovich served as a Vice President at Prudential Insurance Company of America where he was employed in investment management from 1956 to 1986. Mr. Resanovich serves as a director of Advance Publishers, L.C., SPD Technologies, Inc. and Lancaster Composites Inc. and has served as a director of more than ten companies, including IMCO Recycling, a company traded on the New York Stock Exchange from 1986 through 1995. Mr. Resanovich received a B.A. from Gettysburg College (1952) and an M.B.A. from the University of Pennsylvania (1956).

Executive Compensation

                  For information regarding compensation paid to executive officers of Ensec and SenTech in 1998, including the individuals named above, see "Information Regarding Ensec --Executive Compensation" and "Information Regarding SenTech --Executive Compensation," respectively. The Global Board will rely on the Global Compensation Committee, a majority of which will be composed of Non-Employee Directors, to recommend the form and amount of compensation to be paid to executive officers of Global who do not have an employment agreement with Global. For information regarding the employment agreement with Charles N. Finkel, Global's Chief Executive Officer. See "The Transaction--Employment Agreement."

Ownership of Global

                  It is anticipated that, after giving effect to the Transaction, approximately 2,198,122 shares of Global Common Stock will be issued and outstanding, approximately 176,878 additional shares will be reserved for issuance upon the exercise of options and warrants to acquire Ensec Common Stock and SenTech Common Stock assumed by Global.

                  The following table sets forth information, concerning the beneficial ownership of Global Common Stock as of April 30, 1999 after giving effect to the Mergers, by (i) each person or group of persons known to Ensec and SenTech expected to beneficially own more than five percent (5%) of the outstanding shares of Global Common Stock, (ii) each person who is (or, upon consummation of the Mergers, will be) an executive officer, director or director nominee of Global and (iii) all such executive officers and directors of Global as a group. The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, which means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. Shares of Global Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire such shares within 60 days after April 30, 1999 are treated as outstanding only when determining the amount and percentage of Global Common Stock owned by such individual or group. All information with respect to the beneficial ownership of any principal shareholder was furnished by such principal shareholder and Global believes that, except as otherwise noted or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares shown.

                                                       Number       Percentage
                                                       ------       ----------

Charles N. Finkel                                      811,240         36.9%
Edward A. Mulhare                                      141,913          6.5%
Theodore Olson Pemberton                                   -0-           -0-
Milan Resanovich                                        20,351          9.2%
Thomas A. Nicolette                                     16,641          7.6%
All Officers and Directors as a Group (5 persons)      990,145         45.0%


---------------
*        Less than 1% of the outstanding shares of the class.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

                  Ensec consummated the initial public offering of its common stock in September 1996. From September 25, 1996 through May 12, 1998, Ensec's Common Stock traded on the Nasdaq SmallCap Market under the symbol "ENSC". Since May 12, 1998, the Ensec Common Stock has been listed on the OTCBB under the symbol "ENSC." There is currently no public market for the Global Common Stock.

                  The following table sets forth the high and low per share and per warrant closing prices for Ensec's securities traded on the Nasdaq SmallCap Market through May 12, 1998 and on the OTCBB since May 12, 1998 for each quarter in which such securities were traded since January 1, 1997.

                                   Closing Price

                                        High               Low

      1997
              First Quarter             6.24              4.56
              Second Quarter            5.16              1.60
              Third Quarter             2.24              0.26
              Fourth Quarter            1.40              0.18
      1998
              First Quarter             1.10              0.20
              Second Quarter            0.50              0.08
              Third Quarter             0.12              0.02
              Fourth Quarter            0.20              0.02
      1999
              First Quarter             0.28              0.20

                  These quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

                  As of April 30, 1999, Ensec's Common Stock was held of record by approximately 84 persons.

                  During the calendar quarters indicated above, no dividends or distributions were declared or made by Ensec, SenTech or Global.

                  On October 28, 1998, the last full trading day prior to the public announcement of the proposed Transaction, the closing price of Ensec Common Stock on the OTCBB was $.125 per share. On June __, 1999, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the closing price of Ensec Common Stock on the OTCBB was $___ per share. Holders of Ensec Common Stock and SenTech Common Stock are urged to obtain current market quotations prior to making any decision with respect to the Mergers. See "Summary--Comparative Per Share Information."

                        COMPARATIVE PER SHARE INFORMATION

                  The following table sets forth, for the periods indicated, selected unaudited consolidated pro forma per share amounts for Global Common Stock, and the corresponding historical per share data for Ensec Common Stock and SenTech Common Stock. Income (loss) per share data is computed using diluted share information. The information presented is based upon, and is qualified in its entirety by, the Consolidated Financial Statements and the related notes thereto of Ensec and SenTech starting on page F-1. These data are not necessarily indicative of the results of the future operations of Global or the actual results that would have occurred if the Transaction had been consummated prior to the periods indicated. See "Unaudited Pro Forma Consolidated Condensed Financial Statements."

                                                              Income (loss)   Cash
                                                                per share     Dividends*
                                                              --------------  ----------
The Three Months Ended March 31, 1999
       Global Pro Forma Consolidated........................  (0.09)            ---
       Ensec Historical.....................................  (0.03)            ---
       SenTec Historical....................................  (0.03)            ---
The Year Ended December 31, 1998
       Global Pro Forma Consolidated........................  (0.05)            ---
       Ensec Historical.....................................  (0.04)            ---
       SenTech Historical...................................   0.01             ---

* None of the companies listed above have paid dividends on their common stock in the past and do not intend to declare any dividends on their common stock in the foreseeable future.

       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                  The following unaudited pro forma consolidated condensed financial statements give effect of the Transaction under the purchase method of accounting. The unaudited pro forma consolidated condensed financial statements are based upon the respective historical financial statements of Ensec and SenTech and should be read in conjunction with such historical financial statements and the notes thereto, which are included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited proforma consolidated condensed balance sheet as of March 31, 1999 combines Ensec's March 31, 1999 balance sheet with SenTech's March 31, 1999 balance sheet. The unaudited proforma consolidated condensed statements of operations for the three months ended March 31, 1999 combine Ensec's statements of operations for the three months ended March 31, 1999 with the SenTech statements of operations for the three months ended March 31, 1999. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1998 combines Ensec's statement of operations for the year ended December 31, 1998 with the SenTech statement of operations for the year ended December 31, 1998.

                  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been consummated as presented in the accompanying unaudited pro forma combined financial information, nor is it necessarily indicative of future operating results or financial position.

                       GLOBAL SECURITY TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS AS OF MARCH 31,
    1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND THE YEAR ENDED
                              DECEMBER 31, 1998

               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

           Pro-Forma Condensed Consolidated Balance Sheet (Unaudited)


                                                                                        March 31, 1999
                                                         ---------------------------------------------------------------------------

                                                             SenTech EAS                 Ensec
                                                             Corporation          International, Inc.
ASSETS                                                      and Subsidiary          and Subsidiaries              Pro-Forma
                                                            (As Reported)            (As Reported)                Adjustments
                                                         ---------------------    ---------------------    -------------------------

Current assets
   Cash and cash equivalents                             $            240,787     $             10,193         $            -
   Accounts receivable, net of allowance for
    doubtful accounts                                                 149,266                  518,659
   Inventories                                                        467,436                  348,898
   Other current assets                                                65,639                  121,754
                                                         ---------------------    ---------------------
          Total current assets                                        923,128                  999,504

Property, plant, and equipment, net                                    29,716                1,630,636

Investment in subsidiary                                                    -                        -               41,642 (a)

Other assets                                                          160,857                1,055,098
                                                         ---------------------    ---------------------
Total assets
                                                         $          1,113,701     $          3,685,238
                                                         =====================    =====================


                                                                                 Global Security
                                                                               Technologies, Inc.
                                                                                and Subsidiaries
ASSETS                                                      Pro-Forma               Pro-Forma
                                                           Adjustements           Consolidated
                                                         -----------------    ----------------------

Current assets
   Cash and cash equivalents                              $            -      $             250,980
   Accounts receivable, net of allowance for
    doubtful accounts                                                                       667,925
   Inventories                                                                              816,334
   Other current assets                                      (31,000) (c)                   156,393
                                                                              ----------------------
          Total current assets                                                            1,891,632

Property, plant, and equipment, net                          (29,716) (c)                 1,630,636

Investment in subsidiary                                     (41,642) (c)

Other assets                                                (152,365) (c)                 1,063,590
                                                                              ----------------------
Total assets
                                                                              $           4,585,858
                                                                              ======================


See accompanying notes to pro-forma condensed consolidated financial statements (unaudited).

               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                                     March 31, 1999
                                                         ---------------------------------------------------------------------------

                                                             SenTech EAS                 Ensec
                                                             Corporation          International, Inc.
                                                            and Subsidiary          and Subsidiaries               Pro-Forma
                                                            (As Reported)            (As Reported)                Adjustments
                                                         ---------------------    ---------------------    -------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Short-term loans                                      $                  -     $            183,623
   Accounts payable                                                   137,905                1,281,000
   Accrued liabilities                                                 47,692                  678,289
   Current maturities of long-term debt                                     -                  667,371
                                                         ---------------------    ---------------------

              Total current liabilities                               185,597                2,810,283
                                                         ---------------------    ---------------------

Long-term debt less current maturities                                203,000                1,266,186
                                                         ---------------------    ---------------------
Negative goodwill                                                           -                        -
                                                         ---------------------    ---------------------

Shareholders' equity/(deficiency)
   Common stock                                                           403                   60,163             (58,852) (b)
                                                                                                                      (403) (c)

   Additional capital                                               2,463,182               13,896,108          (2,463,182) (c)

   Accumulated  deficit                                            (1,738,481)             (15,042,509)
   Accumulated other comprehensive income                                  -                   695,007
                                                         ---------------------    ---------------------

               Total shareholders' equity/(deficiency)                725,104                 (391,231)
                                                         ---------------------    ---------------------

Total liabilities and shareholders' equity/(deficiency)  $          1,113,701     $          3,685,238
                                                         =====================    =====================


                                                                                                          Global Security
                                                                                                        Technologies, Inc.
                                                                                                         and Subsidiaries
                                                                         Pro-Forma                           Pro-Forma
                                                                        Adjustments                        Consolidated
                                                         ------------------------------------------    ----------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
   Short-term loans                                                                                    $             183,623
   Accounts payable                                                                                                1,418,905
   Accrued liabilities                                                                                               725,981
   Current maturities of long-term debt                                                                              667,371
                                                                                                       ---------------------

              Total current liabilities                                                                            2,995,880
                                                                                                       ---------------------

Long-term debt less current maturities                                                                             1,469,186
                                                                                                       ---------------------
Negative goodwill                                                  470,381 (c)                                       470,381
                                                                                                       ---------------------

Shareholders' equity/(deficiency)
   Common stock                                                        833 (a)                                         2,144


   Additional capital                                               40,809 (a)                                    13,995,769
                                                                    58,852 (b)
   Accumulated  deficit                                          1,738,481 (c)                                   (15,042,509)
   Accumulated other comprehensive income                                                                            695,007
                                                                                                       ---------------------
               Total shareholders' equity/(deficiency)                                                              (349,589)
                                                                                                       ---------------------

Total liabilities and shareholders' equity/(deficiency)                                                $           4,585,858
                                                                                                       =====================


See accompanying notes to pro-forma condensed consolidated financial statements (unaudited).

               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

      Pro-Forma Condensed Consolidated Statement of Operations (Unaudited)

                                                                            Three months ended March 31, 1999
                                                         ---------------------------------------------------------------------------
                                                             SenTech EAS                 Ensec
                                                             Corporation          International, Inc.
                                                            and Subsidiary          and Subsidiaries             Pro-Forma
                                                            (As Reported)            (As Reported)               Adjustments
                                                         ---------------------    ---------------------    -------------------------
Revenues                                                 $           288,692      $           580,591      $              -        $

Cost of revenues                                                    (180,198)                (355,581)
                                                         ---------------------    ---------------------

Gross profit                                                         108,494                  225,010

Selling, general, and administrative expenses                       (158,076)                (545,581)

                                                         ---------------------    ---------------------

Operating loss                                                       (49,582)                (320,571)

Other income/(expenses)
   Commission income                                                       -                        -
   Interest income                                                         -                    8,109
   Interest expense                                                   (1,046)                (128,123)
   Tax recovery                                                            -                        -
   Other                                                                   -                   280,337
                                                         ---------------------    ---------------------
Net loss                                                 $           (50,628)     $           (160,248)
                                                         =====================    =====================
Loss per common share-basic                              $             (0.03)     $              (0.03)
                                                         =====================    =====================
Weighted average number of common shares                 $         1,677,219      $          6,016,250
                                                         =====================    =====================


                                                                  Global Security
                                                                 Technologies, Inc.
                                                                 and Subsidiaries
                                                                    Pro-Forma
                                                                  Consolidated
                                                              ----------------------
Revenues                                                      $            869,283

Cost of revenues                                                          (535,066)
                                                              ----------------------

Gross profit                                                               334,217

Selling, general, and administrative expenses                             (676,404)

                                                              ----------------------

Operating loss                                                            (342,187)

Other income/(expenses)
   Commission income                                                             -
   Interest income                                                           8,109
   Interest expense                                                       (129,169)
   Tax recovery                                                                  -
   Other                                                                   280,337
                                                              ---------------------
Net loss                                                      $           (182,910)
                                                              =====================

Loss per common share-basic                                   $              (0.09)
                                                              =====================
Weighted average number of common shares                      $          2,144,462
                                                              =====================

See accompanying notes to pro-forma condensed consolidated financial statements
(unaudited).


                                      39


               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

      Pro-Forma Condensed Consolidated Statement of Operations (Unaudited)

                                                                                 Year ended December 31, 1998
                                                         ---------------------------------------------------------------------------
                                                             SenTech EAS                 Ensec
                                                             Corporation          International, Inc.
                                                            and Subsidiary          and Subsidiaries                 Pro-Forma
                                                            (As Reported)            (As Reported)                  Adjustments
                                                         ---------------------    ---------------------    -------------------------

Revenues                                                 $          2,049,856     $          5,446,879

Cost of revenues                                                   (1,227,780)              (3,357,968)                   2,922 (d)
                                                         ---------------------    ---------------------

Gross profit                                                          822,076                2,088,911

Selling, general, and administrative expenses                        (810,967)              (3,255,997)                  20,736 (d)
                                                                                                                         94,076 (e)
                                                         ---------------------    ---------------------

Operating income/(loss)                                                11,109               (1,167,086)

Other income/(expenses)

   Commission income                                                        -                1,357,685
   Interest income                                                      7,676                   25,547
   Interest expense                                                    (4,458)                (905,238)
   Tax recovery                                                            -                   191,390
   Other                                                                   -                   249,323
                                                         ---------------------    ---------------------
Net income/(loss)                                        $             14,327     $           (248,379)
                                                         =====================    =====================
Earnings/loss per common share-basic                     $               0.01     $              (0.04)
                                                         =====================    =====================
Weighted average number of common shares                            1,661,810                6,007,373
                                                         =====================    =====================



                                                                 Global Security
                                                                Technologies, Inc.
                                                                and Subsidiaries
                                                                    Pro-Forma
                                                                  Consolidated
                                                              ----------------------

Revenues                                                       $          7,496,735

Cost of revenues                                                         (4,582,826)
                                                              ----------------------

Gross profit                                                              2,913,909

Selling, general, and administrative expenses                            (3,952,152)

                                                              ----------------------

Operating income/(loss)                                                  (1,038,243)

Other income/(expenses)

   Commission income                                                      1,357,685
   Interest income                                                           33,223
   Interest expense                                                        (909,696)
   Tax recovery                                                             191,390
   Other                                                                    249,323
                                                              ----------------------

Net income/(loss)                                             $            (116,318)
                                                              ======================

Earnings/loss per common share-basic                          $               (0.05)
                                                              ======================

Weighted average number of common shares                                  2,134,876
                                                              ======================





See accompanying notes to pro-forma condensed consolidated financial statements (unaudited).

               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

   Notes to Pro-Forma Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

         Prior to the transaction, SenTech EAS Corporation and Subsidiary ("SenTech"), and Ensec International, Inc. and Subsidiaries ("Ensec") were unrelated companies which did not transact any common business during the ordinary course of operations. To effectuate the acquisition, each share of SenTech's and Ensec's common stock outstanding immediately prior to the effective date of the acquisition will be converted into the right to receive one share of common stock of Global Security Technologies, Inc. ("Global") at the conversion rate of 0.4965541 and 0.2180149, respectively, resulting in Ensec being the accounting acquirer. The acquisition of SenTech will be accounted for under the purchase method of accounting; the total purchase price was allocated to the tangible and intangible assets and liabilities of SenTech based upon their respective fair values on March 31, 1999 and December 31, 1998 determined by various evaluations of fair value. Therefore, the allocations reflected in the pro-forma condensed consolidated financial statements may differ from the amounts ultimately determined. Differences between the amounts included herein and the final allocations are not expected to have a material effect on the pro-forma condensed consolidated financial statements.

NOTE 2 - PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS
         (UNAUDITED)

         The five day average closing market price of $0.05 for the common stock of Ensec surrounding October 28, 1998, the date of the Agreement and Plan of Merger, was used to value the acquisition. The $470,381 of negative goodwill at March 31, 1999 represents the excess of the fair market value of SenTech's net assets over the fair market value of Global's common stock to be issued to effectuate the acquisition after reducing to zero SenTech's net property and equipment and long-term assets. The fair market value of Ensec's common stock was used in lieu of the fair market value of Global's or SenTech's common stock since the fair market value of Ensec's common stock was more clearly evident.

         The following table summarizes the allocation of the purchase price to the individual categories of assets and liabilities of SenTech:

                                                           FAIR MARKET VALUE
                                                     ---------------------------
                                                            March 31, 1999
                                                     ---------------------------

                                Assets                         $ 900,620
                                Liabilities                     (388,597)
                                                     ---------------------------
                                                               $ 512,023
                                                     ===========================

               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

         Notes to Pro-Forma Condensed Consolidated Financial Statements
                            (Unaudited) (Continued)

NOTE 2 - PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS (UNAUDITED) (CONTINUED)

         Adjustments to the pro-forma condensed consolidated balance sheet (unaudited) were made:

         (a) To give effect to the issuance of 832,830 shares of Global common stock to acquire SenTech at March 31, 1999 as follows:

                    Outstanding common stock of SenTech at March 31, 1999                                  1,677,219
                    Conversion factor for conversion to Global common stock                                0.4965541
                                                                                                      ---------------
                    Global common stock shares to be issued to acquire SenTech                               832,830
                    Five day average closing market price of Ensec's
                    common stock surrounding October 28, 1998                                            $      0.05
                                                                                                      ---------------
                    Global's investment in SenTech                                                       $    41,642
                                                                                                      ===============
         (b)      To allocate Ensec's par value of common stock to additional capital giving effect to the change in par value of common stock from $0.01 to $0.001 as follows:
                    Outstanding common stock of Ensec at March 31, 1999                                    6,016,250
                    Conversion factor for conversion to Global common stock                                0.2180149
                                                                                                      ---------------
                    Global common stock shares issued to convert Ensec common
                       stock shares                                                                        1,311,633
                    Global common stock par value                                                        $     0.001
                                                                                                      ---------------
                    Global common  stock par value related to conversion of
                       Ensec's common stock shares                                                       $     1,311
                    Ensec's common stock par value at March 31, 1999                                         (60,163)
                                                                                                      ---------------
                    Allocation of Ensec's par value of common stock to additional
                       capital                                                                           $   (58,852)
                                                                                                      ===============

         (c) To eliminate investment in subsidiary against net assets acquired resulting in negative goodwill after reduction of SenTech's net property and equipment and long-term assets.


               GLOBAL SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

         Notes to Pro-Forma Condensed Consolidated Financial Statements
                            (Unaudited) (Continued)

NOTE 3 - PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS (UNAUDITED)

         Adjustments to the pro-forma condensed consolidated statement of operations (unaudited) were made:

         (d) To reverse year to date depreciation and amortization related to the net property and equipment and long-term assets which were reduced to zero in determining the fair market value of SenTech's net assets.

         (e) To record the period to date amortization of negative goodwill representing the excess of the fair market value of SenTech's net assets over the fair market value of Global's common stock to be issued to effectuate the acquisition of SenTech. The negative goodwill is amortized using the straight line method over five years.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF ENSEC

         The following discussion and analysis should be read in conjunction with the selected historical financial data, financial statements and notes thereto and the other historical financial information of Ensec contained elsewhere in this Joint Proxy Statement/Prospectus. Amounts presented herein have generally been rounded to the nearest hundred thousand dollars and the related dollar and percentage fluctuations are calculated based on such rounding.

Overview

                  Ensec, until recently, through its operating companies Ensec Inc., a U.S. subsidiary incorporated in Florida, and Ensec Engenharia e Sistemas de Seguranca, S.A. (Ensec, S.A.), a Brazilian subsidiary, designs, develops, assembles, sells, installs and services security systems for large commercial or governmental facilities ranging from single function installations to high-end integrated security systems. Ensec's high-end integrated systems are based on its proprietary software and related hardware which permit multiple devices or systems to be combined into a unified system covering multiple sites. Since its inception, Ensec has installed approximately 400 systems, nearly all of which have been in Brazil, for large corporations (such as Bosch, EDS, Caterpillar, IBM and Texaco) and government agencies (such as the Brazilian Bureau of Mint and Engraving, the Central Bank of Brazil and the NY & NJ Port Authority).

                  Ensec is a Florida corporation which was formed in April of 1996, as a holding company for Ensec Inc., a Florida corporation ("Ensec Inc."), and Ensec Engenharia e Sistemas de Seguranca, S.A. ("Ensec, S.A."), a Brazilian corporation.

                  While Ensec believes that the security systems market presents many opportunities for the sale of its EnWork family products in the U.S., it has experienced tremendous difficulty overcoming the cost of market entry primarily as a result of insufficient capital required for the sales and marketing efforts that create customer knowledge, sales opportunities and product acceptability.

                  During 1997 in response to changing market conditions in Brazil, Ensec S.A. expanded its security product lines by becoming a systems integrator of security products. It is anticipated that these products will continue to be a significant portion of the total sales. In response to poor cash flow and the lack of significant backlog of sales in U.S., on February 28, 1998 Ensec elected to close its Boca Raton office, terminate substantially all of its U.S. employees, cease the manufacturer sale, installation and service of its EnWork's family of products and elected to license products in the United States. As of March 16, 1998, Ensec has entered into licensing agreements with Lockheed Martin and Integrated Security Resources, Inc. As a result of those changes Ensec expects that revenue will decrease significantly in the U.S. and consequently Ensec S.A. will represent a majority of the consolidated operations.

                  As of the date of termination of the activities of Ensec Inc., as mentioned above, liabilities and legal claims against this subsidiary total approximately $300,000.00, for which Ensec has accruals of $ 260,000.00. Management is unsure that Ensec will be able to pay those liabilities.

                  Ensec is actively seeking sources of capital to allow Ensec to continue its operations in the U.S. and Brazil. Ensec renegotiated and signed a new letter of intent on August 13, 1998, with the underwriters Donald & Company Securities Inc., for a merger and other combinations among Ensec International and SenTech EAS Corp., and a new Public Offering expected to be underwritten by Donald & Co., during 1999. There is no assurance that this financing will be completed. Should

Ensec become unable to complete such merger, it would be required to reduce or eliminate its U.S. operations and would result in additional financial difficulties in Brazil.

                  Ensec's business strategy is based on two objectives which Ensec believes will allow it to better serve each of its geographic markets:

                  In Brazil, in addition to selling the EnWorks family of products Ensec also sells a broad range of security products and services such as, data security, time and attendance and CCTV. These products are being marketed to the existing customer base, the general market and the Brazilian market through Ensec S.A.'s established direct sales force and indirect sales channels. Ensec anticipates that the sale, service and maintenance of the third party products has and will continue to account for a majority of Ensec's total sales. Ensec's sales growth from distribution revenue of third party security products will also increase revenue by obtaining the maintenance contracts related to such sales. Ensec has experienced a high renewal rate of maintenance contracts and sales of one particular type of product may in any given quarterly period account for a significant majority of sales and decreases thereafter.

                  On May 12, 1998, Ensec was delisted by Nasdaq for failing to meet the minimum requirements to be on the Nasdaq SmallCap Market and presently, we are listed on the OTCBB. This delisting by Nasdaq may adversely affect Ensec's ability to raise additional financing.

Results of Operations

First Quarter 1999 Compared with First Quarter 1998

         Sales. Total sales for the three months ended March 31, decreased $ 1.3 million, or 69.6%, to $0.6 million from $1.9 million in the prior year period. This decrease was largely attributable to the first quarter economic crisis Brazil suffered, with a 58% devaluation of the currency. This crisis postponed most investments during this period.

         Cost of Goods Sold. Cost of goods sold for the three months ended March 31, 1999 decreased $0.7 million, or 67.5%, to $ 0.5 million from $ 1.1 million in the prior year's period. The decrease in the cost of goods sold resulted primarily from the decrease in sales. The resulting gross profit and gross profit percentage for the three months ended March 31, 1999, were $ 0.2 million and 38.8%, compared to $0.8 million and 42.7%, respectively for the prior year period.

         Selling, General and Administrative Expenses. Selling general and administrative expenses for the three months ended March 31, 1999, decreased $
0.3 million or 33.7%, to $ 0.5 million from $ 0.8 million in the prior year period. As a percentage of Net Sales, SGA expenses in the first quarter of 1999 represented 94% of net sales, compared to 48.4% in the same period of 1998. This increase in the level of SGA expenses as a percent compared to net sales is due to the decrease of sales during the first three months of 1999.

         Other Income and Expenses

         Interest Income for the first quarter of 1999 increased by 77.8% from $ 4,561.00 when compared to the same period of 1998. This increase was the result of a stricter policy of charging interest on late payments by customers.

         Interest Expenses decreased $ 0.1 million or 39,1%, down from $ 0.2 million during the first three months of 1999 when compared to the same period of 1998. This decrease was the result of having liquidated one loan in February 1999, and the result of a devaluation of the Brazilian Real in January 1999.

                  Other Income decreased during the first quarter of 1999 when compared to the first quarter of 1998 by $ 0.1 million or 27.1%. Included in this quarter results, are the profits earned on the sale of Ensec SA's shares in DLRS (Brazil). These shares generated $ 261,000.00 income in February 1999.


Comparison of the Year Ended December 31, 1998 to the Year Ended
December 31, 1997

         Sales. Total sales for the year ended December 31, 1998 decreased $ 0.8 million, or 12.9% to $ 5.4 million from $ 6.2 in the comparable 1997 period. This decrease primarily occurred in the Company's North American operations where its fiscal 1998 sales were $ 0.7 million as compared to $ 2.0 million in the year earlier period. The Brazilian operations increased sales to $ 4.8 million or 12.6% from $ 4.3 million in the comparable 1997 year. The decrease in the North American operations occurred because of the decision to close down operations in the United States because of the Company's poor financial condition and inability to resolve its long-term cash flow requirements had resulted in loss of customer confidence and a corresponding reduction in sales.

         Cost of Goods Sold. Cost of goods sold decreased $ .6 million or 15.6% to $ 3.4 million for the year ended December 31, 1998 from $ 4.0 million in the year earlier period. The decrease in cost of goods sold was the result of a combination of the decrease in sales and a stronger control on cost, resulting in a larger margin.

         The gross profit and gross profit percentages for the years ended December 31,1998 and 1997 were $ 2.1 million and 38.4% and $ 2.2 million and 35.8%, respectively. The increase in gross profit is attributable to a closer control of costs in Brazil. The gross profit percentage for 1999 is expected to maintain itself at the present level.

         Selling, General and Administrative expenses. Selling, general and administrative expenses in 1998 decreased $ 1.1 million or 26.8% to $ 3.3 million from $ 4.4 million in 1997. During 1998, the Company reduced the number of its US personnel and eliminated or curtailed some North American operations which results in a $ 1.8 million reduction in expenses as compared to the 1997 period.

         Research and Development Expenses. Research and development expenses for the year ended 1998 were non existent. As a result of the Company's decision to eliminate research and development efforts in house and contract with outside sources in both the U.S. and Brazil to support its installations.

         Other income and expenses. Interest expense decreased $ 0.2 million or 16.5% to $ 0.9 million for the year ended December 31,1999 from $ 1.1 million for the year earlier period. This decrease is the result of the need to borrow less due to the decision to close down Ensec Inc.

         Commission income amounted to $ 1.4 million for 1998. In connection with the sale of the currency sorting and equipment division in December 1995, the Company is entitled to receive commissions for a period of five years from the date of such sale up to a maximum of $2,000,000. During 1997, the commissions received were $ 0.6 million. The Company will no longer earn commissions from this transaction.

         In 1992, certain social taxes were judged unconstitutional in Brazil. As a result of such ruling, Ensec S.A. sought and was awarded in September 1997 after exhausting the full appeal process, a refund of such social taxes. The award will be increased for the monetary correction as defined under Brazilian law. With respect to such award, the Company has recognized an additional $ .2 million as other income for the year ended December 31, 1998, this increase being the monetary correction for the period and as defined by the Brazilian Law. The company expects to realize this asset during 1999 or 2000.

         The Company recognized the need to insure that its operations will not be adversely impacted by Year 2000 software failures due to processing errors potentially arising from calculations using the year 2000. In 1998, the Company completed implementing upgrades to existing system applications as well as the addition of new system applications. All of the Company's applications are Year 2000 compliant.

Liquidity and Capital Resources

         Net cash used in operating activities for the three months ended March 31, 1999 was $0.2 million, which resulted primarily from the Company's results from operations, a decrease in accruals and other liabilities, a decrease in inventories, and a decrease in accounts receivables. Net cash provided by operating activities for the year ended December 31, 1998 amounted to $ 0.4 million which resulted primarily from decreases in certain receivables and increases in accounts payables, partially offset by a net loss and an increase in other assets. Net cash used in operating activities for the year ended December 31, 1997 resulted primarily from a net loss for the year then ended as well as an increase in certain receivables. No significant capital investments were made in the year ended December 31, 1998 or the three months ended
March 31, 1999.

         The Company currently does not have any line of credit or other short-term credit facilities established with U.S. banks and limited short-term credited facilities established with Brazilian banks. The Company maintains its long-term debt financing through one Brazilian bank. This loan bears interest at a rate of 12% per annum, plus an inflation adjustment, which is expected to be 18%-20% for 1999. In February 1999, the Company completed payment on the balance of $ 0.5 million in long-term loans. This payment was accomplished with the sources obtained from the sale of the 10% holding the Company held in De La Rue Cash Systems Ltda.

         Working capital deficiency at March 31, 1999 decreased $0.1 million to $1.8 million. Working capital deficiency at December 31, 1998 increased $ 0.7 million to $ 1.9 million at December 31, 1998 from $ 1.2 million at December 31, 1997. This increase was substantially attributable to the Company's net loss.

         The Company is party to various legal actions involving alleged employment law claims. In the opinion of the Company's management, based upon their experience with these types of claims, the resolution of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

         The Company received an unqualified opinion, from its outside auditors, however there was an explanatory paragraph regarding the Company's ability to continue as a going concern. Management believes the Company's ability to continue as a going concern is dependent upon securing adequate financing to fund its operations until the time the Company is able to generate sufficient revenues to be self-sustaining. There can be no assurance the Company will be successful in achieving these goals.

         The Company is actively seeking sources of capital to permit the Company to continue its operations in Brazil. It has been unable to secure a closing of any financing and there can be no assurance that financing will be completed. Should the Company become unable to obtain additional financing, it would result in additional financial difficulties in Brazil. The Company does not presently meet listing requirements for the Nasdaq SmallCap Market and was delisted in 1998 to the Nasdaq Electronic Bulletin Board and with the Company's securities delisted, the Company's ability to raise additional financing has been adversely affected.

         On October 28, 1998, the Company entered into an Agreement and Plan of Merger with SenTech EAS Corporation (SenTech) which, upon completion, will result in the Company and SenTech becoming wholly-owned subsidiaries of a newly-formed holding company, Global International, Inc. (Global). Under the terms of the agreement, the Company's stockholders will receive approximately 60% or 1,425,000 shares of the outstanding common shares of Global, and SenTech stockholders will receive approximately 40% or 950,000 shares of the outstanding common shares of Global. Completion of the merger is subject to the approvals of the Boards of Directors and stockholders of both the Company and SenTech.

         Subsequent to this merger, Global will attempt to raise capital through a public offering which could hold potential for a capital infusion for the Company. However, the Company can give no assurances regarding the occurrence or outcome of these events.

         The Company has no commitments for capital expenditures as of December 31, 1998 or March 31, 1999.

         In April 1997 the Company was notified of its infringement of U.S. patent No. RE 35,336. The Company reviewed the claim and proposed a settlement which was rejected by the Claimant. The Claimant reassert its claim and asserted a new claim of infringement of U.S. Patent No. 4,126,375 and reaffirmed its of $75,0000 initial payment with a royalty equal to on all future qualifying sales through February 1998. The Company has not responded to this proposal which expired on December 31, 1997. No response has been received from the Claimant, nor has any further contact been made with The Company during 1998.

Foreign Currency Exchange Rates and Translation Gains and Losses

         The Company has a substantial portion of its operations located in Brazil. Therefore, a substantial portion of its sales are collected in Brazilian reais (plural of real, the Brazilian currency) and a substantial portion of the Company's expenses are incurred in Brazilian reais, in each case rather than U.S. dollars. Although it is impossible to predict future exchange rate fluctuations between the U.S. dollar and other currencies, it can be anticipated that, to the extent the U.S. dollar strengthens or weakens against the Brazilian real or other currencies, a substantial portion of the Company's reported net sales, cost of goods sold and operating expenses will be commensurably lower or higher than they would have been with a stable foreign currency relationship.

         The consolidated financial statements of Ensec S.A. have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". SFAS No 52 provides that all balance sheet accounts are translated at year-end exchange rates, except for equity accounts which are translated at historical rates, if the local currency is the functional currency. Income and expense accounts and cash flows are translated at the average currency exchange rates in effect during the year.

         Prior to January 1, 1998, Ensec S.A. regarded the U.S. dollar as its functional currency as per the prescribed accounting method for companies subject to hyper-inflationary economies. As a result, a combination of current and historical currency exchange rates were used in translating assets and liabilities. The resulting translation adjustments were included in operations.

         Beginning on January 1, 1998, Ensec S.A. was no longer considered to be operating in a hyper- inflationary economy and thus the Company began to translate the financial statements of Ensec S.A. using the local currency as the functional currency. The resulting translation adjustments are included in accumulated other comprehensive income.

         Although in 1994, the inflation rate in Brazil was approximately 900%, in 1995, 1996, 1997 and 1998 inflation rates decreased to 22%, 10%, 8% and 6% respectively. For 1999, the Company believes there will be an increase in inflation in Brazil, possibly in the 18% to 20% range.

Year 2000 Issue

Computer programs used by businesses worldwide were written using two digits rather than four digits to define the applicable year. Accordingly, these programs recognize the dates "00" and "01" as the years 1900 and 1901 rather than the years 2000 and 2001. The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 computer program failures arising from program processes and calculations misinterpreting the year 2000 date. The Company is currently evaluating its financial and operational systems to determine the impact the year 2000 issue will have on its operations. The Company also plans to communicate with its significant suppliers, dealers, financial institutions, and others with which it conducts business to determine the extent the Company may be impacted by third parties' failure to address the year 2000 issue. Although the Company plans to be year 2000 compliant prior to December 31, 1999 and expects no material impact to the Company's operations, there can be no assurance that the failure of the Company or such third parties to successfully address their respective year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows, and result of operations.

Forward-Looking Statements

         The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21 E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events, including without limitation the following: changes in the Company's sales, costs, expenses and other financial information; changes or adjustments in the Company's marketing and business strategies; the scope, nature and effects of the Company's downsizing plan, including without limitation the reduction of the Company's workforce and the potential sale of the Company's Brazilian headquarters; the possibility of fluctuations in the Brazilian economy, interest rates and currency and the effects thereof, if any, on the Company; the Company's ability to secure additional credit facilities or other future sources of financing in the U.S. and Brazil, as well as other sources, if necessary for the Company to do so; and the sufficiency of the Company's cash provided by operating, investing and financing activities for the Company's future liquidity and capital resource needs.

         The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following: general economic conditions; specific economic conditions relating to the production of integrated security systems (including software); the economic, social and political conditions in Brazil; the demand for the Company's products; the size and timing of future orders and new contracts; specific feature requests by customers; production delays or manufacturing inefficiencies; management decisions to commence or discontinue product lines; the Company's ability to design and introduce new products on a cost-effective and timely basis; the amount and timing of research and development expenditures; the maintenance of present and the availability of future strategic alliances and joint marketing or servicing agreements; the introduction of new products and product enhancements by the Company or its competitors; the budgeting cycle of customers; changes in the proportion of revenues attributable to license fees and maintenance and support services; changes in the level of operating expenses; and the present and future level of competition in the industry. As a result of these and other important factors, the results actually achieved may differ materially from expected results included in these statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF SENTECH

         The following discussion and analysis should be read in conjunction with the selected historical financial data, financial statements and notes thereto and the other historical financial information of SenTech contained elsewhere in this Joint Proxy Statement/Prospectus. Amounts presented herein have generally been rounded to the nearest hundred thousand dollars and the related dollar and percentage fluctuations are calculated based on such rounding.

Quarter ended March 31, 1999 as Compared to the Quarter ended March 31, 1998

Revenues

Revenues were approximately $289,000 for the first quarter 1999, a decrease of $397,000 or 58% from revenues of $686,000 for the first quarter 1998. The decrease in revenues for the first quarter 1999 was primarily attributed to sales from a new customer which generated 53% of the Company's total revenues for the first quarter 1998. At March 31, 1999, the Company ended the quarter with nearly $94,000 in backlog compared to $159,000 in backlog at March 31, 1998.

Gross profit

Gross profit was approximately $108,000 for the first quarter 1999, a decrease of $113,000 or 51% from gross profit of $221,000 for the first quarter 1998 primarily as a result of the decrease in revenues. Gross profit margin was 37.6% for the first quarter 1999, an increase from 32.2% for the first quarter 1998. The Company realizes substantially higher gross profit margins on its manufactured products than it realizes on its purchased products due to the proprietary nature of purchased products, however, the current sales mix is expected to remain constant as the Company's customer base expands.

Selling, general, and administrative expense

Selling, general, and administrative expenses were approximately $158,000 for the first quarter 1999, a decrease of $87,000 or 36% from selling, general, and administrative expenses of $245,000 for the first quarter 1998. Operating expenses decreased significantly during the first quarter 1999 resulting from the cost restructure and downsizing during the third quarter of 1998. Overall, compensation expense decreased over $23,000 and professional fees decreased over $25,000.

Interest expense and interest income

Interest expense was approximately $1,100 for the first quarter 1999, a decrease of $200 or 15% from interest expense of $1,300 for the first quarter 1998 primarily due to the payment in full of the Company's 7.5% note payable to bank in March 1998. Interest income for the first quarter 1998 primarily represents interest earned on cash balances in excess of operating requirements.

Net loss and net loss per share

Net loss was approximately $(51,000) for the first quarter 1999, an increase of $(28,000) or 122% from the net loss of $(23,000) for the first quarter 1998 primarily as a result of a decrease of approximately $113,000 in gross profit offset by a decrease in operating costs of nearly $85,000.

Net loss per share was $(0.03) at March 31, 1999, an increase of $(0.02) per share or 200% from the net loss per share of $(0.01) at March 31, 1998 resulting from the $28,000 decrease in net loss and an increase of 36,792 weighted average number of common shares from 1,640,427 during the first quarter 1998 to 1,677,219 during the first quarter 1999.

Year Ended December 31, 1998 as Compared to the Year Ended December 31, 1997

Revenues

Revenues were approximately $2,050,000 for the year ended December 31, 1998, a decrease of nearly $346,000 or 14% from revenues of $2,396,000 for the year ended December 31, 1997. The decrease in revenues for the year ended December 31, 1998 was primarily attributed to the decrease in sales from a significant customer which generated 20% and 35% of the Company's total revenues for the years ended December 31, 1998 and 1997, respectively. The Company does not expect significant revenues from the customer during 1999, and there is no assurance of any future revenues from the significant customer. Excluding revenues from significant customers, 1998 revenues increased more than 5% from revenues in 1997 although the Company's customer base remained relatively constant during 1998. The Company expects revenues to increase during 1999 primarily as a result of the Company's planned merger, the increase in the Company's sales and marketing team, and the results of the introduction of new products during 1998. The Company's planned merger with a U.S. company with operations and facilities in Brazil will promote the Company's expansion into South America while the increase in the Company's sales and marketing team will facilitate the Company's expansion in North America (see "Agreement and Plan of Merger" at Item 11 below).

Gross profit

Gross profit was approximately $822,000 for the year ended December 31, 1998, an increase of over $38,000 or 5% from gross profit of $784,000 for the year ended December 31, 1997 primarily as a result of the sales mix of products sold and a combination of lower product costs and higher unit sales prices. Gross profit margin was 40% for the year ended December 31, 1998, an increase from 33% for the year ended December 31, 1997. Gross profit margins are expected to remain fairly constant in the near term due to the ongoing maintenance of the Company's new cost control management program and new pricing structure. The Company realizes substantially higher gross profit margins on its manufactured products than it realizes on its purchased products due to the proprietary nature of purchased products, however, the current sales mix is expected to remain constant as the Company's customer base expands.

Selling, general, and administrative expense

Selling, general, and administrative expenses were nearly $811,000 for the year ended December 31, 1998, a decrease of over $35,000 or 4% from selling, general, and administrative expenses of $846,000 for the year ended December 31, 1997. Overall, operating expenses remained stable during 1998. Despite changes and reductions in Company personnel, overall compensation expense remained fairly constant including the payment of $30,000 of non-employee directors' cash compensation plus $3,000 of common stock granted to the Company's officers and board of directors during 1998 compared to $34,125 of common stock granted to the Company's officers and board of directors during 1997. Professional fees were unchanged at approximately $105,000 for both 1998 and 1997. Selling, general, and administrative expenses are expected to moderately increase over the next year relative to the expected increase in revenues primarily as a result of the Company's planned merger and the increased costs of marketing as the Company continues to expand its customer base.

Interest expense and interest income

Interest expense was approximately $4,500 for the year ended December 31, 1998, a decrease of over $4,500 or 50% from interest expense of $9,000 for the year ended December 31, 1997 primarily due to the payment in full of the Company's 7.5% note payable to bank in March 1998. Interest income for each of the years ended December 31, 1998 and 1997 primarily represents interest earned on cash balances in excess of operating requirements.

Net income/(loss) and net income/(loss) per share

Net income was approximately $14,000 for the year ended December 31, 1998, an increase of over $69,000 or 125% from the net loss of $(55,000) for the year ended December 31, 1997 primarily as a result of an increase of approximately $38,000 in gross profit plus a decrease in operating costs of over $31,000 net of interest expense and interest income.

Net income per share was $0.01 at December 31, 1998, an increase of $0.05 per share or 125% from the net loss per share of $(0.04) at December 31, 1997 resulting from the $69,000 increase in net income offset by an increase of 105,246 weighted average number of common shares from 1,556,564 during 1997 to 1,661,810 during 1998.

Liquidity and Capital Resources

The Company's accumulated deficit was approximately $(1,688,000) and $(1,702,000) at December 31, 1998 and 1997, respectively. Working capital was stable with approximately $784,000 and $798,000 at December 31, 1998 and 1997, respectively.

Net cash used in operating activities was approximately $(150,000) in 1998, a decrease of $(52,000) from $(202,000) in 1997 primarily as a result of operating efficiencies and payment of the Company's liabilities. The Company believes its working capital plus the expected results of operations in 1999 will be sufficient to fund current business operations and anticipated growth. However, the Company believes it may need to raise additional capital through debt or equity financing to fund its anticipated growth beyond 1999. In connection with the planned merger, the Company is actively seeking various sources of capital. There is no assurance that such additional financing will be available when needed or available with terms acceptable to the Company.

Seasonality

The Company's revenues are substantially dependent on its customers' seasonal retail sales. Historically, the Company has experienced higher sales volume in the third and fourth quarters of each year.

Year 2000 Issue

Computer programs used by businesses worldwide were written using two digits rather than four digits to define the applicable year. Accordingly, these programs recognize the dates "00" and "01" as the years 1900 and 1901 rather than the years 2000 and 2001. The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 computer program failures arising from program processes and calculations misinterpreting the year 2000 date. The Company is currently evaluating its financial and operational systems to determine the impact the year 2000 issue will have on its operations. The Company also plans to communicate with its significant suppliers, dealers, financial institutions, and others with which it conducts business to determine the extent the Company may be impacted by third parties' failure to address the year 2000 issue. Although the Company plans to be year 2000 compliant prior to December 31, 1999 and expects no material impact to the Company's operations, there can be no assurance that the failure of the Company or such third parties to successfully address their respective year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows, and result of operations.

                           INFORMATION REGARDING ENSEC

General

                  Ensec, until recently, through its operating companies Ensec Inc., a U.S. subsidiary incorporated in Florida, and Ensec EngenharIa e Sistemas de Seguranca, S.A. (Ensec, S.A.), a Brazilian subsidiary, designs, develops, assembles, sells, installs and services security systems for large commercial or governmental facilities, ranging from single function installations to high-end integrated security systems. Ensec's high-end integrated systems are based on its proprietary software and related hardware which permit multiple devices or systems to be combined into a unified system covering multiple sites. Since its inception, Ensec has installed approximately 400 systems. nearly all of which have been in Brazil, for large corporations (such as Bosch, Caterpillar, Eastman Kodak, General Motors, IBM, Microsoft and Texaco) and government agencies (such as the Brazilian Bureau of Mint & Engraving and the Central Bank of Brazil).

         Ensec International, Inc. ("Ensec"), a Florida corporation, was formed in April 1996 as a holding company for Ensec Inc., a Florida corporation ("Ensec Inc."), and Ensec Engenharia e Sistemas de Seguranca, SA. ("Ensec, S.A."), a Brazilian corporation. Ensec, S.A. was founded in 1983 by Charles N. Finkel, the Company's President and Chief Executive Officer. In 1991, Ensec, S.A. established its U.S. operations with the formation of Ensec Inc.

         Ensec, through Ensec, S.A., designs, develops, assembles, sells, installs and services security systems for large commercial or governmental facilities, ranging from single function installations to high-end integrated security systems. Ensec's high-end integrated systems are based on its proprietary software and related hardware which permit multiple devices or systems to be combined into a unified system covering multiple sites. Since its inception, Ensec has installed approximately 400 systems, nearly all in Brazil, for large corporations (such as Bosch, Caterpillar, Eastman Kodak, General Motors, IBM, Microsoft and Texaco) and government agencies (such as the Brazilian Bureau of Mint & Engraving and the Central Bank of Brazil).

         Ensec began marketing its En2000(TM) system in 1995 at which time Ensec was selected by the Port Authority of New York and New Jersey through a competitive bid process to provide the new integrated access control system for the parking facilities located in the World Trade Center. Other significant customer contracts awarded to Ensec's U.S. operations for its En2000(TM) system include the EDS headquarters in Texas and its other facilities located in Sacramento, California and Middlesex, United Kingdom; A.D.T. Securities Systems, Inc. ("ADT") headquarters in Boca Raton, Florida and its facility in Denver, Colorado and Lockheed Martin facility in Orlando, Florida.

         Ensec continued to experience tremendous difficulty overcoming the cost of market entry primarily as a result of insufficient capital required for the sales and marketing efforts that create customer knowledge, sales opportunities and product acceptability.

         In response to poor cash flow and a lack of significant backlog of sales, in 1998, Ensec elected to close Ensec Inc.; terminate all of its U.S. employees; cease the manufacture, sale, installation and service of its EnWork family of products and elected to license products in the United States. As of March 16, 1998, Ensec has entered into a licensing agreement with Lockheed Martin and a service agreement with Integrated Security Resources, Inc. As a result of those changes, revenues decreased significantly in the U.S. and consequently, Ensec S.A. represents the majority of the consolidated operations.

         Ensec's business strategy is based on two objectives which Ensec believes will allow it to better serve each of its geographic markets:

         In Brazil, in addition to selling the EnWorks family of products, Ensec also sells a broad range of security products and services such as data security, time and attendance and CCTV. These products are being marketed to the existing customer base, the general market and the Brazilian market through Ensec S.A.'s established direct sales force and indirect sales channels. Ensec anticipates that the sale, service and maintenance of the third party products has and will continue to account for a majority of Ensec's total sales. Ensec's sales growth from distribution revenue of the third party security products will generate additional revenues by obtaining the maintenance contracts related to such sales. Ensec has experienced a high renewal rate of maintenance contracts. Sales of one particular type of product may in any given quarterly period account for a majority of sales and decrease in significance thereafter.

         In the United States, Ensec is looking to license its product to strategic partners, who, with the direct sales force and established customer base, are financially capable of absorbing the risks of selling the ENWorks family of products. Ensec also seeks to enter into procurement contracts with U.S. companies who wish to do business in the security industry in Brazil.

Agreement and Plan of Merger

         On October 28, 1998, Ensec entered into an Agreement and Plan of Merger with SenTech EAS Corporation (SenTech) which, upon completion of the merger, will result in Ensec and SenTech becoming wholly-owned subsidiaries of a newly-formed holding company, Global International, Inc. (Global). Under the terms of the agreement, Ensec's stockholders will receive aproximately 60% or 1,425,000 common shares of Global, and SenTech stockholders will receive approximately 40% or 950,000 common shares of Global. Completion of the merger is subject to the approvals of the boards of directors and stockholders of both Ensec and SenTech.

Integrated Security Systems

         Integrated security systems perform functions such as access control, facilities management and alarm monitoring through combined subsystems and components such as card readers, closed circuit television ("CCTV"), paging devices, intercoms and identification badges. An integrated security system generally includes a central command and control feature that uses a single-user interface and shares data among subsystems to form a system that performs in a uniform and cohesive fashion. Systems integration allows various subsystems to communicate with each other so that one system, rather than many subsystems, controls a company's or a location's security. Ensec believes that, by integrating disparate subsystems into a single system, functions are enhanced by establishing uniform responses to certain conditions. Ensec believes that integrated systems involve fewer steps to process data, therefore requiring less response time to perform functions.

         In an integrated security system, a central computer is necessary to integrate components and subsystems. The degrees of systems integration can vary, ranging from subsystems interconnected through electrical wiring to subsystems that communicate with each other via separate databases and that are monitored through a central processor and finally to the most advanced integrations which share the same database. For example, an integrated system can be as simple as connecting a CCTV system to an alarm system for a small bank branch or casino room. An integrated system can also be extremely advanced, being built around a common database and combining identification cards and graphical screen monitoring of access control with monitored alarms and HVAC (heating, ventilation and air conditioning)/lighting management systems for large corporate or government sites.

         The primary function of an integrated security system is typically access control. Conventional access control systems involve mechanical devices allowing access, such as magnetic stripe card readers on turnstiles or proximity card readers on doors. These mechanisms were often connected to a CCTV system, but were not usually integrated with a larger premises control system. Today, such mechanical access control systems are still being installed, but Ensec believes that the future growth in access control will come from PC-based systems which are integrated with other building systems. Access control is becoming increasingly important in the protection of electronic data. Gaining access to a data stream, whether it be a corporate computer network or a financial institution's ATM network, involves various forms of identification and certification. These include traditional forms such as a simple personal identification number ("PIN") or cards with magnetic stripes, but are increasingly becoming more sophisticated, such as token cards (which allow remote access to PlN-specific systems), remote detection cards such as ID badges that emit radio frequencies and identification equipment based on fingerprint or eye identification.

         While the initial purchase and installation of an integrated security system often will cost more than a simple, stand alone alarm monitoring, access control, CCTV or security guard system, Ensec believes that integrated systems justify their cost because they can result in reduced capital expenditures and maintenance costs (due to the elimination of redundant components or circuitry that would result from multiple stand-alone systems) over time while improving performance. Staffing costs are also generally reduced by integrated systems because operators monitor multiple functions, the complexity of several systems has been simplified into one graphical user interface and, as a result of the simpler nature of the system, fewer personnel are required to operate the system. However, in Brazil, because Ensec has knowledge of the business and because of the size and maturity of the Brazilian economy and social structure, there are a small number of larger organizations requiring real-time integrated security systems and a large number of smaller organizations requiring security products. Consequently, there is a limited market for the ENWorks family of products and a large market for security system related products.

Products and Services

         Ensec has established four distinct yet related sources of revenue:
Systems Integration, Product Procurement, Service and Licensing. As of December 31, 1998, Ensec S.A. has a current backlog of orders for systems sales, installations and service aggregating approximately $ 2.0 million. Backlog consists of contracts or purchase orders with delivery dates scheduled within the next 12 months. Ensec currently expects to ship its entire current backlog within the next 12 months. Variations in the magnitude and duration of contracts received by Ensec and customer delivery requirements may result in substantial fluctuations in backlog from period to period. Since customers may cancel or reschedule deliveries, backlog may not be a meaningful indicator of future financial results.

         Systems integration and product procurement: In response to the requirements of the Brazilian market and as a complement to its existing products, Ensec S.A. has entered into several systems integration agreements, for different types of security-related products detailed as follows:

              o    En2000(TradeMark) Integrated Security System

         Integrated security system providing on-line (i.e., real-time) access control/ alarm monitoring and the integration and/or secondary monitoring (i.e., monitoring-only without operational capability) of multiple subsystems. This system and the EnWin system, described below, consist of a central processing unit running proprietary software that is connected to a number of devices through distributive intelligence architecture.

         The En2000 family of products is designed to permit upgrades and improvements allowing lesser-featured systems such as the Scape system to be expanded to provide the features of the most sophisticated system offered, the En2000(TradeMark) system. The En2000(TradeMark) system was designed to be expandable from its current function (i.e., an integrated security system) to meet the new and changing applications needs of the customer. The foundation for this approach was established with the selection of the object-oriented design methodology, a real time operating system, the standard PC computing platform, and the graphical user interface. Ensec offers a number of components to expand or enhance the En2000(TradeMark) system including a networked access control/data collector, a networked alarm monitoring unit, multi-site communications capabilities and expanded databases.

            o         Physical Security - Access Control and Alarm Monitoring.

            o Analogic and Digital Closed Circuit Television and Video Remote Surveillance

            o Data Security - consists of software that can be used in a network environment or on a stand-alone PC. Ensec has entered into strategic alliance with PC Security in order to offer integrated solutions in the Data Security area.

            o O&M Kronos, Time, Attendance and Human Resource Management computerized payroll hardware and software for personnel tracking and management systems.

            o EnWin Integrated Security System - O&M integrated security system providing on-line access control / alarm monitoring with a more limited number of readers and limited integration or secondary monitoring of additional application subsystems, running on a Windows NT platform.

            o Scape Security System Offline access control system consisting of software and DC500 terminals.

            o         DC500 Terminal Stand alone access control/data collector.

         Service: An important part of any systems sale is the ability of the systems provider to train, service and maintain the system. Ensec has developed a service organization to provide project management, systems design, training, technical documentation, site surveys and audits, installation and maintenance services.

         Ensec has outstanding bids totalling approximately $ 8.0 million for its Integrated Security Systems installation and maintenance services in Brazil. However, there can be no assurance that Ensec will receive contracts for these bids.

         Licensing: In the U.S., Ensec has entered into licensing agreements with Lockheed Martin and Integrated Security Resources who are committed to providing support for and paying royalties on the sale of software and hardware.

         Since Ensec's installed base of systems is concentrated primarily in Brazil, service revenues and related personnel resources are also primarily based in Brazil, where Ensec provides nationwide installation, project management and maintenance services through trained technicians located throughout Brazil. These services are provided pursuant to contracts which typically have a duration of five years or more. Ensec currently has 43 maintenance and service contracts covering 75 installations in Brazil. Ensec has the right to provide, if contracted for by the customer, maintenance under its distribution agreements. To date, all products sold under distribution agreements are under warranty. Ensec anticipates that a majority of the customers will enter into maintenance contracts at the warranty expiration. However, there is no assurance that Ensec will be retained by the customer.

Intellectual Property

         Ensec's ability to compete successfully depends, in part, on its ability to protect the proprietary technology contained in its products. Ensec relies on a combination of patent, trade secret, copyright and trademark laws, together with non-disclosure agreements, to establish and protect proprietary rights in its EnWorks(Registered) products. Ensec generally enters into confidentiality and/or license agreements with its employees, distributors, customers and suppliers, and limits access to and distribution of its proprietary information. These measures afford limited protection and there can be no assurance that the steps taken by Ensec to protect these proprietary rights will be adequate to prevent misappropriation of its technology or the independent development by others of similar technology. In addition, the laws of Brazil, where Ensec maintains its patents and copyrights and has pending patent applications, do not protect Ensec's proprietary rights to the same extent as do the laws of the United States. Ensec intends to seek copyright protection under United States law with respect to some of its technology. While Ensec believes that it would be impractical and not cost-effective for anyone to attempt to copy complex software such as that used in the EnWorks(Registered) products, unauthorized parties, nevertheless, might attempt to copy aspects of Ensec's products or to obtain and use information that Ensec regards as proprietary. The cost of enforcement by Ensec of its information rights could be significant, regardless of the outcome of such enforcement proceedings.

Sales and Marketing

           Ensec's sales strategy is focused on the following:

           o In the U.S., Ensec seeks to license its product to strategic partners, who, with the direct sales force and established customer base are financially capable of absorbing the risks of selling the ENWorks family of products. Ensec also seeks to enter into royalty contracts with U.S. companies who wish to do business in the security industry in Brazil.

           o In Brazil, Ensec is primarily a systems integrator, service / maintenance company and utilizes third party products to arrive at a security solution for its customers. The benefits of each product groupings are as follows:

           o En2000 Security Product: This advanced generation of EnWorks products, which utilizes the capabilities of a QNX operating system, is the industry's only real-time application operation system. These products are easily integrated with any CCTV system, enhancing the productivity and efficiency of the system. The QNX system is resourceful enough to handle thousands of transactions on real-time basis, which is critical for an integrated security system in a large installation environment. The En500 is a combination package of low-end access control and time & attendance program which allows the clocking in / out during the access process in a security environment.

           o EnWin by PCSC: Price sensitive access control application that is directed toward the competitive mid-range market. It has a memory capacity to handle 1000 employee identification cards and the last 500 transactions. This application can handle a multitude of reader technologies, which makes it flexible in a client environment.

           o CCTV: Customized solutions to meet the customer's surveillance and security needs with system capabilities of up to 600 cameras. By using new products available in the international market, our expertise allows us to deliver the best solutions to customers.

           o Video Remote Surveillance: The new digital video systems developed by Roli S.A., allow Ensec to replace the outmoded CCTV surveillance systems by utilizing the existing cameras but managing alarms and images more easily and using existing networks, telephone lines and even the Internet.

           o Stoplock: This product, developed by PCSL, is designed as a complementary security solution for individual PC's in a network environment for the Access Manager. It also acts as an independent security solution for stand-alone PC's. The unique benefit of Stoplock is that it can be initially setup to operate independently and then, in the future, it can be migrated seamlessly to LAN or WAN with the use of Access Manager.

           o Timekeeper: A Time & Attendance system, developed by Kronos, Inc., offers the most comprehensive set of features available in a labor management system. It simplifies communications with data collection devices, supports employee scheduling, delivers hours and wages data to the supervisors and interfaces with a wide range of payroll and human resources available in the market.

           o Market Point Simplicity: A simple and automatic parking control system, developed by Magnetic Automation Corp., allows, with a "fee computer", a ticket dispenser, barriers and a machine readable swipe reader, the total control of a parking area.

           o Service & Maintenance: Ensec has expanded and upgraded its service and maintenance group to handle all the security-related products that Ensec installs. In addition, Ensec S.A. has expanded its services and maintenance program to the new road concession companies in Brazil by installing and providing maintenance for the next three years of toll collection systems in Parana State.

Competition

         In Brazil, Ensec competes with Sensormatic, Casi-Rusco and Northern Computers Corporation, among others. In North America, significant competitors include Software House/Sensormatic, Casi-Rusco, Matrix, Cardkey, Diebold, Johnson Controls, Honeywell, Infographic, MDI and Pinkerton. Some of these competitors have greater name recognition, more extensive engineering, manufacturing, marketing and distribution capabilities and greater financial, technological and personnel resources than Ensec. Ensec may also face competition from potential new entrants into Ensec's segment of the security systems industry, many of which have substantially greater resources than Ensec. It is possible, for example, that existing or potential competitors of Ensec could introduce less expensive and/or improved products. However, Ensec believes that competition is based primarily on product performance and features and, to a lesser extent, on the basis of price. Other critical competitive factors include product reliability and flexibility of use with a user's other systems. There can be no assurance that Ensec will be able to compete successfully in the future against existing or potential competitors or successfully adapt to changes in the market for Ensec's products. An increase in competition could have a material adverse effect on Ensec's business and results of operations. In the U.S., the ability of the licensor's of Ensec's product to compete will determine the success of Ensec, Inc. The current licensor's are believed to have established infrastructures necessary to compete in an industry which is believed to be highly competitive and fragmented.

Employees

         As of December 31, 1998, Ensec employed 37 individuals, of which approximately 35 were employed in Brazil and 2 were employed in the U.S. All of Ensec's employees in Brazil are covered by a collective bargaining agreement. The collective bargaining agreement expires on November 1, 1999 and is subject to annual renewal. In the event that representatives of management and employees are unable to agree on the terms of a new collective bargaining agreement, a court may ultimately determine such terms by rendering a binding judicial decision which would serve as the renewal agreement.

         In addition to the collective bargaining agreement, Brazilian labor laws are applicable to all of Ensec's employees in Brazil. The requirements of the collective bargaining agreement and the Brazilian labor laws principally address the length of the work day, minimum daily wages for professional workers, contributions to a retirement fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment.

         Ensec believes that its future success will depend in large part upon its ability to continue to attract, retain, train and motivate highly skilled and dedicated employees. Ensec has not experienced a work stoppage and believes that its employee relations are good.

Description of Property

         Ensec was headquartered in New York, New York up until January 31, 1999, at which time Ensec elected to closed its New York office, reducing the number of employees in the U.S. to one. Currently, Ensec is operating through the offices of an accountant in New York, New York.

         Ensec's Brazilian operations are headquartered in a Company-owned building located in Cotia, a city in the greater Sao Paulo area. The building was constructed in 1990 and is comprised of approximately 40,000 square feet of office and warehouse space. In addition to the Cotia-based headquarters, Ensec maintains a number of service facilities located throughout Brazil. These offices, many of which are provided by customers of Ensec, are used principally by Ensec's service technicians.

         As of February 28, 1999, the Brazilian property is encumbered by a $
1.8 million term mortgage held by a Brazilian bank. This mortgage currently bears interest at a rate of approximately 12% per annum, plus an inflation adjustment which was approximately 6% in 1998. Interest on the mortgage is payable monthly. Principal shall be amortized and is payable over a period of 38 months commencing on March 15, 1999. The current monthly payment is approximately $ 66,420.00. Ensec's management believes that it currently maintains adequate insurance coverage on this property.

         Ensec is actively seeking to sell its Brazilian facility. However, Ensec believes that the current competitive conditions in the Brazilian real estate market may limit the potential sale of its property in Brazil and that Ensec may experience some difficulty in selling the property at a price which it deems to be fair. Ensec has leased 50% of its Brazilian property to De La Rue Sistemas Ltda. for a term of 60 months from August 8, 1997 of approximately $ 18,000 per month, annually adjusted for inflation index in Brazil.

         Ensec believes that its facilities are adequate to meet Ensec's current business requirements, and that suitable additional space will be available as needed to accommodate further physical expansion of its U.S. operations and for additional sales and support offices in the U.S.

Legal Proceedings

          In April 1997, the Company was notified of its infringement of U.S. Patent No. RE 35,336. The Company has reviewed the claim, and has proposed a settlement. On September 18, 1997, the Claimant rejected the Company's offer, reaffirmed its infringement claim, asserted a new claim of infringement of U.S. Patent No. 4,126,375 and reaffirmed the proposal set forth below. The Claimant's latest proposal, which expired on December 31, 1997, provided the Company with a nonexclusive, worldwide license, with the maximum cost of the license being a $75,000 initial payment with a royalty payment equal to 5% on all future qualifying sales through February 1998. As of the date hereof, no further contact has taken place between the Company and the Claimant. However, if the Company is found to have infringed upon the Claimant's patents, the Company's financial condition could be materially adversely affected. In addition, the cost of defending or settling this claim could be significant and have a material adverse affect on the Company.

         As of April 30, 1999, Ensec has 13 outstanding labor claims, all originating in Brazil, in the aggregate amount of $1,300,000. Ensec has accrued $200,000 to cover future losses from such claims and although there can be no assurance as to the outcome of such claims, Ensec believes the ultimate resolution of these claims will not materially adversely affect Ensec.

Executive Compensation

Compensation of Executive Officers

              The following table sets forth, as of December 31, 1998, all compensation paid during Ensec's last three fiscal years to Ensec's Chief Executive Officer and to executive officers whose total annual compensation exceeded $100,000 during the last three fiscal years.

Summary Compensation Table

                                                              Long Term
                                                         Compensation Awards

                                  Annual Compensation(2)                     Number of Securities
  Name and Principal                   Salary         Bonus         Other Annual       Underlying      All Other
       Position          Year           US$           US$           Compensation        Options       Compensation
       --------          ----           ---           ---           ------------        -------       ------------
                                                                            US$         (3)                US$

Charles N. Finkel         1998      240,000(6)          0                    0              0                0
Chief Executive           1997       240,000       20,000(7)            10,000              0                0

Office of Ensec.          1996       216,112            0               10,240         25,000           35,642 (4)

Flavio R. da Silva,       1998       125,381            0                    0              0                0
Vice President-Brazil     1997       136,017       31,750 (5)           12,300              0                0
of Ensec and              1996       124,331            0               17,542         50,000                0
President and Chief
Operating Officer
of Ensec, S.A

(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical group life insurance or other benefits received by the named executive officers which are available generally to all salaried employees of Ensec, and certain perquisites and other personal benefits, securities or property received by the executives which do not exceed the lesser of $50,000 or 10% of any such named executive officer's salary and bonus disclosed in this table.

(2) In accordance with their employment agreements, Ensec paid to Messrs. Finkel and da Silva a monthly automobile allowance and paid to Mr. da Silva the amount of his medical premiums which exceed those provided under Ensec, S.A.'s employee benefit plan. Additionally, the amounts in this column include the value of additional employment-related benefits which accrued to Messrs. Finkel and da Silva during fiscal 1996 under Brazilian law.

(3) The value of these options are detailed in the "Option Grants in Last Fiscal Year" table below. All options were granted under Ensec's 1996 Stock Option Plan (the "Plan").

(4) Represents the following compensation for expenses paid by Ensec on behalf of the named executive officer in fiscal year 1996: (i) $1,786 in property maintenance expenses; (ii) $3,575 in car expenses; (iii) $5,381 in meal expenses; (iv) $14,283 in travel expenses; (v) $5,700 in entertainment expenses; and (vi) $4,917 in miscellaneous expenses.

(5) Represents a bonus earned by Mr. da Silva which was accrued by Ensec in 1997 and paid in 1998.

(6) Represents total salaries earned by Mr. Finkel in 1998, of which only $ 120,000 were paid, the balance of which is owed to Mr. Finkel.

(7) Represents a bonus earned and not paid to Mr. Finkel which was accrued by Ensec in 1997.

                        Option Grants In Last Fiscal Year

             None.

     Aggregated Option Exercises in Last Fiscal Year and F-End Option Values

                                             Number of Securities                  Value of Unexercised
                                         Underlying Unexercised                          In the Money
                                             Options at F - End (1)                 Options at F-End (2)
Name                   Not Exercisable           Exercisable          Not Exercisable                Exercisable
----                   ---------------           -----------          ---------------                -----------
Charles N. Finkel (3)     0                        0                       n/a                          n/a

Flavio da Silva          23,333                   76,667                    0                            0


(1) These options have an exercise price of between $1.5625 and $2.00 per share and are exercisable during the period from 1997 to 2007.

(2) These values represent potential gains on both exercisable and unexercisable options based on the closing price of the underlying Common Stock as of December 31, 1997 less the exercise price of the options.

(3) On July 24, 1997, Charles Finkel elected to cancel his 25,000 options.

Compensation of Directors

         In fiscal year 1998, Ensec did not pay a director's fee or other similar compensation to any director of Ensec for their service as such. Ensec does not intend to compensate non-employee directors for serving as directors of Ensec, except to reimburse them for their reasonable expenses incurred in connection with such service and to issue grants of Director Awards (as defined below) under the Plan. See "1996 Stock Option Plan." Directors who are also employees of Ensec do not receive additional compensation for serving as a director.

Employment Agreements

         Ensec or its subsidiaries are parties to substantially similar employment agreements with Messrs. Finkel, and da Silva, pursuant to which each of these individuals serve as an executive officer of Ensec and Ensec S.A. Each of the employment agreements is for an initial three year term, which commenced in May 1996 and will automatically renew for successive three-year terms unless either party provides written notice to the other party least 90 days prior to renewal.

         Pursuant to the employment agreements, Messrs. Finkel and da Silva, each received an annual base salary for fiscal year 1998 of $240,000 ($120,000 was paid, the remainder was accrued by Ensec) and $125,381, respectively, which may be increased from time to time by the Board of Directors.

         The agreements provide that upon the termination of employment by Ensec, other than for cause (as defined in the agreements), Ensec shall pay an amount equal to the aggregate present value of the product of (x) the average aggregate annual compensation subject to U.S. income tax and paid to Mr. Finkel by Ensec during the five calendar years preceding the taxable year in which the date of termination occurs, multiplied by (y) 2.99. Ensec shall pay an amount equal to the total amount of Base Salary and Bonus received by Mr. da Silva pursuant to this Agreement for the twelve (12) month period ending on the Date of Termination. The agreements provide for non-competition, non-solicitation and non-disclosure covenants.

         The agreements also provide for each executive officer to receive a grant of options under the Plan which will vest in one-third equal installments over a two-year period. The first two vestings occurred as of September 30, 1996 and 1997, and the final vesting will occur on September 30, 1998. The options granted to Mr. da Silva are incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) and provide for an exercise price of $2.00 per share, subject to adjustment in accordance with the terms of the Plan. In order for the options to vest, the executive officer must be employed by Ensec or any of its subsidiaries as of the date of vesting. According to the terms of the Plan and each executive officer's option agreement, the vesting of options will be accelerated and the all of the options will become immediately exercisable in the event the executive officer is terminated by Ensec other than for Cause (as defined in such executive officer's employment agreement), or in the event of certain changes in control of Ensec.

1996 Stock Option Plan

         Ensec has adopted the Plan, pursuant to which stock options (both Nonqualified Stock Options and Incentive Stock Options, as defined in the Plan), stock appreciation rights, restricted stock, performance share awards and phantom stock unit awards may be granted to directors and certain key employees (the "Participants"). The Plan provides for the automatic grant to directors who are not employees of Ensec (each, a "Director Award") or its subsidiaries, at such time as an individual becomes a director of Ensec, of Nonqualified Stock Options to purchase 15,000 shares of Common Stock at an exercise price per share equal to the greater of $2.00 or the fair market value of the shares on the date of grant. A Director Award vests in equal increments of 5,000 shares per year, commencing upon the date of Ensec's annual meeting of shareholders for the election of directors next following the date that such individual became a director and continuing with each such successive annual meeting provided such person remains a director of Ensec as of such date. The Plan also provides for the acceleration of the vesting schedule of Director Awards in certain circumstances.

         With respect to the grant of awards under the Plan to persons other than nonemployed directors, the committee which is responsible for administering the Plan (the "Committee") will determine persons eligible to be granted stock options, stock appreciation rights, performance share awards and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any such option, grant or award. An Incentive Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Any Incentive Stock Option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting stock of Ensec or any parent or subsidiary of Ensec, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date the option is granted. A Nonqualified Stock Option granted under the Plan (i.e., an option to purchase Common Stock that does not meet the Code's requirements for Incentive Stock Options) must have an exercise price of at least the par value of the stock.

         Stock appreciation rights may be granted in conjunction with the grant of an Incentive or Nonqualified Stock Option under the Plan or independently of any such option. A stock appreciation right granted in conjunction with a stock option may be an alternative right, in which event, the exercise of the stock option terminates the stock appreciation right to the extent of the shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the shares with respect to which such right is exercised. A stock appreciation right, may not, however, be granted in conjunction with an Incentive Stock Option under circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Stock Option or vice versa, unless certain terms and conditions are met.

         Subject to the terms of the Plan, the Committee may award shares of restricted stock to the Participants. Generally, a restricted stock award will not require the payment of any option price by the Participant but will call for the transfer of shares to the Participant subject to forfeiture, without payment of any consideration by Ensec, if the Participant's employment terminates during a "restricted" period (which must be at least six months) specified in the award of the restricted stock.

         Performance shares may be awarded to participants based upon the degree to which certain objective performance goals, as established by the Committee, are attained. The amount earned with respect to an award of performance shares will usually be payable in stock based upon the fair market value of such stock upon the valuation date. The Committee, may, however, vary the composition of a performance share award at its discretion.

         Ensec may also issue phantom stock unit awards to Participants upon terms and conditions established by the Committee from time to time. A phantom stock unit entitles the holder of such unit to a hypothetical equivalent of one share of stock granted in connection with a Plan award or deferred performance share award. Phantom stock unit awards are nontransferable and will be subject to forfeiture if employment of the Participant is terminated before such awards become vesting in accordance with their terms.

         There are 450,000 shares of Common Stock authorized for possible issuance under the Plan. As of December 31, 1998, options to purchase 251,667 of such reserved shares have been granted to executive officers and non-employee directors of Ensec.

Certain Relationships and Related Transactions

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

                  In July 1996, Charles N. Finkel, Ensec's President and Chief Executive Officer, deposited $400,000 in a Brazilian bank to secure the guarantee of a $400,000 loan from such bank to Ensec. In addition, Mr. Finkel loaned $100,000 to Ensec, which loan bore interest at a rate of 5% per annum. In August 1996, Ensec borrowed $500,000 from an individual, through Mr. Finkel, which debt was due September 30, 1996, and bore interest at a rate of approximately 5% per month. Repayment of this indebtedness was personally guaranteed by Mr. Finkel. Such loans were repaid in full in September and October 1996, at which time the $400,000 deposited by Mr. Finkel was released by the bank.

                  All related party transactions were on terms no less favorable than those with unaffiliated third parties. All future transactions will be on terms no less favorable than Ensec could obtain based upon negotiations with unaffiliated third parties in arms-length transactions.

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

                          INFORMATION REGARDING SenTech

General

                  SenTech EAS Corporation and its wholly owned subsidiary, SenTech EAS International, Inc., hereinafter referred to collectively as "SenTech", manufactures, distributes, and services electronic article surveillance ("EAS") systems and accessories worldwide. SenTech's products are used primarily by retailers to prevent financial losses attributed to theft of merchandise. EAS equipment is composed of (i) a detachable or disposable security circuit, label or other material (often referred to as a "tag" or "target") which is attached to or placed on the article to be protected, and is either removed upon sale of the article or, if not removed, activates a detection system if the article is transported beyond the protected area, and
(ii) a detection system which is usually located in the exit path of the protected area and is activated when an article, to which a tag or target is attached, is transported beyond the protected area. EAS equipment has developed over the last 30 years in response to problems associated with theft and inventory control in the retail industry.

                  SenTech's original focus was sourcing, refurbishing, marketing, installing, and servicing EAS equipment developed by other companies in the EAS industry. Over the past five years, SenTech's business has evolved more towards assembling, marketing, and servicing EAS equipment developed byThe Company. SenTech's current strategy is to further expand its operations focusing primarily on its own EAS equipment while continuing to refurbish, market, install, and service EAS equipment developed and sold by other companies. The EAS equipment developed by The Company is compatible with EAS equipment developed by other companies allowing SenTech to market its own products to retailers who have existing compatible equipment. Therefore, SenTech believes that it is able to attract customers who desire to upgrade their existing systems as well as those customers who desire to purchase a new system from an alternative supplier at lower prices.

                  SenTech was incorporated in the State of Florida in February 1990 as "Ultimate EAS Corporation" and changed its name on several occasions. Prior to September 1995, SenTech's name was "SenTech EAS Corporation." On September 22, 1995, all of the outstanding capital stock of SenTech EAS Corporation was acquired by Lorry Bay & Co., Inc. through the merger of its subsidiary, Lorry Bay Capital, into SenTech EAS Corporation. The resulting entity was renamed SenTech EAS International, Inc. Lorry Bay & Co., Inc. was then merged into a newly formed Florida corporation, SenTech EAS Corporation whereby the ultimate surviving entity was SenTech EAS Corporation and its wholly-owned subsidiary, SenTech EAS International, Inc. SenTech's offices are located at 484 Southwest 12th Avenue, Deerfield Beach, Florida 33442-3108, (954) 426-2965.

Electronic Article Surveillance (EAS) Industry

                  Three distinct technologies are utilized in the EAS industry; radio frequency ("RF") detection, electromagnetic ("EM") detection, and acousto-magnetic ("AM") detection. The Company manufactures, distributes, and services only EAS equipment with RF detection.

EM Detection Systems

                  EM detection systems also utilize detection monitors at exit points combined with detectable tags. The tags for EM detection systems also take the form of reusable hard plastic tags or

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adhesive tags, however, instead of containing RF circuitry, the detectable tags are electromagnetically sensitized strips. One of the disadvantages of utilizing EM detection systems is the systems, unlike RF detection systems, must be installed close together in order to detect EM tags passing out of the protected area. EM systems are primarily used in food stores, video stores, and libraries, where store operators are not as concerned with the visual appeal of the entrances. One of the advantages of utilizing EM detection systems is EM detection tags, unlike RF detection tags, are not detuned or rendered ineffective when applied to metallic surfaces.

AM Detection Systems

                  Recently, a new acousto-magnetic technology has been developed. Products utilizing acousto-magnetic technology are capable of covering broader areas, and have a higher ability to detect labels and tags than standard EM detection systems. However, systems utilizing acousto-magnetic technology, and the required tags, are more expensive than standard EM detection systems.

RF Detection Systems

                  RF detection systems are the most prevalent in the marketplace. RF detection systems utilize low ("LF"), high ("HF") or ultra high ("UHF" or "microwave") frequency systems. In RF detection systems, electronic detectors, consisting of antennas which emit radio waves of a specified frequency, are housed in pedestals, overhead units, floor mats or other panels located at the exits of protected areas (such as checkout counters, doorways, elevators, and escalator locations). Tags for RF detection systems, which contain electronic circuitry that interferes with the signal established between the detector panels, are attached to or placed on the article to be protected.

                  The tags for RF detection systems take the form of either reusable hard plastic tags or adhesive tags. Reusable hard plastic tags are attached to the merchandise being protected usually by means of a specially designed fastener. The reusable plastic tags can only be removed, without causing damage to the article, by using a special decoupling device. Adhesive tags are disposable, intended to be used only once, and are deactivated at the point of purchase by passing the adhesive tag through a de-activation field. When an adhesive tag is transported through the area between the detector panels, the radio interference caused by the tag's circuitry triggers an alarm such as a flashing light, a buzzer, or a central control point signal.

                  RF detection systems protect a large entrance or exit area because of their broad scope of detection stemming from the broad range of radio waves. Although systems using microwave frequencies (900 MHz) protect the widest entrances, SenTech's EAS equipment does not utilize microwave frequencies becauseThe Company believes that 8.2 MHz systems, such as those manufactured byThe Company, will be utilized in most of the future growth in the EAS industry. Tags must be attached to merchandise upon arrival at a store or distribution center and removed at the time of purchase. RF detection systems are most widely used in the protection of "soft goods" (i.e., clothing, footwear), although RF tags in the form of metallic stickers, referred to as "labels", are becoming widely used in the protection of "hard goods" (i.e., health and beauty supplies, electronics, books). Increasingly, there is a trend towards source tagging whereby the manufacturer attaches the EAS tags on products before shipping the products to retailers.

SenTech's Product Line

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                  SenTech currently assembles, refurbishes, markets, installs, and services the following EAS Equipment for use in the retail industry, all of which were developed by SenTech.

"X"Aisle(TradeMark) System

                  The "X"Aisle System is SenTech's newest and most powerful extended aisle Swept RF system which was introduced during the third quarter of 1998. The "X"Aisle System consists of a set of pedestals constructed of durable lightweight injection molded plastic which contain the RF detection circuits with each pedestal measuring 60.5" tall, 18.25" wide and 4" deep. The primary color available is gray, although custom-designed colors may be offered if requested by customers. Two pedestals are capable of protecting entrances/exits up to 8 feet wide using SenTech's new 8.2 MHz "X" Tag and up to 5.5 feet wide with a 1.5" adhesive label. Since the "X"Aisle System detects any tags with 8.2 or 9.5 MHz RF, which are commonly used frequencies, it is compatible with 8.2 or
9.5 MHz RF tags designed by SenTech and its competitors. The "X"Aisle System also uses advanced software programmable circuit design including a Digital Signal Processor, surface mounted electronic components, self testing circuitry, and fiber optics. Its adaptive filtering circuitry is largely immune to false alarms and electrical interference. The electronics are designed for easy installation by field technicians, dealers, or end users. The Company believes the "X"Aisle System is among the most effective wide aisle EAS detection systems currently available. The "X"Aisle System was designed bySenTech and is manufactured and assembled by a related party company (see "Product Development" below).

MultiTag(TradeMark) II System

                  The MultiTag II System consists of a set of pedestals which contain RF detection circuits. Each pedestal measures 60" tall, 12" wide and 4.25" deep and is constructed of a solid all metal frame and composite components. The primary color available is black although custom-designed colors may be offered if requested by customers. The MultiTag II System is capable of protecting entrances/exits up to six feet wide. Since the MultiTag II System detects any tags with 8.2 or 9.5 MHz RF, which are commonly used frequencies, it is compatible with 8.2 or 9.5 MHz RF tags designed bySenTech and its competitors. SenTech believes the MultiTag II System is among the most effective EAS detection systems currently available. SenTech also believes the MultiTag II System is less susceptible to false alarm sources than other EAS detection systems currently available. The MultiTag II System was designed bySenTech, and its sub-assemblies are manufactured by outside sub-contractors and are assembled by employees ofSenTech atSenTech's facilities.

Defender System

                  The Defender System consists of a set of pedestals which contain RF detection circuits. Each pedestal measures 60" tall, 12" wide and 3" deep and is constructed of textured satin black galvanized tubular steel open-frame construction with charcoal gray molded plastic covers. The primary color available is black tubing with charcoal gray covers although custom-designed colors may be offered if requested by customers. The Defender System is capable of protecting entrances/exits up to five feet wide. Since the Defender System detects any tags with 8.2 or 9.5 MHz RF, which are commonly used frequencies, it is compatible with 8.2 or 9.5 MHz RF tags designed bySenTech and its competitors. The Defender System is a low-cost system intended for dealer and domestic price competitive sales. SenTech believes the Defender System is among the highest in target detection rates

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

of EAS detection systems currently available. SenTech also believes the Defender System is less susceptible to false alarm sources than other EAS detection systems currently available. The Defender System was designed bySenTech, and its sub-assemblies are manufactured by outside sub-contractors and are assembled by employees ofSenTech atSenTech's facilities.

Solo System

                  The Solo System, introduced during the fourth quarter of 1997, consists of a single pedestal which contains RF detection circuits. The pedestal measures 60.5" tall, 12" wide and 3" deep and is constructed of textured satin black galvanized tubular steel open-frame construction with charcoal gray molded plastic covers. The primary color available is black tubing with charcoal gray covers although custom-designed colors may be offered if requested by customers. The Solo System is capable of protecting entrances/exits up to 9 feet wide. Since the Solo System is available in either 2.0 or 3.25 MHz frequency allowing for the detection of any tags with 2.0 or 3.25 MHz RF which are commonly used frequencies, it is compatible with 2.0 and 3.25 MHz RF tags designed bySenTech and its competitors. SenTech believes the Solo System is among the most effective single pedestal EAS detection systems currently available. SenTech also believes the Solo System is less susceptible to false alarm sources than other single pedestal EAS detection systems currently available. The Solo System was designed bySenTech, and its sub-assemblies are manufactured by outside sub-contractors and are assembled by employees ofSenTech atSenTech's facilities.

Deactivation Pad

                  The deactivation pad is an instrument that permanently deactivates any 8.2 MHz RF disposable label. Disposable tags are adhesive labels that are attached to the merchandise and often disguised as a simulated bar code or as a point-of-purchase advertising message. The deactivation pad electronically deactivates the RF circuitry contained within the disposable tag. The deactivation pad was designed bySenTech, and its sub-assemblies are manufactured by outside sub-contractors and are assembled by employees ofSenTech atSenTech's facilities. The deactivation pad contains all necessary electronics and does not need to be "slaved" together with other components like most EAS deactivation equipment. The deactivation pad is a 10.5" by 10.5" square pad consisting of a black plastic chassis with a solid black metal base. Multiple deactivation pads may be used together without causing interference with the RF circuitry unlike most other deactivators available in the EAS industry.

Magnetic Detachers

                  Magnetic Detachers are instruments used to remove reusable hard tags that contain RF circuitry from the merchandise to which they are attached. A magnetic lock releases the pins contained within the reusable hard tags. SenTech offers two types of magnetic detachers; (i) the Table Top Detacher, and (ii) the Surface Mount Detacher. Both magnetic detachers were designed bySenTech, and their sub-assemblies are manufactured by outside sub-contractors and assembled by employees ofSenTech atSenTech's facilities. The Table Top Detacher measures 5" in diameter, is constructed of a durable scratch-resistant finish, and is designed to be secured to a counter-top using a security lanyard. The Surface Mount Detacher measures 2.5" or 3" in diameter and is designed to be permanently attached to a surface such as a counter-top. The magnetic detachers are compatible with tags that are designed bySenTech and its competitors.

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

Third Party Product Lines

                  Ensec currently sells the following EAS equipment which were developed by other companies in the EAS Industry but are made toSenTech's specifications.

"X" Tag

                  The "X" Tag is a durable lightweight 8.2 MHz Swept RF tag to be used with SenTech's newest and most powerful extended aisle Swept RF system, the "X"Aisle System, which was introduced during the third quarter of 1998. The "X" Tag is beige and is compatible with all 8.2 MHz RF systems and most ink tags.

Mini Solo Tag

                  The Mini Solo Tag, introduced during the fourth quarter of 1997, is a durable lightweight 2.0 or 3.25 MHz RF tag which is used with SenTech's Solo System. The Mini Solo Tag is light gray or beige and is compatible with all 2.0 or 3.25 MHz RF systems and most ink tags.

Ink Tags

                  Introduced during 1998, the SenTech Ink Tag contains two vials of ink on the head of the tag which breaks and disperses permanent ink onto the item to which it is attached if improperly removed. This feature provides an extra level of deterrence against shoplifting by adding the threat of permanent garment damage if the tag is improperly or forcibly removed. The SenTech Ink Tag may be used together with an EAS hard tag or with a locking clutch.

Omni Tag/Mini Tag

                  The Omni Tags and Mini Tags are reusable hard tags constructed of strong lightweight plastic. The Omni Tag is a 2.75" by 2.25" rectangular tag and the Mini Tag is a 1.875" by 1.625" rectangular tag, both of which contain
8.2 MHz RF circuitry. Both tags are available in black, beige, or custom-designed colors. If either tag passes between an RF detection system an alarm is triggered. The tags are attached to merchandise using special fasteners prior to the merchandise being placed on the sales floor and are detached at the point of purchase using a magnetic detacher. Removal of the tags without the magnetic detacher will damage the protected merchandise. The Omni Tag and the Mini Tag are compatible with 8.2 MHz RF detection systems.

SenTag

                  The SenTag is a reusable hard tag constructed of strong lightweight beige polypropylene plastic. The SenTag is a 2.735" by 1.165" by 0.695" rectangular tag containing microwave frequency circuitry. The SenTag is attached to merchandise using special fasteners prior to the merchandise being placed on the sales floor and is detached at the point of purchase using a special detacher. Removal of the tags without the special detacher will damage the protected merchandise. The SenTag is compatible with most microwave detection systems.

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

Lanyards

                  Lanyards are used in conjunction with any type of tag. It allows for the tagging of hard good items which have closed loop openings such as handbags, luggage and tennis rackets.

Pins

                  Several styles of pins are available for use with various types of reusable hard tags.

Product Development

                  SenTech maintains an on-going effort to develop new EAS equipment. SenTech recently developed and marketed an ultra-light reusable hard tag, the SenTag, described above, and introduced the SenTech Ink Tag during 1998. SenTech believes the SenTag and the Ink Tag, which are both manufactured by non-affiliated companies, are well received by retailers who demand contemporary styled reusable hard tags.

                  During the fourth quarter of 1997, SenTech also developed and marketed the Solo System, described above, which has been well received in the marketplace. SenTech believes the Solo System is among the most effective single pedestal EAS detection systems currently available.

                  In June 1997, SenTech entered into a three year purchase and manufacturing agreement (the "Agreement") with a company whose President and Chief Executive Officer, Thomas A. Nicolette, is a director of SenTech. The Agreement provides for the development and manufacture of SenTech's third generation EAS system, the "X"Aisle System, and the electronic printed circuit boards for the MultiTag II System and the Defender System. Currently, the electronic printed circuit boards for the MultiTag II System and the Defender System are designed and manufactured by a competitor of SenTech. The Agreement requires SenTech to pay for non-recurring engineering costs in exchange for an assignment of fifty percent of the joint technology as defined by the Agreement and requires SenTech to purchase minimum quantities of the system each year.

                  Management believes that any new EAS equipment it develops, combined with SenTech's existing equipment, customer and market base, may provide SenTech with the potential for significant growth. Historically, SenTech's research and development expenses have been immaterial relative to SenTech's operations.

Assembly and Manufacturing Operations

                  SenTech's manufacturing operations consist primarily of the procurement of component parts and the assembly of finished products at SenTech's leased facility in Deerfield Beach, Florida. Most of the EAS equipment developed by SenTech consists of component parts manufactured for SenTech or purchased from third parties. SenTech does not maintain an extensive finished goods inventory since SenTech believes it is able to obtain required component parts, assemble, and ship its product within competitive lead times acceptable to its customers. SenTech subcontracts with local vendors to assemble printed circuit boards, and machine, mold, and finish various component parts. SenTech anticipates it will continue to rely primarily on such third party manufacturers and vendors

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in order to minimize overhead. SenTech minimizes dependence on any one supplier by maintaining sufficient alternatives for its raw materials and finished goods requirements.

Refurbishing Operations

                  SenTech acquires and refurbishes existing products developed by its major competitors primarily from customers who are upgrading or changing their current detection systems and from liquidation and foreclosure sales. All of SenTech's refurbishing activities, including the inspection and testing of the refurbished product, are performed by employees of SenTech at SenTech's leased facility in Deerfield Beach, Florida.

Installation and Customer Service

                  SenTech usually provides one-year warranties on all its products covering both parts and labor and offers optional extended warranties which may be purchased by customers. In July 1995, SenTech entered into a service agreement effective August 1995 with a national service organization, whose President and Chief Executive Officer, Thomas A. Nicolette, is a director of SenTech, which provides for the installation and servicing of any 8.2 MHz EAS system. The national service organization has 31 service centers throughout the United States and is capable of providing service on a national level. Any EAS systems not covered by the agreement are handled by SenTech's service personnel or other third party service providers. The agreement is for a one-year term and is automatically renewable for one-year periods unless terminated in writing by either party. SenTech has not received any termination notices and believes its relationship with the service provider is favorable. Although there can be no assurance the agreement will not be terminated or will be renewed in the future, SenTech anticipates the agreement will automatically be renewed through August 2000.

Markets and Marketing Strategy

                  SenTech markets and sells EAS equipment in the United States and abroad through an internal sales force of four individuals and Company management. SenTech's current regional sales representatives primarily cover the Eastern United States. SenTech is in the process of recruiting a national sales force to expand its coverage of the United States market. Domestic dealer and foreign distributor sales are conducted primarily by internal sales people. Management markets EAS equipment through a direct-calling program in addition to attending trade shows, advertising in trade publications, a direct-mailing program, and internet advertising.

                  There were no material concentrations of sales or accounts receivable outside the United States during December 31, 1998 and 1997.

                  SenTech's sales and marketing efforts are focused on retailers who do not yet utilize EAS equipment as well as retailers who presently utilize EAS equipment developed by SenTech's major competitors and are seeking an alternative supplier of EAS equipment offering lower prices with more personalized service. Since SenTech refurbishes, markets, and services EAS equipment developed and sold by other companies, and its own products are compatible with such other products, SenTech believes it is able to compete for many of the needs of retailers presently utilizing EAS equipment.

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

                  SenTech's sales and marketing efforts include a "Try Buy" program under which SenTech installs its EAS equipment in a retailer's store for a trial period at a minimal cost that covers only SenTech's cost of labor to install and monitor such equipment. The trial period lasts for approximately 60-90 days, after which the retailer decides whether or not to purchase the equipment. If the retailer chooses not to purchase SenTech's EAS equipment, the equipment is removed from the location without any further obligation. Since the introduction of this program, most of the trials have resulted in the retailers' purchase of SenTech's equipment.

                  With respect to EAS equipment developed by other companies, SenTech purchases such equipment from third party manufacturers and distributors in the United States and abroad and resells such EAS equipment at discounted rates. SenTech is able to purchase such equipment from third parties at favorable rates based upon its relationship with such third parties.

Backlog

                  At December 31, 1998, SenTech ended the year with over $28,000 in backlog of sales orders compared to $326,000 in backlog at December 31, 1997. SenTech expects the entire backlog of sales orders at the end of 1998 to be shipped prior to the end of the first quarter of 1999. The amount of backlog at any time during the year is not necessarily indicative of the volume of business for the upcoming year. SenTech's revenues are substantially dependent on its customers' seasonal retail sales. Historically, SenTech has experienced higher sales volume in the third and fourth quarters of each year.

Employees

                  SenTech currently has 8 full time employees and one part time employee, none of who have entered into employment agreements with SenTech nor are represented by a labor union. From time to time, SenTech hires temporary personnel to accommodate special requirements for larger projects. SenTech does not have key-man life insurance on any of its employees.

Competition

                  SenTech competes in the EAS industry with several companies. Many of these companies are larger and better known and have significantly greater financial, technological, manufacturing and marketing resources than SenTech. SenTech's principal competitors are Sensormatic Electronics Corporation ("Sensormatic"), Checkpoint Systems, Inc. ("Checkpoint"), Sentry Technology Corporation ("Sentry"), and a number of smaller companies. Although SenTech believes it has strived to compete effectively in the past by offering innovative products and competitive prices, no assurance can be given that SenTech will be capable of effectively competing successfully in the future, or that SenTech will be successful in maintaining or expanding its share of the market for its products. No assurance can be given the products or technologies that may be developed and introduced by competitors will not render SenTech's products less competitive or obsolete. SenTech remains competitive in the EAS industry because the equipment developed by SenTech is compatible with EAS equipment developed by other companies. In addition, SenTech purchases EAS equipment developed by other companies from third party manufacturers and distributors at favorable rates and resells such equipment at discounted prices.

Government Regulation

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

                  The EAS Industry is subject to extensive regulation by various federal and state regulatory agencies including the Federal Communications Commission (the "FCC"). Any equipment manufactured by other companies that is refurbished and resold by SenTech has received the required approvals from the FCC. SenTech intends to submit applications for approval by the FCC of equipment invented and developed by SenTech. There can be no assurance that SenTech will obtain the requisite approvals, and the failure to obtain such approvals could have a materially adverse effect upon SenTech's business.

                  From time to time, legislation and regulations that could potentially affect SenTech, either beneficially or adversely, have been proposed by federal and state legislators and regulators. Management is not aware of any currently pending or proposed legislation or regulations which would have a materially adverse impact onSenTech's operations if adopted. There can be no assurance that the FCC or various state regulators will not adopt regulations or take other actions that would materially adversely affect the business of SenTech.

Absence of Patent Protection

                  SenTech does not currently have patent protection on most of its products. Its ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its products. SenTech may apply for patent protection on future products it develops, however, there can be no assurance that it will be successful in obtaining such patents or, if obtained, that such patents will afford SenTech sufficient protection. SenTech intends to rely substantially on unpatented proprietary information and technological know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to its technology. Also, it is not certain that SenTech's proprietary technology will not infringe patents or other rights owned by others. In the event that patent infringement claims are brought against SenTech, SenTech may be forced to obtain a license for such technology, and there can be no assurance that it will be successful in obtaining such licenses. In the event that SenTech contests an infringement claim, it may divert SenTech's resources from other purposes.

Technological Obsolescence or Failure and Uncertain Market Acceptance of Future Products

                  The markets served by SenTech are to a certain extent characterized by technological advances, changes in customer requirements, and occasional new product introductions and enhancements. SenTech's business may require, at times, ongoing research and development efforts and expenditures, and its future success may depend on its ability to enhance its current products and develop and introduce new products which keep pace with technological developments in response to evolving customer requirements. There can be no assurance SenTech's failure to anticipate or respond adequately to technological developments and changing customer requirements, or the occurrence of significant delays in new product development or introduction, or the technological failures of its products or the systems in which they are incorporated, would not result in a material loss of anticipated future revenues and seriously impair SenTech's competitiveness. In addition, SenTech may misgauge market needs and introduce products which fail to gain the necessary market acceptance for whatever reason. Hence, it is also uncertain whether new products or enhancements of existing products can be successfully marketed and sold by SenTech.

Properties

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

                  SenTech's offices, warehouse, and distribution center are located in 6,300 square feet of leased facilities in Deerfield Beach, Florida of which approximately 3,600 square feet are used for offices. Through the end of the lease term on January 31, 2000, the lease provides for payments of approximately $5,000 per month including sales tax and common area maintenance expenses. SenTech believes these facilities are adequate to accommodate operations through the end of the lease term.

Legal Proceedings

                  SenTech is involved in various claims and legal actions arising in the ordinary course of business. Although SenTech is unable to predict the ultimate disposition of these matters, SenTech does not believe the resolution of such matters will have a material adverse effect on its consolidated financial position, results of operations, or liquidity.

                  In October 1996, SenTech was named as a defendant in a lawsuit filed in New Jersey Superior Court whereby the plaintiff is seeking damages with respect to certain alleged invoices totaling approximately $20,000. A motion to amend the pleadings was filed and granted to assert counterclaims and third party claims against the plaintiff and its officers for, among other things, false designation of origin under the federal Lanham Act, violations of statutory and common law unfair competition, trademark and trade dress infringement, and breach of contract all of which may result in damages exceeding $1,000,000. SenTech's counterclaim and third party claims arose from an alleged intentional breach of a requirements type contract in which the plaintiff was authorized to manufacture for SenTech certain equipment for sale to third parties. Although SenTech has recorded in accrued liabilities a provision of approximately $20,000 for any liability which may result from the plaintiff's claims, SenTech plans to continue to vigorously defend against the plaintiff's alleged claims and to pursue its counterclaims and third party claims against the plaintiff. While there is no assurance as to the outcome of this legal action, management and legal counsel for SenTech believe the ultimate resolution of this matter will not have a material adverse effect on its consolidated financial position or results of operations.

                  Other than the claims noted above, SenTech has no notice of any pending or threatened litigation.

Market For Registrant's Common Stock And Related Security Holder Matters

                  SenTech's common stock has not commenced trading but is listed on the National Association of Securities Dealers, Inc. ("NASD") OTC Electronic Bulletin Board ("Bulletin Board") under the symbol "SETE". There have been no quotes on SenTech's common stock since its listing on the Bulletin Board.

                  In April 1997, in connection with a private placement of SenTech's common stock under Regulation D Rule 506 of the Securities Act of 1933, as amended, SenTech consummated the sale of 343,894 units, each unit consisting of one share of common stock and one common stock purchase warrant. Each warrant expires after five years of issuance and entitles the registered holder to purchase one share of common stock at a purchase price equal to the lesser of $5.50 or ten percent above the offering price of a share of common stock in a proposed public offering. The net proceeds received by SenTech from this offering were approximately $707,000 of which approximately $198,000 from the sale of 88,173 units was received during the year ended December 31, 1997.

                  In June 1998 October 1997, SenTech issued 30,000 and 97,500 shares of SenTech's common stock pursuant to directors' and officers' compensation agreements.

                  SenTech has never paid a cash dividend on its common stock since its inception nor does it anticipate paying any cash dividends in the near future. SenTech intends to retain any future earnings to finance the operations of SenTech.

                  At January 31, 1999, SenTech had approximately 105 registered holders of record.

Executive Compensation

The following table sets forth all compensation for services rendered in all capacities to SenTech and its subsidiary for each of the years ended December 31, 1998 and 1997 bySenTech's President and Chief Executive Officer. There were no other executive officers or other persons whose total compensation exceeded $100,000 during the years ended December 31, 1998 and 1997.

                                                                                    Long-term
                                                Annual Compensation            Compensation Awards
                                                -------------------            -------------------
Name/                                                                         Restricted        Options/       All Other
Principal Position             Year        Salary        Bonus       Other       Stock            SARS       Compensation
------------------             ----        ------        -----       -----       -----            ----       ------------
Ronald L. Meggison, Jr.
President & CEO                1998        $74,607         0          $25         $500             0               0
                               1997         67,103         0           19       15,750             0               0

Saul Pozensky
Former President & CEO         1998         48,903         0          104          500             0               0
                               1997         74,079         0           87        3,500             0               0


                  Directors of SenTech receive 1,000 shares of common stock per year for acting in such capacities. In addition, Directors receive 1,000 shares of common stock for each Board of Directors meeting attended, however, no Director shall receive more than 5,000 shares of common stock in any one year period. For each of the years ended December 31, 1998 and 1997, 25,000 shares of SenTech's common stock was granted pursuant to SenTech's Board of Director's Compensation policy. Effective January 1, 1998, in addition to the Board of Director's stock based compensation described above, non-management Directors receive $10,000 annually payable quarterly in arrears.

                  SenTech does not currently have employment agreements with any of SenTech's executive officers or any other members of management.

                  There were no performance options granted by SenTech during the years ended December 31, 1998 and 1997.

         Certain Relationships and Related Transactions

                  In the fourth quarter of 1996 and the first and second quarters of 1997, SenTech sold an aggregate of 343,894 units, each unit consisting of one share of common stock and one common stock purchase warrant, in a private placement. SenTech's Chairman, Edward A. Mulhare, purchased 10,504 units in this private placement.

                  In the second quarter of 1997, SenTech entered into a three year purchase and manufacturing agreement (the "Agreement") with a company whose President and Chief Executive Officer, Thomas A. Nicolette, is a director of SenTech. The Agreement, as amended, provides for the development and manufacture of SenTech's third generation EAS system. The Agreement requires SenTech to pay $187,000 of non-recurring engineering costs in exchange for an assignment of fifty percent of the joint technology as defined by the Agreement. As of December 31, 1998, SenTech paid $187,000 of the non-recurring engineering costs of which approximately $117,000 was paid during 1997. The Agreement also requires SenTech to purchase minimum quantities of the system each year representing an aggregate purchase commitment of $2,250,000 with annual obligations of $375,000 by February 1999; $750,000 by January 2000; and $1,125,000 by January 2001.

                  In the third quarter of 1997, warrants to purchase 12,500 shares of common stock at an exercise price of $2.40 per share expiring June 2000 were issued to Milan Resanovich, the Vice Chairman of the Board of Directors, in exchange for extending the maturity date to December 31, 1998 on both the 8% mandatory convertible promissory note in the amount of $53,000 and the 6% senior note in the amount of $150,000 both of which are due to Messr. Resanovich. Additionally, $4,325 of accrued interest on the 8% mandatory convertible promissory note due to Messr. Resanovich was converted to 1,802 shares of SenTech's common stock.

                  In the third quarter of 1997, warrants to purchase 30,000 shares of common stock at an exercise price of $2.40 per share expiring June 25, 2002 were issued to Thomas A. Nicolette, a director of SenTech, as an incentive for Messr. Nicolette to serve on the Board of Directors of SenTech.

                  In the fourth quarter of 1997, 45,000 shares of SenTech's common stock was granted for additional compensation to Ronald L. Meggison, Jr., SenTech's President and Chief Executive Officer.

                  In the first quarter of 1998, in exchange for extending the maturity date to January 2001 on both the 8% mandatory convertible promissory note in the amount of $53,000 and the 6% senior note in the amount of $150,000 both of which are due to Messr. Resanovich, the Vice Chairman of the Board of Directors, SenTech (i) issued to Messr. Resanovich warrants to purchase 12,500 shares of common stock at an exercise price of $2.40 per share expiring January 2001 and (ii) amended the warrants to purchase 12,500 shares of common stock at an exercise price of $2.40 per share expiring June 2000 issued to Messr. Resanovich in the second quarter of 1997, to expire January 2001.

                  In the second quarter of 1998, $2,138 of accrued interest on the 8% mandatory convertible promissory note due to Messr. Resanovich, the Vice Chairman of the Board of Directors, was converted to 891 shares ofSenTech's common stock.

                  In the second quarter of 1998, 5,000 shares of SenTech's common stock was granted for additional compensation to Ronald L. Meggison, Jr., SenTech's President and Chief Executive Officer.

                              THE SPECIAL MEETINGS

General

                  Ensec. This Joint Proxy Statement/Prospectus is being furnished to holders of The Company Common Stock in connection with the solicitation of proxies by the Ensec Board for use at the Ensec Special Meeting to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the Plan Proposals, to grant authorization to Ensec to adjourn the Ensec Special Meeting to solicit additional proxies and to transact such other business as may properly come before the Ensec Special Meeting.

                  The Company board has unanimously approved the merger agreement and ratified the plan proposals and unanimously recommends that the holders of Ensec common stock vote for the approval and adoption of the merger agreement and for the approval of the plan proposals.

                  SenTech. This Joint Proxy Statement/Prospectus is being furnished to holders of SenTech Common Stock in connection with the solicitation of proxies by the SenTech Board for use at the SenTech Special Meeting to consider and vote upon the approval and adoption of the Merger Agreement and the approval of the Plan Proposals, to grant authorization to SenTech to adjourn the SenTech Special Meeting to solicit additional proxies and to transact such other business as may properly come before the SenTech Special Meeting.

                  The SenTech board has unanimously approved the merger agreement and ratified the plan proposals and unanimously recommends that the holders of SenTech common stock vote for the approval and adoption of the merger agreement and for approval of the plan proposals.

Record Dates

                  Ensec. Ensec Board has fixed the close of business on        ,
1999 as the Ensec Record Date for the determination of the holders of Ensec Common Stock entitled to receive notice of, and to vote at, the Ensec Special Meeting.

                  SenTech. The SenTech Board has fixed the close of business on , 1999 as the SenTech Record Date for the determination of the holders of
SenTech Common Stock entitled to receive notice of, and to vote at, the SenTech Special Meeting.

Times and Places; Purposes

                  Ensec. The Ensec Special Meeting will be held at 352 Seventh
Avenue, Suite 1040, New York, New York on       , 1999, starting at 10:00 a.m.
local time. At the Ensec Special Meeting, the holders of Ensec Common Stock will be asked to consider and vote upon (i) the Merger Agreement, and (ii) such other matters as may properly come before the Ensec Special Meeting, including adjournment of the Ensec Special Meeting to solicit additional proxies.

                  SenTech. The SenTech Special Meeting will be held at Gersten,
Savage & Kaplowitz, LLP, 101 East 52nd Street, New York, New York on      ,
1999, starting at 10:00 a.m. local time. At the SenTech Special Meeting, the holders of SenTech Common Stock will be asked to consider and vote upon (i) the Merger Agreement, (ii) the Plan Proposals and (iii) such other matters as may properly come before the SenTech Special Meeting, including adjournment of the SenTech Special Meeting to solicit additional proxies.

Voting Rights; Votes required for Approval

                  Ensec. Only holders of record of shares of Ensec Common Stock on the Ensec Record Date are entitled to notice of, and to vote at, the Ensec Special Meeting. On the Ensec Record Date, there were 6,016,250 shares of Ensec Common Stock outstanding and entitled to vote at the Ensec Special Meeting held by approximately 84 shareholders of record.

                  Each holder of record of Ensec Common Stock, as of the Ensec Record Date, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Ensec Common Stock entitled to vote is necessary to constitute a quorum at the Ensec Special Meeting. Under the FCBA and pursuant to Ensec's Articles of Incorporation, the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Ensec Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the Ensec Common Stock represented in person or proxy at the Ensec Special Meeting, at which a quorum is not present, is required to approve an adjournment of the Ensec Special Meeting. The Merger Agreement is also subject to approval by the holders of SenTech Common Stock described herein. Proxies may be revoked by notice of revocation or a later signed and dated proxy or by attending the Ensec Special Meeting and voting in person. Attendance at the Ensec Special Meeting will not in itself constitute the revocation of a proxy.

                  SenTech. Only holders of record of shares of SenTech Common Stock on the SenTech Record Date are entitled to notice of and to vote at the SenTech Special Meeting. On the SenTech Record Date, there were 10,398,954 shares of SenTech Common Stock outstanding and entitled to vote at the SenTech Special Meeting held by five shareholders of record.

                  Each holder of record of SenTech Common Stock, as of the SenTech Record Date, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of SenTech Common Stock entitled to vote is necessary to constitute a quorum at the SenTech Special Meeting. Under the FBCA, the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of SenTech Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. The affirmative vote of the holders of a majority of the SenTech Common Stock represented in person or by proxy at the SenTech Special Meeting, at which a quorum is not present, is required to approve an adjournment of the Special Meeting. The Merger Agreement is also subject to approval by the holders of Ensec Common Stock described herein. Proxies may be revoked by notice of revocation or a later signed and dated proxy or by attending the SenTech Special Meeting and voting in person. Attendance at the SenTech Special Meeting will not in itself constitute the revocation of a proxy.

PROXIES

                  All shares of Ensec Common Stock and SenTech Common Stock represented by properly executed proxies received prior to or at the Ensec Special Meeting or SenTech Special Meeting, respectively, and not subsequently revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted FOR the approval of the Merger Agreement. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Special Meeting, will not be voted. Accordingly, as the affirmative vote of a majority (in the case of Ensec) or two-thirds of the outstanding shares is required for the approval of the Merger Agreement, a proxy marked "ABSTAIN" will have the effect of a vote against the proposal. A broker non-vote occurs when an agent holding shares for a beneficial owner does not vote on a particular proposal because the agent does not have discretionary voting power with respect to that proposal and has not received instructions with respect to how to vote on such matter from the beneficial owner. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the

Merger Agreement and, therefore, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to such proposals. Shares represented by broker non-votes will be counted for purposes of determining whether there is a quorum at the applicable Special Meeting but will not be counted for purposes of determining the number of shares present entitled to vote with respect to a particular proposal for which authorization to vote was withheld. With respect to the Merger Agreement, however, since the affirmative vote of a majority of the outstanding shares is required for approval of the Merger Agreement, a broker non-vote with respect to such proposal will have the effect of a vote against such proposal. For other matters to come before a meeting, broker non-votes have the practical effect of reducing the number of affirmative votes required to achieve the requisite vote for such proposal by reducing the total number of shares of common stock from which the requisite vote is calculated. Accordingly, roker non-votes with respect to a proposal will not be considered shares entitled to vote and, therefore, will not be counted as votes for or against such proposal in determining whether such proposal is approved. Ensec Board and the SenTech Board are not currently aware of any business to be acted upon at their respective Special Meetings other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Such adjournment may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the Merger Agreement will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies with respect to such matter.

                  Holders of Ensec Common Stock and holders of SenTech Common Stock will not be entitled to present any matter for consideration at either of the Special Meetings. A holder of Ensec Common Stock or a holder of SenTech Common Stock may revoke his or her proxy at any time prior to the voting of the proxy by delivering to the Secretary of Ensec or SenTech, as the case may be, a signed notice of revocation or a later dated signed proxy or by attending the applicable Special Meeting and voting in person. Attendance at the Ensec Special Meeting or the SenTech Special Meeting will not itself constitute the revocation of a proxy. The cost of solicitation of proxies will be paid by Ensec for Ensec proxies and by SenTech for SenTech proxies. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Ensec or SenTech, as the case may be, will, upon request, reimburse them for their reasonable expenses in so doing.

                  Holders of Ensec common stock and holders of SenTech common stock should not send in any stock or share certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates for Ensec common stock and SenTech common stock will be mailed by Ensec and SenTech to their respective holders of common stock as soon as practicable after the consummation of the transaction. See "The Transaction--Appraisal Rights."

                              THE MERGER AGREEMENT

General

                   The Merger Agreement contemplates the mergers of E-Sub and S-Sub, two wholly owned subsidiaries of Global, with and into Ensec and SenTech, respectively, with Ensec and SenTech surviving the Mergers as wholly owned subsidiaries of Global, The Mergers will become effective by filing Articles of Merger with the Secretary of State of the State of Florida. It is anticipated that such filings will be made immediately on the closing under the Merger Agreement. The following description of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and attached hereto as Exhibit 2.1. Capitalized terms used in the following description of the Merger Agreement that are defined in the Merger Agreement and not otherwise defined are used herein as defined in the Merger Agreement.

Consideration to be Received in the Mergers

                  At the Ensec Merger Effective Time, (a) each outstanding share of Ensec Common Stock and all rights in respect thereof will be converted into
0.2180149 shares of Global Common Stock and (b) each outstanding share of Ensec Common Stock held in the treasury of Ensec will be canceled and cease to exist.

                  At the SenTech Merger Effective Time, (a) each outstanding share of SenTech Common Stock and all rights in respect thereof will be converted into 0.4965541 shares of Global Common Stock and (b) each outstanding share of SenTech Common Stock held in the treasury of SenTech will be canceled and cease to exist.

Exchange of Shares

                  Subject to the terms and conditions of the Merger Agreement, at or prior to the Closing Date, Global will appoint an exchange agent (the "Exchange Agent") to effect the exchange of Ensec Common Stock and SenTech Common Stock for Global Common Stock. Global will upon the Closing Date deposit certificates representing shares of Global Common Stock with the Exchange Agent for conversion of Ensec Common Stock and SenTech Common Stock. Commencing immediately after the relevant Effective Time, holders of Ensec Common Stock or SenTech Common Stock may surrender their certificates to the Exchange Agent. In exchange for such share certificates, holders will receive Global Common Stock certificates representing such number of shares as described under "--Consideration to be Received in the Transaction." Holders of unexchanged certificates that, prior to the relevant Effective Time, represented shares of Ensec Common Stock or SenTech Common Stock will not be entitled to receive any dividends or other distributions payable by Global until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions, without interest. No fractional shares of Global Common Stock will be issued. Each holder of shares of Ensec Common Stock and SenTech Common Stock who would otherwise be entitled to a fraction of a share of Global Common Stock (after aggregating all fractional shares of Global Common Stock to be received by such holder) shall be entitled to receive a whole share of Global Common Stock.

Dissenter's Rights

                  Holders of shares of Ensec Common Stock and SenTech Common Stock have dissenters' rights under Sections 607.1301, 607.1302 and 607.1320 of the FBCA. Any shares of capital stock of Ensec or SenTech with respect to which the holder thereof ("Dissenter") ultimately receives payment pursuant to Sections 607.1301, 607.1302 and 607.120 of the FBCA will not be converted into Global Common Stock pursuant to the Agreement, but the holder thereof will only be entitled to such rights as are granted by the FBCA. See "The Transaction--Appraisal Rights." If, after the Closing Date, a Dissenter loses the right to receive payment pursuant to the FBCA, then such holder's shares will automatically be converted into and represent only the Global Common Stock into which such shares would have been converted under the Merger Agreement if there had been no dissent, effective as of the relevant Effective Time. Upon surrender of the certificate representing such shares, without prejudice to any corporate proceedings which may have been taken during the interim period between the relevant Effective Time and the occurrence of such event, such shareholder will be entitled to receive any dividends or other distributions made to shareholders during such interim period. See "The Transaction--Appraisal Rights."

Treatment of Outstanding Warrant and Stock Options

                  At the relevant Effective Time, (a) each outstanding and unexercised warrant and option to purchase shares of Ensec Common Stock or SenTech Common Stock will be assumed by Global and converted into a warrant or option, as the case may be, to purchase shares of Global Common Stock. The number of shares of Global Common Stock to be subject to the Global warrant or option into which such warrant or option is converted (a "Converted Option") shall be equal to the product of (x) the number of shares of Ensec Common Stock or SenTech Common Stock subject to the option that is converted immediately prior to the relevant Effective Time and (y) the Ensec Exchange Ratio or the SenTech Exchange Ratio, as applicable, each rounded down to the nearest whole share. The exercise price per share of Global Common Stock for each particular Global option shall be equal to (x) if such Global option resulted from a Converted option to acquire Ensec Common Stock, the exercise price per share under the Converted option, or (y) if such Global Option resulted from a Converted option to acquire SenTech Common Stock, (1) the exercise price per share under the Converted option divided by (2) the SenTech Exchange Ratio, each of which shall be rounded up to the nearest whole cent.

                  For a further discussion of the treatment of Ensec and SenTech stock options and other employee benefit plans for each of Ensec and SenTech under the Merger Agreement, see "The Transaction--Interests of Certain Persons in the Transaction." For a description of Global Common Stock, see "Description of Global Capital Stock--Common Stock."

Global's Board

                  The Merger Agreement provides that following the consummation of the Mergers, the Board of Directors of Global will consist of Edward A. Mulhare, as Chairman, Charles N. Finkel, Theodore Olson Pemberton, Milan Resanovich and Thomas A. Nicolette. See "Directors and Management of Global--Directors."

Certain Conditions

                  Conditions of Each Party's Obligation to Effect the Mergers

                  In addition to approval by shareholders of Ensec and SenTech, the obligation of each party to the Merger Agreement to consummate the Mergers is subject to the following conditions: (a) no federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which makes the Mergers illegal or otherwise prohibits their consummation, (b) all material authorizations, consents, orders and approvals of, applicable government agencies, (c) the Registration Statement, of which this Joint Proxy Statement/Prospectus forms a part, shall have become effective prior to mailing by Ensec and SenTech of this Joint Proxy Statement/Prospectus to their respective shareholders and no stop order suspending the effectiveness of the Registration

Statement, of which this Joint Proxy Statement/Prospectus forms a part, shall be then threatened, initiated or in effect, and (d) all required state securities and blue sky permits or approvals shall have been received.

                  Additional Conditions to the Obligations of Ensec

                  The obligations of Ensec to effect the transactions contemplated by the Merger Agreement are further subject to all of the following conditions, among others: (a) the representations and warranties of SenTech contained in the Merger Agreement shall be true and correct as of the Closing Date with the same effect as though made on and as of such time (except to the extent such representations and warranties speak as of an earlier date); (b) SenTech shall have performed or complied in all material respects with all covenants, obligations and conditions required to be performed and complied with as of the Closing Date; (c) SenTech shall have obtained certain required third-party consents with respect to the transactions; (d) Ensec and SenTech shall have received certain legal opinions with respect to corporate, regulatory and tax matters; and (e) there shall not have occurred any event, fact or condition which has had or reasonably would be expected to have a Material Adverse Effect on Global, SenTech, or the surviving corporations since the date of the Merger Agreement.

                  Additional Conditions to the Obligations of SenTech

                  The obligations of SenTech to effect the transactions contemplated by the Merger Agreement are further subject to all of the following conditions, among others: (a) the representations and warranties of Ensec contained in the Merger Agreement shall be true and correct as of the Closing Date with the same effect as though made as of such time (except to the extent such representations and warranties speak as of an earlier date); (b) Ensec and shall have performed or compiled in all material respects with all covenants, obligations and conditions required to be performed and complied with as of the Closing Date; (c) SenTech and Ensec shall have received certain legal opinions with respect to corporate, regulatory and tax matters; and (d) there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on Ensec.

                  "Material Adverse Effect," as defined in the Merger Agreement, means a fact or event which has had or is reasonably likely to have a material adverse effect on the assets, business, financial condition or results of operations of Global and its Subsidiaries taken as a whole. Ensec and its Subsidiaries taken as a whole, or SenTech and its Subsidiaries taken as a whole, as indicated by the context in which used, and when used with respect to representations, warranties, conditions, covenants or other provisions hereof means the individual effect of the situation to which it relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

Certain Representations and Warranties

                  The Merger Agreement contains certain representations and warranties of Ensec, SenTech and Global as to, among other things, due organization and good standing, authorized capital stock, ownership of subsidiaries, corporate authority to enter into the contemplated transactions, recent filings with the Commission (if applicable), financial statements, ownership of and title to assets and properties, material contracts, tax matters, regulatory matters, information supplied for use in this Registration Statement and Joint Proxy Statement/Prospectus, the absence of material changes or events, compliance with laws, agreements, contracts or commitments with third parties, ownership of personal property, litigation, employee benefit plans, intellectual property, labor matters and environmental matters.

Certain Covenants

                  The Merger Agreement provides that from the date thereof to the Closing Date, except as otherwise permitted by the Merger Agreement, Ensec and SenTech will each conduct its business in the ordinary course consistent with past practices. By way of illustration and without limiting the foregoing, the Merger Agreement places restrictions on the ability of Ensec and SenTech to, among other things, (a) enter into any material commitment or transaction other than in the ordinary course of business; (b) grant any severance or termination pay in excess of $10,000; (c) transfer intellectual property rights, subject to certain exceptions; (d) violate or amend any contracts or agreements required to be set forth in the disclosure schedule to the Merger Agreement; (e) declare or pay dividends, make distributions with respect to its stock, or split, combine or reclassify its stock or issue securities; (f) issue or sell shares, unless pursuant to an warrant or option granted prior to the execution of the Merger Agreement; (g) amend its Articles of Incorporation or Bylaws; (h) adopt or amend employee compensation and severance benefits; (i) change any material election or any accounting method in respect of taxes; or (j) take any action which would jeopardize the ability of the business combination to be effected by the Mergers and the Interest Exchange from being accounted for as a pooling of interests.

No Solicitation of Transactions

                  The Merger Agreement provides that Ensec and SenTech will not, and will not allow any of its officers, directors, or agents to, directly or indirectly, solicit, initiate, encourage or participate in any discussions or negotiations relating to an Acquisition Proposal (as defined below) except for an Acquisition Proposal from a third party that among other requirements, has been determined by the respective Board in good faith and consistent with its fiduciary duty, is superior to the Transaction.

                  As defined in the Merger Agreement, "Acquisition Proposal" means a bona fide proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving Ensec or SenTech as the case may be, or any Subsidiary thereof, or any proposal to acquire in any manner a substantial equity interest in, or a substantial amount of the assets of Ensec or SenTech as the case may be or any such Subsidiary.

Control of Other Party's Business

                  Nothing in the Merger Agreement grants (i) Ensec the right to control or direct SenTech's operations prior to the Closing Date, or (ii) SenTech the right to control or direct Ensec's operations prior to the Closing Date.

Termination

                  At any time prior to the Closing Date, the Merger Agreement may be terminated as authorized by the respective Boards of Directors of Ensec, on the one hand, or of SenTech, on the other hand, as follows: (a) by mutual written consent of Ensec and SenTech; (b) by either Ensec or SenTech (each referred to as "party" to the Transaction), if the Mergers shall not have been consummated on or before February 28, 1999 (unless such failure to consummate is caused solely by reason of the failure of the terminating party to consummate the Transaction; (c) by either party if the other party shall have made a misrepresentation or breached an obligation under the Merger Agreement, and such breach or misrepresentation is not cured within 20 days after notice thereof and such breach or misrepresentation results or would reasonably be expected to result in a Material Adverse Effect on the terminating party; (d) by either party upon the occurrence of a Material Adverse Effect on the other party or an event which could reasonably be expected to result in a Material Adverse Effect on the other party; (e) by either party (the "terminating party") (i) if the other party's Board of Directors shall withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement or the Mergers or (ii) if the terminating party's own Board of Directors shall have failed to reaffirm its recommendation with respect to the Transaction; (f) by either party if any of the required approvals of the shareholders or partners, as the case may be, shall fail to have been obtained; (g) by either party prior to the approval of the Merger Agreement by the shareholders or the partners of such party, as applicable, upon five business days' prior notice to the other party, if, as a result of an Acquisition Proposal received from a person other than a party to the Transaction or any of its affiliates, the Board of Directors, as applicable, of such party determines in good faith, on the basis of advice of outside counsel, that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of such party shall have concluded in good faith, after considering applicable provisions of law, on the basis of advice of outside counsel, that such action is necessary for the Board of Directors of such party to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, the terminating party shall, and shall cause its respective financial and legal advisors to, negotiate with the non-terminating party to adjust the terms and conditions of the Merger Agreement to provide the opportunity for the terminating party to proceed with the transactions contemplated thereby; or (h) by Ensec or SenTech if there exists a final, nonappealable order or a ruling by a court of competent jurisdiction or governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement.

Effect of Termination

                  The Merger Agreement obligates Ensec to pay to SenTech, or SenTech to pay to Ensec, in certain circumstances set forth in the Merger Agreement, such party's reasonable out-of-pocket expenses up to $50,000 (the "Termination Fee") on the date the Merger Agreement is terminated. The Merger Agreement obligates SenTech to pay to Ensec the Termination Fee if (i) Ensec (or, in certain cases, SenTech) terminates the Merger Agreement because the Board of Directors or any committee thereof of SenTech withdraws or modifies in any adverse manner its approval or recommendation of the Merger Agreement, the Mergers or the Interest Exchange, (ii) Ensec or SenTech terminate the Merger Agreement due to the failure to obtain the required approval from the SenTech shareholder, (iii) SenTech terminates the Merger Agreement prior to the approval of the Merger Agreement by the SenTech shareholders or the partners in the Partnership, upon SenTech having received an Acquisition Proposal and the SenTech Board having concluded that its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted, or (iv) Ensec terminates the Merger Agreement as a result of the failure of SenTech to take all action necessary to obtain approval of the Transaction from its shareholders.

                  In addition, the Merger Agreement obligates Ensec to pay to SenTech the Termination Fee if (i) SenTech (or, in certain cases, Ensec) terminates the Merger Agreement because the Ensec Board or any committee thereof withdraws or modifies in any adverse manner its approval or recommendation of the Merger Agreement, the Mergers; (ii) Ensec or SenTech terminate the Merger Agreement due to the failure to obtain the required approval from the Ensec shareholders, (iii) Ensec terminates the Merger Agreement prior to the approval of the Merger Agreement by the Ensec shareholders upon Ensec having received an Acquisition Proposal and the Ensec Board having concluded that its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted, or (iv) SenTech terminates the Merger Agreement as a result of Ensec's failure to take all action necessary to obtain approval of the Transaction from Ensec's shareholders.

Expenses

                  Each of the parties to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that the expenses incurred in connection with the printing of this Joint Proxy Statement/Prospectus and the Registration Statement will be paid by Global.

Modification or Amendment

                  The Merger Agreement may be amended by action taken in writing by all of the parties at any time before the Effective Time, but after approval of the Mergers by the shareholders of Ensec or SenTech (whichever shall occur first), no amendment may be made that would (a) alter or change the amounts or kinds of consideration to be received by the holders of Ensec Common Stock or SenTech Common Stock upon consummation of the Mergers, (b) alter or change any term of the Articles of Incorporation of either of the Surviving Corporations or
(c) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of securities of Global, Ensec or SenTech.

                        COMPARISON OF SHAREHOLDER RIGHTS

                  If the Mergers are consummated, Ensec's and SenTech's shareholders will receive shares of Global Common Stock, and the rights of such shareholders will be governed by Delaware state law, the Certificate of Incorporation of Global and the Bylaws of Global. The following is a summary of the material differences between (i) the rights of holders of Ensec Common Stock and the rights of holders of Global Common Stock and (ii) the rights of holders of SenTech Common Stock and the rights of holders of Global Common Stock. Each of Ensec and SenTech are companies incorporated under the laws of the State of Florida.. This summary does not purport to be a complete statement of the rights of holders of Ensec Common Stock, SenTech Common Stock and Global Common Stock, and is qualified in its entirety by reference to, The Delaware General Corporate Law ("DGCL"), the Florida Business Corporation Act ("FBCA") and the respective articles of incorporation and bylaws of Ensec, SenTech and Global.

Authorized Capital

                  Ensec. The authorized capital stock of Ensec is 23,000,000 shares of stock in the aggregate, including 20,000,000 shares of common stock and 3,000,000 shares of preferred stock, each having a par value of $.01 per share.

                  SenTech. The authorized capital stock of SenTech is 24,000,000 shares of common stock, par value $.00024 per share.

                  Global. The authorized capital stock of Global is 21,000,000 shares of stock in the aggregate, including 20,000,000 shares of common stock and 1,000,000 shares of preferred stock, each having a par value of $.001 per share.

Preferred Shares

                  Ensec. The Articles of Incorporation of Ensec authorize the Board of Directors to issue preferred stock in one or more series and to fix or determine from time to time the designations, preferences, limitations and relative rights including voting rights.

                  SenTech. The Articles of Incorporation of SenTech do not authorize the issuance of preferred stock.

                  Global. The Certificate of Incorporation of Global authorizes the Board of Directors to issue preferred stock in one or more series and to fix or determine from time to time the designations, preferences, limitations and relative rights including voting rights of the shares of any series to the same extent that such designations, preferences, limitations, and relative rights could be stated if fully set forth in the Certificate of Incorporation. Such authority includes, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred stock. The holders of common stock may receive distributions and have liquidation rights subject to the prior rights and preferences of the preferred stock.

Preemptive Rights

                  Ensec. The Ensec shareholders do not have any preemptive, preferential or presumptive right to receive, purchase or subscribe to and treasury shares, evidences of indebtedness or other securities of Ensec, subscriptions, warrants or options, but the Ensec Board may by contract grant preemptive rights from time to time.

                  SenTech. The SenTech shareholders do not have any preemptive, preferential or presumptive right to receive, purchase or subscribe to and treasury shares, evidences of indebtedness or other securities of SenTech, subscriptions, warrants or options, but the SenTech Board may by contract grant preemptive rights from time to time.

                  Global. Similar to Ensec and SenTech, Global does not provide its stockholders any preemptive, preferential or presumptive right to receive, purchase or subscribe to and treasury shares, evidences of indebtedness or other securities of Global, subscriptions, warrants or options, but the SenTech Board may by contract grant preemptive rights from time to time.

Meetings of Shareholders

                  Ensec. Meetings of shareholders of Ensec may be held within or without the State of Florida, without the consent of the shareholders or the location. Shareholder action may not be effected by written consent.

                  SenTech. Meetings of shareholders of SenTech may be held within or without the State of Florida, without the consent of the shareholders or the location. Shareholder action may be taken by written consent.

                  Global. Meetings of stockholders of Global may be held inside or outside the State of Delaware, without the consent of the stockholders as to location. Stockholder action may be taken by written consent.

Special Meetings

                  Ensec. Special meetings of shareholders of Ensec may be called for any purpose or purposes by the Ensec Board or the holders of not less than 10% of all shares entitled to vote at the meeting.

                  SenTech. Special meetings of shareholders of SenTech may be called for any purpose or purposes by the President, the SenTech Board, or the holders of not less than 10% of all shares entitled to vote at the meeting.

                  Global. Special meetings of stockholders of Global may be called for any purpose or purposes by the Chief Executive Officer, the President, the SenTech Board, or the holders of not less than 10% of all shares entitled to vote at the meeting.

Notice

                  Ensec. Written notice of a meeting or special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record of Ensec entitled to vote at the meeting.

                  SenTech. Written notice of a meeting or special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record of SenTech entitled to vote at the meeting.

                  Global. Written notice of a meeting or special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record of Global entitled to vote at the meeting.

Voting

                  Ensec. The vote of the holders of a majority of the shares having voting power present in person or represented by proxy at a meeting at which a quorum is present shall decide any question (including election of directors) brought before a meeting, unless the question is one which under a statute, the Articles of Incorporation of Ensec or the Bylaws of Ensec, a different vote is required. The FBCA requires the affirmative vote of at least a majority of the outstanding shares entitled to vote in a merger, exchange, acquisition and a sale, lease or disposition of substantially all assets (if not in the ordinary course of business).

                  SenTech. The vote of the holders of a majority of the shares having voting power present in person or represented by proxy at a meeting at which a quorum is present shall decide any question (including election of directors) brought before a meeting, unless the question is one which under a statute, the Articles of Incorporation of SenTech or the Bylaws of SenTech, a different vote is required. The FBCA requires the affirmative vote of at least a majority of the outstanding shares entitled to vote in a merger, exchange, acquisition and a sale, lease or disposition of substantially all assets (if not in the ordinary course of business).

                  Global. With respect to any matter other than election of a director, the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of stockholders at which a quorum is present shall decide any question brought before a meeting, unless otherwise provided by the DGCL a different vote is required. The DGCL requires the affirmative vote of at least a majority of the outstanding shares entitled to vote in a merger, exchange, acquisition and a sale, lease or disposition of substantially all assets (if not in the ordinary course of business). With respect to election of directors, a plurality of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present will determine the directors.

Directors

                  Ensec. The Ensec Board consists of three directors. The Ensec Board is divided into three classes, each class of directors holding office for a three-year term. Directors may be removed by the vote of a majority of the shareholders, with or without cause. If any vacancies occur in the Ensec Board, a successor may be elected by either a majority of the remaining directors, though less than a quorum, or by the shareholders at a special meeting called for that purpose.

                  SenTech. The SenTech Board consists of three directors. If any vacancies occur in the SenTech Board by reason other than increase in the number of directors, a successor may be elected by either a majority of the remaining directors, though less than a quorum, or by the shareholders at a special meeting called for that purpose.

                  Global. The Global Board consists of five directors. The Global Board is divided into three classes, each class of directors holding office for a three-year term. Directors shall be elected by a plurality of votes cast by holders of shares entitled to vote in the election of directors at each annual meeting and, if a vacancy occurs in the Global Board by reason of increase in the number of directors, at a special meeting of shareholders called for that purpose. If any vacancies occur in the Global Board by reason other than increase in the number of directors, a successor may be elected by a majority of the remaining directors, though less than a quorum.

Fixing Record Date

                  Ensec. The Ensec Board may fix in advance a record date for the purpose of determining shareholders entitled to receive payment of any dividend, such record date not to be more than 70 days prior to the payment date.

                  SenTech. The SenTech Board may fix in advance a record date for the purpose of determining shareholders entitled to receive payment of any dividend, such record date not to be more than 70 days prior to the payment date.

                  Global. The Global Board may fix in advance a record date for the purpose of determining shareholders entitled to receive payment of any dividend, such record date not to be more than 60 days prior to the payment date and not less than 10 days prior to the payment date, or the Global Board may close the stock transfer books for such purpose for a period of not more than 60 days prior to the payment date of such dividend.

Anti-Takeover Provision

                  The FBCA prevents an interested shareholder (defined in the FBCA as a shareholder with more than 10% of the outstanding voting shares) from engaging in certain affiliated transactions with the affiliated Florida corporation, including certain business combinations, unless the holders of at least two-thirds of the outstanding voting shares not owned by the interested shareholder approve the transaction. The FBCA further generally prevents an acquisition of controlling interest of a Florida corporation, subject to certain exceptions such as a transaction done with the approval of the board of directors or of the holders of at least a majority of the outstanding voting shares. The existence of these two provisions ("Anti-Takeover Laws") generally is expected to have an anti-takeover effect.

                  Ensec. Ensec has not elected to opt out of the Anti-Takeover Laws of the FBCA.

                  SenTech. SenTech has not elected to opt out of the Anti-Takeover Laws of the FBCA.

                  Global. Global will be subject to Delaware's "business combination" statute, Section 203 of the DGCL. In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Global and, accordingly, may discourage attempts to acquire Global.

                            DESCRIPTION OF SECURITIES

                  The following summary description of Global's securities is qualified in its entirety by reference to Global's Certificate of Incorporation, as amended, and its By-laws, copies of which have been filed as Exhibits to the Registration Statement of which this Joint Proxy/Prospectus is a part.

                  Global is authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share and 1,000,000 shares of Preferred Stock, $.001 per share. After giving effect to the securities to be issued in connection with the Transaction, there will be 2,144,463 shares of Common Stock outstanding. No shares of Preferred Stock have been issued by Global. An additional 230,537 shares of Common Stock are reserved for issuance upon the exercise of various options and warrants outstanding.

Common Stock

                  Holders of shares of Common Stock are entitled to one vote per share of Common Stock on all matters submitted to a vote of stockholders of Global and to receive dividends when declared by the Board of Directors from funds legally available therefor. Upon the liquidation, dissolution or winding up of Global, holders of shares of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of Global and after provision has been made with respect to each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock do not have cumulative voting rights or preemptive, subscription or conversion rights.

Preferred Stock

                  Global is authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Global's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Global. Global has no present intention to issue any shares of its preferred stock.

Delaware Law with Respect to Business Combinations

                  As of the date of this Prospectus, Global will be subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Global and, accordingly, may discourage attempts to acquire Global.

Reports to Stockholders

                  Global intends to furnish its stockholders with annual reports containing audited financial statements and to make available such other periodic reports as Global may determine to be appropriate or as may be required by law.

Application for Listing

                  Global has applied for listing its Common Stock and Public Warrants on the Nasdaq SmallCap Market under the symbols "[____]" and "[____]," respectively.

Exchange Agent, Transfer Agent and Public Warrant Agent

                  Global has appointed North American Stock Transfer Company as Exchange Agent in connection with the Transaction, Transfer Agent and Registrar for its Common Stock and Warrant Agent for its Public Warrants.

Public Warrants

                  In connection with the initial public offering by Ensec in September 1997, Ensec issued redeemable common stock purchase warrants. In connection with the Transaction, and subject to approval of the Mergers, the warrants shall automatically be exchanged for redeemable common stock purchase warrants of Global ("Public Warrants") subject to a warrant agreement (the "Warrant Agreement"), between Global and North American Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provision of the Public Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement.

                  One Public Warrant represents the right of the registered holder thereof to purchase one share of Common Stock at an exercise price of $[_____] per share, subject to adjustment (the "Purchase Price"). The Public Warrants will be entitled to the benefits of adjustments in their respective Purchase Prices and in the number of shares of Common Stock and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

                  Unless previously called for repurchase, the Public Warrants may be exercised commencing upon the closing of the Transaction until the close of business on September 25, 2001 (the "Expiration Date"). On or after the Expiration Date, the Public Warrants automatically become wholly void and of no value. Ensec may at any time extend the Expiration Date of all outstanding Public Warrants, for such increased periods of time as it may determine. The Public Warrants may be exercised at the office of the Warrant Agent.

                  Global has the right at any time to repurchase the Public Warrants at a price of $.10 each, by written notice mailed 30 days prior to the repurchase date to each Public Warrant holder at his address as it appears on the books of the Warrant Agent. Such notice may only be given within three days following any period of 20 consecutive trading days during which the high closing bid or trading price of the shares of Common Stock (if then traded on the Nasdaq or on a national securities exchange) equals or exceeds $[______] per share, subject to adjustments for stock dividends, stock splits and the like. If Public Warrants are called for repurchase, they must be exercised prior to the close of business son the date immediately preceding the date of any such repurchase or the right to purchase the applicable shares of Common Stock is forfeited.

                  No Public Warrant will be exercisable unless at the time of exercise Global had filed with the Commission a current prospectus covering the shares of Common Stock issuable upon exercise of such Public Warrant and such shares of Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Public Warrant. Global will use its best efforts to have all such shares of Common Stock so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Public Warrants, subject to the terms of the Warrant Agreement. While it is Global's intention to do so, there is no assurance that it will be able to so do.

                  No holder, as such, of Public Warrants shall be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purposes whatsoever until such Public Warrants have been duly exercised and the Purchase Price has been paid in full.

                                  LEGAL MATTERS

                  The validity of the Global Common Stock to be issued in connection with the Transaction will be passed upon by Gersten, Savage & Kaplowitz, LLP, New York, New York. Matters entered under the heading "The Transaction--Certain United States Federal Income Tax Consequences of the Merger-SenTech" have been passed upon by Gersten, Savage & Kaplowitz, LLP and are included herein in reliance upon the authority of such firm as experts. Matters entered under the heading "The Transaction--Certain United States Federal Income Tax Consequences of the Merger-Ensec" have been passed upon by Atlas Pearlman Trop & Borkson, P.A., Fort Lauderdale, Florida and are included herein in reliance upon the authority of such firm as experts.

                                     EXPERTS

                  The consolidated financial statements of Ensec as of and for the year ended December 31, 1998 included herein and made a part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been included herein in reliance on the report, which contains an explanatory paragraph relating to Ensec's ability to continue as a going concern, of Rothstein, Kass & Company, P.C., independent accountants, given or the authority of that firm as experts in accounting and auditing.

                  The consolidated financial statements of Ensec at December 31, 1997 included herein and made a part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by Grant Thornton, LLP, independent certified public accountants, as set forth in their report thereon included elsewhere herein, which contains an explanatory paragraph relating to Ensec's ability to continue as a going concern. Such consolidated financial statements of Ensec are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  The consolidated financial statements of SenTech at December 31, 1997 and 1998 included herein and made part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by Spear, Safer Harmon & Co., independent certified public accountants, as set forth in their report therein included elsewhere herein. Such financial statements of SenTech are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  It is expected that representatives of Rothstein, Kass & Company, P.C. will be present at the Ensec Special Meeting and representatives of Spear, Safer Harmon & Co. will be present at the SenTech Special Meetings to respond to appropriate questions of shareholders and to make a statement if they desire.

                          FUTURE STOCKHOLDER PROPOSALS

                  The timing of the first annual meeting of the public stockholders of Global will depend upon when the Mergers are consummated. Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

                              AVAILABLE INFORMATION

                  This Joint Proxy Statement/Prospectus incorporates important business and financial information about Global, Ensec and SenTech that is not included in or delivered with this document. This information is available without charge upon written or oral request to the following appropriate party:

Global Security Technologies,   Ensec International, Inc.     Deerfield Beach, FL 33442
Inc.                            352 Seventh Avenue, Suite     484 S.w. 12th Avenue
352 Seventh Avenue, Suite       1040                          Deerfield Beach, FL 33442
1040                            New York, NY 10048            (954) 426-2965
New York, NY 10001              (212) 524-0600                Attn: Ronald L. Meggison,
(212) 524-0600                  Attn: Charles Finkel          Jr.
Attn: Charles Finkel            SenTech EAS Corporation
                                484 S.W. 12th Avenue

                  To obtain timely delivery of such information, security
holders must request this information no later than            , 1999.

                  Ensec and SenTech are each subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Upon consummation of the Transaction, Global will be subject to the information reporting requirements of the Exchange Act and will be required to file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission including Ensec and SenTech (http://www.sec.gov).

                  Global has filed a registration statement on Form S-4 (together with all amendments thereto and all schedules and exhibits filed or incorporated by reference as a part thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 2,144,463 shares of Global Common Stock that are proposed to be issued in connection with the Mergers to holders of outstanding shares of Ensec Common Stock and to holders of outstanding shares of SenTech Common Stock and 476,363 redeemable common stock purchase warrants to be issued to in connection with the Mergers to holders of SenTech's publicly traded redeemable common stock purchase warrants. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Global filed as part of the Registration Statement.

                  This Joint Proxy Statement/Prospectus does not include all of the information set forth in the Registration Statement filed by Global with the Commission under the Securities Act, as permitted by the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference or included herein concerning the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each statement shall be deemed qualified in its entirety by such reference.

                  No person has been authorized to give any information or make any representation other than those contained or incorporated by reference in this Joint Proxy Statement/prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Joint Proxy Statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Joint Proxy Statement/Prospectus or a solicitation of a Proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Joint Proxy Statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Ensec, SenTech or Global since the date hereof or that the information contained or incorporated herein by reference is correct as of any time subsequent to its date.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Financial Statements                                                   Page
                                                                      Number
                                                                      ------
     Consolidated Balance Sheet                                        F-2

     Consolidated Statements of Stockholders' Equity                   F-2

     Consolidated Statements of Operations                             F-3

     Consolidated Statements of Cash Flows                             F-4

     Notes to Consolidated Financial Statements                        F-5

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                       March 31,                 December 31,
                                                                                         1999                        1998
                                                                                  --------------------        --------------------
                                                                                      (unaudited)
Current assets
     Cash and cash equivalents                                                    $            10,193          $           58,055
     Accounts receivable                                                                      518,659                   1,107,618
     Social taxes and other receivables
     Inventory                                                                                348,898                     594,006
     Prepaid expenses & other assets                                                          121,754                     154,022
                                                                                  --------------------         -------------------

               Total current assets                                                           999,504                   1,913,701

Property and equipment, net                                                                 1,630,636                   1,668,711

Other assets                                                                                1,055,098                   1,022,418

               Total assets                                                       $         3,685,238          $        4,604,830
                                                                                  ====================         ===================

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short term loans                                                                         183,623                      166,185
     Accounts payable                                                                       1,281,000                    1,358,440
     Accrued and other liabilities                                                            678,289                    1,132,449
     Current portion of long term debt                                                        667,371                    1,092,243
                                                                                  --------------------         -------------------
               Total current liabilities                                                    2,810,283                    3,749,317

Long term debt - net of current portion                                                     1,266,186                    1,913,536

Stockholders' Equity
Additional paid-in capital                                                                 13,896,110                   13,896,108
Accumulated other comprehensive gain (loss)                                                   695,007                     (132,036)
Retained Earnings (Accumulated deficit)                                                   (15,042,509)                 (14,882,258)
Common Stock                                                                                   60,163                       60,163
               Total stockholders' equity                                                    (391,231)                  (1,058,023)
                                                                                  --------------------        --------------------
               Total liabilities and stockholders' equity                         $         3,685,238          $         4,604,830
                                                                                  ====================        ====================

See notes to consolidated financial statements.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                     Three Months Ended
                                                          March 31
                                          -----------------------------------------
                                                 1999                     1998
                                                 ----                     ----
Sales                                   $             580,591     $         1,908,917

Cost of goods sold                                    355,581               1,093,296
                                        ----------------------   ---------------------
Gross profit                                          225,010                 815,621
                                        ----------------------   ---------------------
Selling, general and
   administrative expenses                            545,581                 823,026

Translation loss (gain)                                                       (13,000)
                                        ----------------------   ---------------------
Income (Loss) from Operations                        (320,571)                  5,595
                                        ----------------------   ---------------------
Commission (Income)
Other (income) expenses
Interest income                                        (8,109)                 (4,561)
Interest expense                                      128,123                 210,260
Other Income                                         (280,337)               (384,488)
                                        ----------------------   ---------------------
                                                     (160,323)               (178,789)
                                        ----------------------   ---------------------
Income (loss) from operations
before income taxes                                  (160,248)                184,384

Net  Income (loss)                      $            (160,248)    $           184,384
                                        ----------------------   ---------------------
Net Income (loss) per common share      $               (.027)    $               .03
Comprehensive Gain (loss)
     Net Income (loss)                               (160,248)                184,384
     Other comprehensive gain
    (loss)
          Foreign currency
          translation adjustment                      695,007                       0

Comprehensive Gain (loss)                             534,759                 184,384
                                        ----------------------   ---------------------

See notes to consolidated financial statements

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                    Three Months Ended
                                                                                                         March 31
                                                                                        -------------------------------------------
                                                                                                1999                    1998
                                                                                         ----------------       ------------------
Cash flows from operating activities:
     Net income (loss)                                                                   $       (160,248)      $          184,384
     Foreign Currency Translation gain (loss)                                                     827,043
      net cash (used in) operating activities:
          Depreciation and amortization expense                                                    65,955                   45,467
          Changes in assets and liabilities
               Decrease (increase) in accounts receivable                                         588,959                 (141,776)
               Decrease (increase) in inventories                                                 245,108                   56,210
               Decrease (increase) in interest receivable
               Decrease (increase) in Prepaid & Other current assets                               32,268                   46,606
               Decrease (Increase) in other assets                                                (32,680)                (262,000)
               Increase (decrease) in accounts payable                                            (77,440)                (188,679)
               Increase (decrease) in short term loans                                             17,438
               Increase (decrease) in accrued and other liabilities                              (454,160)                  42,781
                                                                                        ------------------      -------------------
                         Net cash (used in) operating activities                                1,052,243                 (217,216)
                                                                                        ------------------      -------------------
Cash flows from investing activities:
     Purchase of fixed assets
     Decrease in equipment under capital lease                                                    (27,883)                  22,014
     Proceeds on sale of fixed assets                                                                                       16,770
                                                                                        ------------------      -------------------
                         Net cash (used in) investing activities                                  (27,883)                  38,784
                                                                                        ------------------      -------------------
Cash flows from financing activities:
     Net borrowings (repayments) under credit line agreements                                                               42,385
     Net borrowings under short term loan agreements                                                                      (281,282)
     Repayment of long term debt                                                               (1,072,222)                 133,966
     Issuance of common stock                                                                                              180,000
     Decrease in capital lease obligation                                                                                  (16,418)
     Offering Costs
                                                                                        ------------------      -------------------
                         Net cash provided by financing activities                             (1,072,222)                  58,651
                                                                                        ------------------      -------------------

Net (decrease) increase in cash and cash equivalents                                              (47,862)                (119,781)
Translation (loss) gain on cash and cash equivalents                                                                       (13,944)
Cash and cash equivalents at beginning of year                                                     58,055                  211,803
                                                                                        ------------------      -------------------
Cash and cash equivalents at end of period                                               $         10,193       $           78,087
Cash paid during the period for income tax, interest expenses and consultant services:   $              0       $          441,824
                                                                                        ==================      ===================

See notes to consolidated financial statements.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Significant Accounting Policies

     The quarterly consolidated financial statements herein have been prepared by Ensec International, Inc., a Florida corporation (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with the requirements of Regulation S-B promulgated under the Securities Exchange Act of 1934, as amended. Certain information and footnote disclosures which would otherwise be included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Although the Company's management believes the disclosures are sufficient to make the information not misleading, it is suggested that these quarterly consolidated financial statements be read in conjunction with the Company's audited annual consolidated financial statements and footnotes thereto contained in its Form 10-KSB/A, as filed with the Commission on April 15, 1999.

     Principles of Consolidation - The consolidated financial statements include the accounts of Ensec International and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Foreign Currency Translation - The consolidated financial statements of Ensec S.A. have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". SFAS No 52 provides that all balance sheet accounts are translated at year-end exchange rates, except for equity accounts, which are translated at historical rates, if the local currency is the functional currency. Income and expense accounts and cash flows are translated at the average currency exchange rates in effect during the year.

     Prior to January 1, 1998, Ensec S.A. regarded the U.S. dollar as its functional currency as per the prescribed accounting method for companies subject to hyper-inflationary economies. As a result, a combination of current and historical currency exchange rates, were used in translating assets and liabilities. The resulting translation adjustments were included in operations.

     Beginning on January 1, 1998, Ensec S.A. was no longer considered to be operating in a hyper-inflationary economy and thus the Company began to translate the financial statements of Ensec S.A. using the local currency as the functional currency. The resulting translation adjustments are included in accumulated other comprehensive income.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


     The accompanying unaudited interim of consolidated financial statements include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results of the interim period.

2.   Earnings Per Common Share

The Financial Accounting Standards Board recently issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"). This statement is effective for periods ending after December 15, 1998 and supersedes APB Opinion No. 15. The effect of the adoption of SFAS No. 128 on the Company's earnings per share for each of the periods presented has not been determined.

3.   Long-term Debt

     Commencing in December 1998, the Company started to amortize the principal amount of $3.0 million of long term due to FINEP, a Brazilian Financial Institution. On April 15, 1999, the Company initiated negotiations to amend the Loan Agreement covering such debt, whereby the original principal repayments will be paid over the same period, with a reduction during the period of December 1998 through September 1999, with the possibility of liquidating the debt in full in October 1999. The interest rate remains the same on the loan and no other terms of the Loan Agreement were amended. The Company has not incurred any cost in renegotiating the Loan Agreement.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


4.   Issuing Common Stock

     No common stock was issued in the quarter ending March 31, 1999.

5.   Working Capital Requirements

     Working capital deficit at March 31, 1999, decreased from $ 1.9 million at December 31, 1998 to $ 1.8 million. This decrease is attributable to the company's results for the period. The Company is actively seeking additional sources of capital to permit the Company to continue to grow its operations in Brazil. The only credit lines made available are those where receivables or contracts are put up in collateral, thus reducing the companies ability to invest over and above the normal growth of sales.

     Should the Company become unable to obtain additional financing, it would result in additional financial difficulties in Brazil.

     The Company has no commitments for capital expenditures as of March 31, 1999.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Financial Statements:

     Independent Auditors' Report                                         F-9

     Predecessor Independent Auditors' Report                             F-10

     Consolidated Balance Sheet                                           F-11

     Consolidated Statements of Operations and Comprehensive Loss         F-12

     Consolidated Statements of Stockholders' Deficit                     F-13

     Consolidated Statements of Cash Flows                                F-14

     Notes to Consolidated Financial Statements                           F-15

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Ensec International, Inc.

We have audited the accompanying consolidated balance sheet of Ensec International, Inc. and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Ensec International, Inc. and Subsidiaries for the year ended December 31, 1997 were audited by other auditors whose report dated April 8, 1998, expressed an unqualified opinion on those statements with an explanatory paragraph relating to the Company's ability to continue as a going concern.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ensec International, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company has suffered significant losses from operations and has a working capital deficit and a stockholders' deficit at December 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    /s/     Rothstein, Kass & Company, P.C.

Roseland, New Jersey
March 11, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
Ensec International, Inc.

We have audited the accompanying consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows of Ensec International, Inc. and Subsidiaries (the "Company") for the year ended December 31, 1997. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and comprehensive loss, stockholders' deficit and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and comprehensive loss, stockholders' deficit and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the results of operations and their cash flows. We believe that our audit of the statements of operations and comprehensive loss, stockholders' deficit and cash flows provide a reasonable basis for our opinion.

In our opinion, the statements of operations and comprehensive loss, stockholders' deficit and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Ensec International, Inc. for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows have been prepared assuming the Company will continue as a going concern. As shown in the financial statements referred to above, the Company incurred a consolidated net loss of $5,869,866 during the year ended December 31, 1997, and as of that date, the Company's consolidated current liabilities exceeded its consolidated current assets by $1,163,556. These factors, among others, as discussed in Note 12 to the financial statements, raise doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 12. The consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows do no include any adjustments that might result from the outcome of this uncertainty.

                                            /s/     Grant Thornton, LLP

Fort Lauderdale, Florida
April 8, 1998

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               December 31, 1998

                                     ASSETS

Current assets:
        Cash                                                       $     58,055
        Accounts receivable, less allowance for doubtful
          accounts of $90,924                                         1,107,618
        Inventories                                                     594,006
        Other current assets                                            154,022
                                                                   ------------

                Total current assets                                  1,913,701

Property and equipment, net                                           1,668,711

Social taxes receivable                                                 921,681

Other assets                                                            100,737
                                                                   ------------

                                                                   $  4,604,830
                                                                   ============

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
        Short-term loan                                            $    166,185
        Long-term debt, current portion                               1,092,243
        Accounts payable                                              1,358,440
        Accrued expenses and other liabilities                        1,132,449
                                                                   ------------

                Total current liabilities                             3,749,317
                                                                   ------------

Long-term debt, less current portion                                  1,913,536
                                                                   ------------

Commitments and contingencies

Stockholders' deficit:
        Preferred stock, $.01 par value,
        authorized 3,000,000 shares, none issued
        Common stock, $.01 par value,
        authorized 20,000,000 shares,
        issued and outstanding 6,016,250 shares                          60,163
        Additional paid-in capital                                   13,896,108
        Accumulated other comprehensive loss                           (132,036)
        Accumulated deficit                                         (14,882,258)
                                                                   ------------

                Total stockholders' deficit                          (1,058,023)
                                                                   ------------

                                                                   $  4,604,830
                                                                   ============


          See accompanying notes to consolidated financial statements

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                         COMPREHENSIVE LOSS Years Ended
                           December 31, 1998 and 1997

                                                    1998                1997
                                                ------------         -----------

Revenues                                        $  5,446,879        $ 6,197,891

Cost of revenues                                   3,357,968          3,978,053
                                                ------------        -----------

Gross profit                                       2,088,911          2,219,838
                                                ------------        -----------

Selling, general and administrative expenses       3,255,997          4,448,639
Research and development                                                791,237
Write-down of long-lived assets                                       3,575,789
Translation gain                                                       (259,317)
                                                                     ----------

Operating loss                                    (1,167,086)        (6,336,510)
                                                ------------        -----------

Other expenses (income)
       Interest income                               (25,547)           (52,927)
       Interest expense                              905,238          1,083,769
       Commission income                          (1,357,685)          (642,315)
       Rental and other income                      (249,323)          (128,596)
       Tax recovery                                 (191,390)          (726,575)
                                                ------------        -----------

                                                    (918,707)          (466,644)
                                                ------------        -----------

Net loss                                         $  (248,379)       $(5,869,866)
                                                ============        ===========

Loss per common share
       Basic and diluted                              $(0.04)            $(1.04)
                                                      ======             ======

Weighted average number of common shares
       outstanding
       Basic and diluted                           6,007,373          5,656,250
                                                ============        ===========

COMPREHENSIVE LOSS

Net loss                                            (248,379)       $(5,869,866)

Other comprehensive loss, foreign currency
     translation adjustment                         (132,036)
                                                ------------

Comprehensive loss                              $   (380,415)       $(5,869,866)
                                                ============        ===========


          See accompanying notes to consolidated financial statements

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     Years Ended December 31, 1998 and 1997

                                                                                       Accumulated
                                Preferred Stock       Common Stock        Additional       Other                      Total
                                ---------------    -------------------      Paid-In    Comprehensive  Accumulated  Stockholders'
                                Shares   Amount     Shares     Amount       Capital        Loss        Deficit       Deficit
                                ------  -------    ---------   -------    -----------    ---------   ------------   -----------

Balances, January 1, 1997               $  --      5,656,250   $56,563    $13,721,482    $   --      $ (8,764,013)  $ 5,014,032

Offering costs                                                                 (1,774)                                   (1,774)

Net loss                                                                                               (5,869,866)   (5,869,866)
                                ------  -------    ---------   -------    -----------    ---------   ------------   -----------
Balances, December 31, 1997                        5,656,250    56,563     13,719,708                 (14,633,879)     (857,608)

Issuance of common stock                             360,000     3,600        176,400                                   180,000


Foreign currency translation
        adjustment                                                                        (132,036)                    (132,036)

Net loss                                                                                                 (248,379)     (248,379)

                                ------  -------    ---------   -------    -----------    ---------   ------------   -----------

Balances, December 31, 1998             $  --      6,016,250   $60,163    $13,896,108    $(132,036)  $(14,882,258)  $(1,058,023)
                                ======  =======    =========   =======    ===========    =========   ============   ===========

          See accompanying notes to consolidated financial statements

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1998 and 1997

                                                             1998           1997
                                                         -----------    -----------
Cash flows from operating activities
Net loss                                                 $  (248,379)   $(5,869,866)
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
Depreciation and amortization                                216,681        535,932
Write-down of long-lived assets                                           3,575,789
Stock issued for services                                    180,000
       Increase (decrease) in cash attributable to
         changes in assets and liabilities:
       Accounts receivable                                  (123,989)       340,782
       Social taxes receivable                               369,567       (399,040)
       Inventories                                          (121,758)       238,880
       Other current assets                                  (42,838)       197,605
       Other assets                                         (380,373)      (395,762)
       Accounts payable                                      690,863         87,678
       Accrued expenses and other liabilities               (116,844)       (56,784)
                                                          ----------    -----------

Net cash provided by (used in) operating activities:         422,930     (1,744,786)
                                                          ----------    -----------

Net cash used in investing activities,
  acquisition of property and equipment                       (9,845)      (280,946)
                                                         -----------    -----------

Cash flows from financing activities:

Net borrowings under short-term loans                        166,185
Net repayments under loan agreements                        (512,108)       (17,794)
Offering costs                                                               (1,774)
                                                                        -----------

Net cash used in financing activities                       (345,923)       (19,568)
                                                         -----------    -----------

Effect of exchange rate changes on cash                     (220,910)
                                                         -----------

Net decrease in cash                                        (153,748)    (2,045,300)

Cash, beginning of year                                      211,803      2,257,103
                                                         -----------    -----------

Cash, end of year                                        $    58,055    $   211,803
                                                         ===========    ===========

Supplemental disclosure of cash flow information,
  cash paid during the year for:
  Interest                                               $   905,238    $   769,065
                                                         ===========    ===========

  Income taxes                                           $      --      $    11,129
                                                         ===========    ===========

          See accompanying notes to consolidated financial statements

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -  Nature of Operations and Summary of Significant Accounting Policies

          Nature of Operations

          Ensec International, Inc. ("Ensec International") and Subsidiaries (collectively, the "Company") designs, assembles, sells, licenses and maintains integrated security systems. Ensec International has two wholly-owned subsidiaries, Ensec Engenharia a Sistemas de Seguranca S.A. ("Ensec S.A."), a Brazilian corporation and Ensec Inc., a Florida corporation.

          In February 1998, the Company closed its Florida facility. Consequently, substantially all of the Company's 1998 operations were derived from Brazil (see Note 10.)

          Principles of Consolidation

          The consolidated financial statements include the accounts of Ensec International and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

          Inventories

          Inventories, which are primarily comprised of parts and supplies, are stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method.

          Property and Equipment

          Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives.

                                                     Estimated
                           Asset                   Useful Lives

                 Building and improvements            40 Years
                 Machinery and equipment            5-10 Years
                 Furniture and fixtures             5-10 Years

          Impairment of Long-Lived Assets

          The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets. Impairment is the amount by which the carrying value of the assets exceeds its fair value.

          Capitalized Software Costs

          The costs of software development, including significant product enhancements, incurred subsequent to establishing technological feasibility had been capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and amortized over the estimated economic useful life of the software product. However, in light of the Company's uncertainty of continuing as a going concern and in accordance with its policy on impairment of long-lived assets, all capitalized software costs, aggregating $3,308,905, were written-off during 1997. Costs incurred, prior to establishment of technological feasibility, are charged to research and development expense.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

          Foreign Currency Translation

          The consolidated financial statements of Ensec S.A. have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". SFAS No 52 provides that all balance sheet accounts are translated at year-end exchange rates, except for equity accounts which are translated at historical rates, if the local currency is the functional currency. Income and expense accounts and cash flows are translated at the average currency exchange rates in effect during the year.

          Prior to January 1, 1998, Ensec S.A. regarded the U.S. dollar as its functional currency as per the prescribed accounting method for companies subject to hyper-inflationary economies. As a result, a combination of current and historical currency exchange rates were used in translating assets and liabilities. The resulting translation adjustments were included in operations.

          Beginning on January 1, 1998, Ensec S.A. was no longer considered to be operating in a hyper-inflationary economy and thus the Company began to translate the financial statements of Ensec S.A. using the local currency as the functional currency. The resulting translation adjustments are included in accumulated other comprehensive income.

          Revenue Recognition

          Revenue is recognized upon delivery and acceptance for normal product sales, which are those systems which do not require significant software customization and are completed within relatively short time-frames. Revenue from those systems that require significant customization is recognized as contract revenues under the percentage of completion method of accounting. Progress billings in amounts receivable under maintenance contracts is recognized over the terms of the related agreements.

          Research and Development Costs

          Research and development costs are expensed as incurred.

          Income Taxes

          The Company complies with SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies (Continued)

          Use of Estimates

          The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Fair Value of Financial Instruments

          The fair value of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," approximate the carrying amounts presented in the consolidated balance sheet.

          Loss Per Common Share

          The Company complies with SFAS No. 128, "Earnings Per Share" which requires dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

          Comprehensive Loss

          During the year ended December 31, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive loss and its components; however, the adoption of this Statement had no impact on the Company's net loss or shareholders' deficit. SFAS No. 130 requires the Company's change in the foreign currency translation adjustment to be included in other comprehensive loss, a component of stockholders' deficit.

          Reclassifications

          Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -  Property and Equipment

          Property and equipment consists of the following at December 31, 1998:

               Land                                    $  257,752
               Building and improvements                1,235,175
               Machinery and equipment                  2,131,787
               Furniture and fixtures                      96,016
                                                       ----------

                                                        3,720,730

               Less accumulated depreciation
                 and amortization                       2,052,019
                                                       ----------

                                                       $1,668,711
                                                       ==========

          As a result of the Company closing its Florida facility, the Company recorded a 1997 impairment loss in the value of its furniture and fixtures, equipment and leasehold improvements of $266,884.

NOTE 3 -  Short-term Loan

          The Company has a 90 day bank facility in the amount of $166,185, due March 15, 1999 and bearing interest at 3% plus inflation per month. The facility was renewed on March 15, 1999.

NOTE 4 -  Long-term Debt


          Long-term debt consists of the following at December 31, 1998:
               Mortgage note payable, monthly principal and interest
               payments through 2002, bearing interest at 12% per annum
               plus inflation adjustment (approximately 6% in 1998)                      $2,733,622

               Term note payable, monthly principal and interest payments through February 1999, bearing interest at 6% per annum,
               guaranteed by the Chief Executive Officer of the Company                     236,476

               Other                                                                         35,681
                                                                                         ----------

                                                                                          3,005,779

               Less current portion                                                       1,092,243
                                                                                         ----------

                                                                                         $1,913,536
                                                                                         ==========

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -  Long-term Debt (Continued)

          Future minimum annual payments of long-term debt are as follows:

                 Year ending December 31,

                           1999                  1,092,243
                           2000                    820,086
                           2001                    820,086
                           2002                    273,364
                                                 ----------
                                                 $3,005,779
                                                 ==========

NOTE 5 -  Accrued Expenses and Other Liabilities

          Accrued expenses and other liabilities consist of the following at December 31, 1998:

                 Salaries and bonuses              $140,000
                 Labor claims                       194,162
                 Advances from customers            239,576
                 Deferred income                    309,548
                 Other                              249,163
                                                 ----------
                                                 $1,132,449
                                                 ==========

NOTE 6 -  Contingencies

          Litigation

          In April 1997, the Company was notified of its infringement of U.S. Patent No. RE 35,336. The Company has reviewed the claim, and has proposed a settlement. On September 18, 1997, the Claimant rejected the Company's offer, reaffirmed its infringement claim, asserted a new claim of infringement of U.S. Patent No. 4,126,375 and reaffirmed the proposal set forth below. The Claimant's latest proposal, which expired on December 31, 1997, provided the Company with a nonexclusive, worldwide license, with the maximum cost of the license being a $75,000 initial payment with a royalty payment equal to 5% on all future qualifying sales through February 1998. As of the date hereof, no further contact has taken place between the Company and the Claimant. However, if the Company is found to have infringed upon the Claimant's patents, the Company's financial condition could be materially adversely affected. In addition, the cost of defending or settling this claim could be significant and have a material adverse affect on the Company.

          The Company is party to various legal actions involving alleged employment law claims. In the opinion of the Company's management, based upon their experience with these types of claims, the resolution of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

          Employment Agreements

          The Company has an agreement with its President and Chief Executive Officer which provides for a severance payment 2.99 times the employee's average annual compensation paid by the Company as defined by the agreement.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -  Contingencies (Continued)

          The Company has an employment agreement with its President and Chief Operating Officer of Ensec S.A. providing the employee with severance benefits equal to the total amount of base salary and bonus received for the twelve month period ended on the date of termination. The agreement also calls for a bonus dependent on the financial performance of Ensec S.A., which is subject to the approval of the Board of Directors of the Company.

NOTE 7 -  Stockholders' Deficit

          During 1998, the company issued 360,000 shares of Common Stock for services in connection with certain consulting agreements and professional fees valued at $180,000, which were charged to operations during 1998.

NOTE 8 -  Warrants and Stock Option Plan

          Pursuant to its 1996 initial public offering, the Company completed the sale of redeemable warrants to purchase 2,185,000 shares of Common Stock at $.10 per warrant. Each redeemable warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $7.00 per share, subject to adjustment in certain events, at any time on or after September 25, 1997 and expiring four years from that date. The redeemable warrants may be redeemed by the Company commencing on September 25, 1997 at a price $.10 per warrant subject to certain prior notification requirements and provided that the closing bid price of the Common Stock has been at least 150% of the then current exercise price of the warrants for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice of the redemption. No warrants have been redeemed as of December 31, 1998.

          In connection with the January 1998 issuance of Common Stock for services, the Company also issued 330,000 warrants to purchase the same number of underlying shares at $1.20 per share. The warrants became exercisable on April 1, 1998 for a term of three years.

          In June 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"), pursuant to which stock options (both Nonqualified Stock Options and Incentive Stock Options, as defined in the Plan), stock appreciation rights and restricted stock may be granted to directors, key employees and consultants (the "Participants"). There are 450,000 shares authorized for possible issuance under the Plan. The Plan provides for the automatic grant to directors ("Directors Awards"), who are not employees of the Company at such time as an individual becomes a director of the Company, of Nonqualified Stock Options to purchase 15,000 shares of common stock at an exercise price equal to the greater of $3.00 or the fair market value of the shares on the date of the grant. In 1997, the Company's Board of Directors approved the reduction of the exercise price of all options initially granted at an option price of $3.00 or above to $2.00 per share.

          The options of a Director Award vest in increments of 5,000 shares per year, commencing on the date of the Company's annual shareholders' meeting next following the date such individual became a director and continuing with each such successive annual meeting provided such person remains a director of the Company as of such date. The Plan also provides for the acceleration of the vesting schedule in certain circumstances.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -  Warrants and Stock Option Plan (Continued)

          Stock appreciation rights may be granted in conjunction with the grant of a Nonqualified or Incentive Stock Option under the Plan or independently of any such stock option. A stock appreciation right granted in conjunction with a stock option may be an alternative right. In this event, the exercise of stock option terminates the stock appreciation right to the extent of the shares to which such right is exercised. A stock appreciation right may not, however, be granted in conjunction with an Incentive Stock Option under certain circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Stock Option or vice versa, unless certain terms and conditions are met. Subject to the terms of the Plan, the Company may award shares of restricted stock to the Participants. Generally, a restricted stock award will not require payment of any option price by the Participant but will call for the transfer of share to the Participant subject to forfeiture, without payment of any consideration by the Company, if the Participant's employment terminates during a "restricted" period (which must be at least six months) specified in the award of the restricted stock.

          At December 31, 1998, Nonqualified Stock Options to purchase 30,000 shares of Common Stock at $2.00 per share were outstanding to a director. Also, options to purchase 30,000 shares not associated with the Plan were granted in October 1996 to a consultant. The consultant's options vest and have the same exercise price as the options granted to the director.

          The Company complies with the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant date of awards in the years ended December 31, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro-forma amounts indicated below:

                                                       1998            1997
                                                       ----            ----

          Net loss as reported                      $(248,379)     $(5,869,866)
          Net loss, pro forma                       $(325,064)     $(5,925,790)

          Basic and diluted loss per common
            share, as reported                         $(0.04)          $(1.04)
          Basic and diluted loss per common
            share, pro forma                           $(0.05)          $(1.05)

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -  Warrants and Stock Option Plan (continued)

          A summary of the status of the Plan as of December 31, 1998 and 1997 and changes during the years then ended is presented below:

                                                             1998                          1997
                                                  -------------------------        ---------------------
                                                                  Weighted-                   Weighted-
                                                                   Average                     Average
                                                                   Exercise                    Exercise
                                                   Shares           Price          Shares       Price
                                                  -------         ---------        -------    ----------
          Outstanding, beginning of year          153,333             $2.50        385,000          3.26
          Granted                                                                  125,000          1.56
          Exercised
          Forfeited                                63,333              2.00        356,667          3.00
          Outstanding, end of year                 90,000              1.81        153,333          2.50
          Options exercisable at year end          46,666              1.84         51,111           --
          Weighted-average fair value of
            options granted during the year                                                         1.44
          Range of exercise prices on
            outstanding options, end of year                      1.56-2.00                    1.56-6.34

          Weighted average remaining

          contractual life                                             8.50                         9.56

          The fair value of each option granted is estimated on the date of grant using the Black-Scholes options pricing method with the following weighted average assumptions used for grants in 1997: expected volatility of 150.79%, risk free interest rate of 6.37% and expected life of five years.

NOTE 9 -  Income Taxes

          The components of the Company's deferred tax assets at December 31, 1998 and 1997 are as follows:

                                                 1998             1997
                                              ----------       ---------

          Net operating loss - Federal        $3,607,000      $2,834,084
          Net operating loss - Foreign         1,782,000       2,673,000
          Depreciation                                            92,310
          Other                                    1,088           4,572
                                              ----------       ---------

                                               5,390,088       5,603,966
          Less valuation allowance
          Federal                              3,608,088       2,930,966
          Foreign                              1,782,000       2,673,000
                                              ----------       ---------

                                              $     --        $     --
                                              ==========      ==========


          At December 31, 1998, the Company had net operating loss carryforwards for income tax purposes approximately as follows:

                  Federal                       $10,608,000
                  Foreign corporate taxes        $5,400,000

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -  Income Taxes (Continued)

          The federal tax NOL expires throughout 2018. The foreign NOL's have no expiration date and therefore can be carried forward indefinitely. Due to historical losses, valuation allowances have been established for the tax benefits attributed to the Federal and Foreign tax NOL's. The difference between the tax benefit reflected in the consolidated statement of operations and the amount calculated at the federal statutory income tax rate of 34% results primarily from reserving against tax benefits derived from net operating losses.

NOTE 10 - Information Concerning Business Segments

          The Company is engaged principally in one line of business - integrated security systems which represent substantially all of the Company's consolidated sales. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of United States export balance.

                                       United
                                       States          Brazil      Consolidated
                                     -----------    -----------    ------------
          1998
          Revenues                   $   664,221    $ 4,782,658    $ 5,446,879
          Operating loss                (753,848)      (413,238)    (1,167,086)
          Identifiable assets            320,669      4,284,161      4,604,830

          1997
          Revenues                   $ 1,950,186    $ 4,247,705    $ 6,197,891
          Operating loss              (5,545,633)      (790,877)    (6,336,510)
          Identifiable assets            516,237      4,483,725      4,999,962

          Substantially all of the Company's operations are based in Brazil. Consequently, the Company's business, earnings, asset values and prospects may be materially adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability, and other political, economic or diplomatic developments in or affecting Brazil. Although the Company has been able to operate in Brazil for over 15 years, it has no control over such conditions and developments, and can provide no assurance that such conditions and developments will not adversely affect the Company's consolidated financial position, results of operations or cash flows.

          In January 1999, the Brazilian Central Bank (BAC) changed its foreign policy by abandoning the exchange bank that it used to administer the floating rates of the Brazilian real against the U.S. dollar, leaving the market free to negotiate the exchange rate. Consequently, the Brazilian real significantly devalued in relationship to the U.S. dollar during 1999. At December 31, 1998 and March 11, 1999 the exchange rate was approximately 1.2 and 1.9 Brazilian reais, respectively, to the U.S. dollar.

                   ENSEC INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Other Matters

          Lease of Brazilian Facility

          In August 1997, Ensec S.A. entered into an agreement to lease 50% of the Brazilian facility to another entity. The initial lease term is for ten years with a noncancellable term for the first five years. The annual rental charge is approximately $216,000 adjusted annually for changes in purchasing power of the real and, at the request of either the lessor or lessee, for changes in the rental market values of the property. In addition to the monthly rental charge the lease also provides that the lessee pay for its share of maintenance, taxes and other operating expenses.

          Employees Retirement Plan

          As a result of the Company closing its Florida facility and thus terminating its U.S. workforce, the Company discontinued its 401(k) profit sharing plan.

NOTE 12 - Continuing Operations

          The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered significant losses from operations and has a working capital deficit of $1,835,616 and a stockholders' deficit of $1,058,023 as of December 31, 1998. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management's plans include a search for new capital.

          On October 28, 1998, the Company entered into an Agreement and Plan of Merger with Sentech EAS Corporation (Sentech) which, upon completion, will result in the Company and Sentech becoming wholly-owned subsidiaries of a newly-formed holding company, Global Security Technologies, Inc. (GST) formerly known as Sensec International, Inc. (Sensec). Under the terms of the agreement, the Company's stockholders will receive approximately 60% or 1,425,000 shares of the outstanding common shares of Sensec, and Sentech stockholders will receive approximately 40% or 950,000 shares of the outstanding common shares of Sensec. Completion of the merger is subject to the approvals of the Boards of Directors and stockholders of both the Company and Sentech.

          Subsequent to this merger, GST will attempt to raise capital through a public offering which could hold potential for a capital infusion for the Company. However, the Company can give no assurances regarding the occurrence or outcome of these events.

                    SENTECH EAS CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Financial Statements

     Consolidated Balance Sheets                                F-26

     Consolidated Statements of Operations                      F-27

     Consolidated Statement of Shareholders' Equity             F-28

     Consolidated Statements of Cash Flows                      F-29

     Notes to Consolidated Financial Statements                 F-30

                            SenTech EAS Corporation
                          Consolidated Balance Sheets


                                                                                          March 31,
                                                                                             1999            December 31,
                                                                                         (Unaudited)             1998
                                                                                 --------------------------------------------
Assets
---------------------------------------------------------------------------------
Current assets
     Cash and cash equivalents                                                         $        240,787      $        305,307
     Accounts receivable, net of allowances of $5,000                                           149,266               110,576
     Inventories                                                                                467,436               478,886
     Other current assets                                                                        65,639                54,847
                                                                                 ----------------------  --------------------
        Total current assets                                                                    923,128               949,616
Property and equipment, net                                                                      29,716                33,450
Other assets                                                                                    160,857               161,570
                                                                                 ----------------------  --------------------

                                                                                       $      1,113,701      $      1,144,636
                                                                                 ======================  ====================

Liabilities and Shareholders' Equity
---------------------------------------------------------------------------------

Current liabilities
     Accounts payable                                                                  $        137,905      $        110,090
     Accrued liabilities                                                                         47,692                55,814
                                                                                 ----------------------  --------------------
         Total current liabilities                                                              185,597               165,904
                                                                                 ----------------------  --------------------
Long-term debt                                                                                  203,000               203,000
                                                                                 ----------------------  --------------------


Shareholders' equity
     Common stock; $0.00024 par value; 20,833,333 authorized;
        1,677,219 issued and outstanding                                                            403                   403
     Additional capital                                                                       2,463,182             2,463,182
     Accumulated deficit                                                                     (1,738,481)           (1,687,853)
                                                                                 ----------------------  --------------------
         Total shareholders' equity                                                             725,104               775,732
                                                                                 ----------------------  --------------------
                                                                                       $      1,113,701      $      1,144,636
                                                                                 ======================  ====================

-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                            SenTech EAS Corporation
                     Consolidated Statements of Operations
                                  (Unaudited)


                                                                                               Three months ended March 31,

                                                                                                1999                   1998
-----------------------------------------------------------------------------------   ----------------------  ---------------------
Revenues                                                                                   $         288,692        $       685,862
Cost of revenues                                                                                    (180,198)              (464,742)
                                                                                      ----------------------  ---------------------
Gross profit                                                                                         108,494                221,120
Selling, general, and administrative expenses                                                       (158,076)              (245,160)
                                                                                      ----------------------  ---------------------
Operating loss                                                                                       (49,582)               (24,040)
Interest expense                                                                                      (1,046)                (1,263)
Interest income                                                                                          -                    2,290
                                                                                      ----------------------  ---------------------
Net loss                                                                                   $         (50,628)       $       (23,013)
                                                                                      ======================  =====================
Net loss per share                                                                         $           (0.03)       $         (0.01)
                                                                                      ======================  =====================


-----------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.


                            SenTech EAS Corporation
                Consolidated Statements of Shareholders' Equity


                                                      Common Stock
                                             -----------------------------     Additional        Accumulated
                                                 Shares         Amount           capital            deficit             Total
                                             -------------- --------------  -----------------  ------------------  ---------------
Balance at December 31, 1998                   1,677,219       $       403      $   2,463,182       $  (1,687,853)    $    775,732

Net loss                                                                                                  (50,628)         (50,628)
Balance at March 31, 1999
(Unaudited)                                    1,677,219       $      403      $    2,463,182       $  (1,738,481)    $    725,104
                                             ============== ==============  =================  ==================  ===============

See accompanying notes to consolidated financial statements.
-------------------------------------------------------------------------------

                            SenTech EAS Corporation
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                                            Three months ended March 31,
                                                                                            1999                   1998
---------------------------------------------------------------------------------- ---------------------   ---------------------
Cash flows from operating activities:

   Net loss                                                                            $         (50,628)      $         (23,013)

   Adjustments to reconcile net loss to net cash used in operating activities:

       Depreciation and amortization                                                               4,447                   5,184

       Net changes in operating assets and liabilities:

               Accounts receivable                                                               (38,690)                  1,136

               Inventories                                                                        11,450                (111,313)

               Other current assets                                                              (10,792)                 13,582

               Other assets                                                                        -                         350

               Accounts payable                                                                   27,815                 (53,324)

               Accrued liabilities                                                                (8,122)                 (2,502)

                                                                                   ---------------------   ---------------------
       Net cash used in operating activities                                                     (64,520)               (169,900)

                                                                                   ---------------------   ---------------------
Cash flows from investing activities:

   Capital expenditures                                                                            -                      (1,383)

                                                                                   ---------------------   ---------------------

Cash flows from financing activities:



    Payments on note payable to bank                                                               -                     (16,657)

                                                                                   ---------------------   ---------------------
         Net cash used in financing activities                                                     -                     (16,657)

                                                                                   ---------------------   ---------------------
Net decrease in cash and cash equivalents                                                        (64,250)                187,940)

Cash and cash equivalents at beginning of year                                                   302,307                 475,263

                                                                                   ---------------------   ---------------------
Cash and cash equivalents at end of year                                               $         240,787       $         287,323

                                                                                   =====================   =====================

-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                            SenTech EAS Corporation
                   Notes to Consolidated Financial Statements
                                  (Unaudited)


1.   Basis of Presentation

     The consolidated financial statements include the financial statements of SenTech EAS Corporation and its wholly owned subsidiary, SenTech EAS International, Inc., (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     The interim consolidated financial statements presented have been prepared by the Company without audit and, in the opinion of the management, reflect all adjustments of a normal recurring nature necessary for a fair statement of (a) the results of operations for the three months ended March 31, 1999 and March 31, 1998, (b) the financial position at March 31, 1999, and (c) the cash flows for the three month periods ended March 31, 1999 and March 31, 1998. Interim results are not necessarily indicative of results for a full year.

     The consolidated balance sheet presented as of December 31, 1998 has been derived from the consolidated financial statements that have been audited by the Company's independent public accountants. The consolidated financial statements and notes are condensed as permitted by Form 10- QSB and do not contain certain information included in the annual financial statements and notes of the Company. The consolidated financial statements and notes included herein should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-KSB.


2. Inventories

     INventories consisted of the following:

                                                                                       March 31,
                                                                                          1999                    December 31,
                                                                                      (Unaudited)                    1998
                                                                                ----------------------      ---------------------
     Raw materials                                                                    $        205,289            $       249,129
     Finished goods                                                                            262,147                    229,757
                                                                                ----------------------      ---------------------
                                                                                      $        467,436            $       478,886
                                                                                ======================      =====================

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

3.   Net loss per share

     Net loss per share is calculated using the weighted average number of common shares and dilutive potential common stock outstanding during the year. The number of shares used in the per share computations were 1,677,219 and 1,640,427 at March 31, 1999 and 1998, respectively. Potential common stock, when included in the computation of dilutive earnings per share, was anti-dilutive at March 31, 1999 and 1998.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" and Statement of Financial Accounting Standards No. 129 "Disclosure of Information about Capital Structure" which are both effective for fiscal years beginning after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under APB No. 15, "Earnings per Share", by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation for complex capital structures of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. SFAS No. 129 requires disclosure of the Company's capital structure. There was no material impact to the Company's EPS calculation or financial statement presentation and disclosure due to the adoption of SFAS No. 128 and SFAS No. 129.

4.   Recent pronouncements in accounting standards

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements which requires the Company to (i) classify items of other comprehensive income by their nature in a financial statement and
     (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. There was no material impact to the Company"s financial reporting or presentation due to the adoption of SFAS No. 130.

     Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries". SFAS No. 131 requires annual financial statements to disclose information about products and services, geographic areas, and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. This new management approach may result in more information being disclosed than presently practiced and require new interim information not previously presented. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 131.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 "Employers Disclosures About Pensions and Other Postretirement Benefits-an amendment of FASB Statements No. 87, 88, and 106" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises only the employers' disclosures about pension and other postretirement benefit plans; it does not change the measurement or recognition of such plans. Since the Company does not have such plans, there is no impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 132.

5.   Commitments and contingencies

     Agreement and Plan of Merger

     On October 28, 1998, the Company entered into an Agreement and Plan of Merger with Ensec International, Inc. ("Ensec") which, upon completion of the merger, will result in the Company and Ensec becoming wholly owned subsidiaries of a newly formed holding company, Sensec International, Inc. ("Sensec"). Under the terms of the agreement, the Company's stockholders will receive approximately 40% of the outstanding common shares of Sensec, and the Ensec stockholders will receive approximately 60% of the outstanding common shares of Sensec. Completion of the merger is subject to the approval of the boards of directors and stockholders of both the Company and Ensec. Ensec is a systems integrator and services provider in commercial and industrial integrated security systems, video remote surveillance, and data information security systems and is listed on the OTC Bulletin Board under the symbol "ENSC".

     Purchase and Manufacturing Agreement

     In June 1997, the Company entered into a three year purchase and manufacturing agreement (the "Agreement") with a company whose President and Chief Executive Officer is a director of the Company. The Agreement, as amended, provides for the development and manufacture of the Company's third generation EAS system. The Agreement requires the Company to pay $187,000 of non-recurring engineering costs in exchange for an assignment of fifty percent of the joint technology as defined by the Agreement. Payments made for non-recurring engineering are recorded at cost and are amortized as a component of cost of revenues using the units-of-production method. As of March 31, 1999, $183,000 of non-recurring engineering costs were capitalized, net of $4,000 of accumulated amortization, of which $31,000 and $152,000 are included in other current assets and other assets, respectively. For the three months ended March 31, 1999 and 1998, there was approximately $700 and $0 of amortized non-recurring engineering costs included in cost of revenues. The Agreement also requires the Company to purchase minimum quantities of the system each year representing an aggregate purchase commitment of $2,250,000 with annual obligations of $375,000 by February 1999; $750,000 by January 2000; and $1,125,000 by
     January 2001.

     Year 2000 Issue

     Computer programs used by businesses worldwide were written using two digits rather than four digits to define the applicable year. Accordingly, these programs recognize the dates "00" and "01" as the years 1900 and 1901 rather than the years 2000 and 2001. The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 computer program failures arising from program processes and calculations misinterpreting the year 2000 date. The Company is currently evaluating its financial and operational systems to determine the impact the year 2000 issue will have on its operations.

     The Company also plans to communicate with its significant suppliers, dealers, financial institutions, and others with which it conducts business to determine the extent the Company may be impacted by third parties' failure to address the year 2000 issue. Although the Company plans to be year 2000 compliant prior to December 31, 1999 and expects no material impact to the Company's operations, there can be no assurance that the failure of the Company or such third parties to successfully address their respective year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows, and result of operations.

SENTECH EAS CORPORATION AND SUBSIDIARIES

Index to Consolidated Financial Statements

                                                                                                         Page Number
                                                                                                         -----------
Independent Auditors' Report                                                                                F-35
Consolidated Balance Sheets at December 31, 1998 and 1997                                                   F-36
Consolidated Statements of Operations for the years ended December 31, 1998 and 1997                        F-37
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1998 and 1997              F-38
Consolidated Statements of Cash Flows for the years ended December 31, 1998 and 1997                        F-39
Notes to Consolidated Financial Statements                                                                  F-40

Consolidated Financial Statement schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or the notes thereto.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
SenTech EAS Corporation and Subsidiary
Deerfield Beach, Florida

We have audited the accompanying consolidated balance sheets of SenTech EAS Corporation and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SenTech EAS Corporation and Subsidiary, as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/  SPEAR, SAFER, HARMON & CO.

Miami, Florida
January 29, 1999

                           SenTech EAS Corporation
                         Consolidated Balance Sheets
                          December 31, 1998 and 1997


                                                                                       December 31,          December 31,
                                                                                           1998                  1997
                                                                                 --------------------------------------------
Assets
---------------------------------------------------------------------------------
Current assets

     Cash and cash equivalents                                                       $          305,307       $       475,263
     Accounts receivable, net of allowances of $5,000                                           110,576               199,802
     Inventories                                                                                478,886               531,197
     Other current assets                                                                        54,847                62,150
                                                                                 ----------------------  --------------------
        Total current assets                                                                    949,616             1,268,412
Property and equipment, net                                                                      33,450                50,916
Other assets                                                                                    161,570                96,407
                                                                                 ----------------------  --------------------

                                                                                       $      1,144,636       $     1,415,735
                                                                                 ======================  ====================

Liabilities and Shareholders' Equity
---------------------------------------------------------------------------------

Current liabilities

     Accounts payable                                                                $          110,090       $       390,759
     Accrued liabilities                                                                         55,814                63,051
     Current maturities of long-term debt                                                   N                          16,657
                                                                                 ----------------------  --------------------
         Total current liabilities                                                              165,904               470,467
                                                                                 ----------------------  --------------------
Long-term debt less current maturities                                                          203,000               203,000
                                                                                 ----------------------  --------------------

Shareholders' equity

     Common stock; $0.00024 par value; 20,833,333 authorized;

        1,677,219 and 1,640,427 issued and outstanding                                              403                   394
     Additional capital                                                                       2,463,182             2,444,054

     Accumulated deficit                                                                    (1,687,853)           (1,702,180)
                                                                                 ----------------------  --------------------
         Total shareholders' equity                                                             775,732               742,268
                                                                                 ----------------------  --------------------

                                                                                          $   1,144,636          $  1,415,735
                                                                                 ======================  ====================

-------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                           SenTech EAS Corporation
                    Consolidated Statements of Operations

                    Years Ended December 31, 1998 and 1997

Years ended December 31,                                                                           1998                 1997
----------------------------------------------------------------------------------------    ------------------  --------------------
Revenues                                                                                                     $        $    2,395,844
                                                                                                     2,049,856
Cost of revenues                                                                                   (1,227,780)           (1,611,975)
                                                                                            ------------------  --------------------
Gross profit                                                                                           822,076               783,869
Selling, general, and administrative expenses                                                        (810,967)             (846,212)
                                                                                            ------------------  --------------------
Operating income/(loss)                                                                                 11,109              (62,343)
Interest expense                                                                                       (4,458)               (8,975)
Interest income                                                                                          7,676                15,993
                                                                                            ------------------  --------------------
Income/(loss) before provision for income taxes                                                         14,327              (55,325)
Provision for income taxes                                                                          N                    N
Net income/(loss)                                                                                            $      $       (55,325)
                                                                                                        14,327

                                                                                            ==================  ====================
Earnings/(loss) per common share-Basic                                                                       $    $           (0.04)
                                                                                                          0.01
                                                                                            ==================  ====================

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                           SenTech EAS Corporation
               Consolidated Statements of Shareholders' Equity

                    Years Ended December 31, 1998 and 1997

                                                   Common      Stock             Additional         Accumulated
                                               -------------------------------
                                                   Shares         Amount           capital            deficit             Total
                                               -------------- --------------  -----------------  ------------------  ---------------
Balance at December 31, 1996                        1,452,952            349          2,208,283         (1,646,855)          561,777
Conversion of debt interest                             1,802              1              4,324          N                     4,325
Issued pursuant to compensation
arrangements                                           97,500             23             34,102          N                    34,125
Issued pursuant to private offering,                   88,173             21            197,345          N                   197,366
net
Net loss                                             N              N                 N                    (55,325)         (55,325)
                                               -------------- --------------  -----------------  ------------------  ---------------
Balance at December 31, 1997                        1,640,427       $    394        $ 2,444,054                   $                $
                                                                                                        (1,702,180)          742,268
Conversion of debt interest                               891              1              2,137          N                     2,138
Issued in lieu of payment for
professional services                                   5,901              1             13,999          N                    14,000
Issued pursuant to compensation
arrangements                                           30,000              7              2,993          N                     3,000
Net income                                           N              N                 N                      14,327           14,327
                                               -------------- --------------  -----------------  ------------------  ---------------
Balance at December 31, 1998                        1,677,219       $    403        $ 2,463,182                   $                $
                                                                                                        (1,687,853)          775,732
                                               ============== ==============  =================  ==================  ===============

See accompanying notes to consolidated financial statements.

                           SenTech EAS Corporation
                    Consolidated Statements of Cash Flows

                    Years Ended December 31, 1998 and 1997


Years ended December 31,                                                                          1998                  1997
------------------------------------------------------------------ ---------------------  ---------------------  ------------------
Cash flows from operating activities:

Net income/(loss)                                                                                  $     14,327      $     (55,325)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:

       Depreciation and amortization                                                                     23,658              25,163
       Loss on disposal of equipment                                                                _                     _
       Provision for losses on accounts receivable                                                  _                     _

       Debt interest converted to common stock                                                            2,138              4,325

       Stock issued in lieu of payment for professional services                                         14,000           _
       Stock based compensation                                                                           3,000              34,125

       Net changes in operating assets and liabilities:

               Accounts receivable                                                                       89,226            (13,799)
               Inventories                                                                               52,311           (133,370)
               Other current assets                                                                       7,303            (20,117)
               Other assets                                                                            (68,085)            (87,066)
               Accounts payable                                                                       (280,669)              18,373
               Accrued liabilities                                                                      (7,238)              26,188
                                                                                          ---------------------  ------------------
       Net cash used in operating activities                                                          (150,029)           (201,503)
                                                                                          ---------------------  ------------------
Cash flows from investing activities:

       Capital expenditures                                                                             (3,270)             (8,998)
                                                                                          ---------------------  ------------------
Cash flows from financing activities:

       Payments on note payable to bank                                                                (16,657)            (61,314)
       Payments on notes payable to shareholders                                                    _                      (17,500)
       Net proceeds from issuance of common stock                                                   _                       197,366
       Net cash (used in) provided by financing activities                                             (16,657)             118,552
                                                                                          ---------------------  ------------------
Net decrease in cash and cash equivalents                                                             (169,956)            (91,949)

Cash and cash equivalents at beginning of year                                                          475,263             567,212
                                                                                          ---------------------  ------------------
Cash and cash equivalents at end of year                                                         $      305,307                   $
                                                                                                                            475,263
                                                                                          =====================  ==================

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

                  Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

     Nature of operations

     SenTech EAS Corporation manufactures, distributes, and services electronic article surveillance (EAS) systems and accessories worldwide used primarily by retailers to prevent financial losses attributed to theft of merchandise.

     Principles of consolidation

     The consolidated financial statements include the financial statements of SenTech EAS Corporation and its wholly owned subsidiary, SenTech EAS International, Inc., (collectively the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     Cash and cash equivalents

     For purposes of the consolidated statements, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash in excess of operating requirements is invested in short term income producing instruments with stable, high quality financial institutions which may exceed insurable limits. The book value of the Company's investments approximates fair value because of the short maturity of these instruments.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     Property and equipment

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the lease term ranging from three to eight years.

     Revenue recognition

     Revenue from sales of systems and accessories is recognized upon shipment of the equipment or upon acceptance by a third party leasing company of an operating lease and the related equipment. Revenue from services are recognized as earned, and maintenance revenues are recognized ratably over the term of the maintenance contract.

     Income taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement assets and liabilities and their respective tax bases including operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period which includes the tax enactment date. A valuation allowance is recorded to reduce deferred tax assets when realization of a tax benefit is unlikely.

     Earnings/(loss) per common share-Basic

     Earnings/(loss) per common share-basic is calculated using the weighted average number of common shares and dilutive potential common stock outstanding during the year. The number of shares used in the per share computations were 1,661,810 and 1,556,564 at December 31, 1998 and 1997, respectively. Potential common stock, when included in the computation of dilutive earnings per share, was anti-dilutive at December 31, 1998 and 1997.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Impairment

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of", the Company reviews long-lived assets and related goodwill for impairment on an exception basis whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable through future cash flows. If this review indicates that the assets and related goodwill will not be recoverable, as generally determined based on estimated undiscounted cash flows over the remaining amortization period, the carrying amount would be adjusted to fair value and any loss will be recognized in the statement of operations and certain disclosures regarding the impairment will be disclosed in the notes to financial statements. At December 31, 1998 and 1997, the Company believes no material impairments existed.

     Recent pronouncements in accounting standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" and Statement of Financial Accounting Standards No. 129 "Disclosure of Information about Capital Structure" which are both effective for fiscal years beginning after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under APB No. 15, "Earnings per Share", by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation for complex capital structures of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. SFAS No. 129 requires disclosure of the Company's capital structure. There was no material impact to the Company's EPS calculation or financial statement presentation and disclosure due to the adoption of SFAS No. 128 and SFAS No. 129.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements which requires the Company to (i) classify items of other comprehensive income by their nature in a financial statement and
     (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 130.

     Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries". SFAS No. 131 requires annual financial statements to disclose information about products and services, geographic areas, and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. This new management approach may result in more information being disclosed than presently practiced and require new interim information not previously presented. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 131.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 "Employers' Disclosures About Pensions and Other Postretirement Benefits-an amendment of FASB Statements No. 87, 88, and 106" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises only the employers' disclosures about pension and other postretirement benefit plans; it does not change the measurement or recognition of such plans. Since the Company does not have such plans, there is no impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 132.

2. Inventories

     Inventories consisted of the following at December 31, :

                                               1998             1997
                                          --------------   ---------------

     Raw materials                        $      249,129   $       339,015
     Finished goods                              229,757           192,182
                                          --------------   ---------------
                                          $      478,886   $       531,197
                                          ==============   ===============


3. Property and equipment

     Property and equipment consisted of the following at December 31,:

                                                         1998             1997
                                                    --------------   ---------------
     Furniture, fixtures and office equipment       $       95,707   $        94,324
     Machinery and equipment                                87,850            85,963
     Leasehold improvements                                  5,250             5,250
                                                    --------------   ---------------
                                                           188,807           185,537
     Accumulated depreciation and amortization            (155,357)         (134,621)
                                                    --------------   ---------------
                                                    $       33,450   $        50,916
                                                    ==============   ===============

Depreciation expense for the years ended December 31, 1998 and 1997, was approximately $20,000 and $24,000, respectively.

4. Other assets

     Other assets consisted of the following at December 31,:


                                                                                                      1998             1997
                                                                                                 --------------   ---------------
     Non-recurring engineering costs                                                             $  156,000       $ 87,500

                                     F-43



     Accumulated amortization of non-recurring engineering costs                                                         _
                                                                                                    (2,922)

     Deposits

                                                                                                     8,492             8,907
                                                                                                 --------------   ---------------
                                                                                                   $ 161,570         $ 96,407
                                                                                                 ==============   ===============

5. Long-term debt

     Long-term debt consisted of the following at December 31,:

                                                                                                      1998             1997
                                                                                                 --------------   ---------------

     7.5% note payable to bank                                                                   $        _              $
                                                                                                                      16,657

     8% mandatory convertible notes

                                                                                                     53,000           53,000
     6% senior notes payable

                                                                                                    150,000           150,000
                                                                                                 --------------   ---------------

                                                                                                    203,000           219,657
     Current  maturities of long-term debt                                                              _             (16,657)
                                                                                                 --------------   ---------------
                                                                                                   $ 203,000         $ 203,000
                                                                                                 ==============   ===============

Note payable to bank

In March 1998, the Company paid in full the balance of a $225,000 four year loan agreement bearing interest at 7.5% with its principal lending bank. The note was collateralized by substantially all the assets of the Company and contained certain restrictive covenants. Principal and interest payments of $5,429 were paid monthly through March 1998.

Mandatory  convertible notes

Through December 1994, the Company issued 8% Mandatory Convertible Notes totaling in the aggregate $932,250 due June 1997 of which $226,000 of the notes were issued to related parties. Upon an event resulting in the Company's common stock being publicly held as defined by the note, the notes provide for mandatory conversion at the rate of one share of common stock for each $3.49 of outstanding amount of principal and accrued interest. Interest at 8% is payable annually in arrears.

During 1995, $816,250 of the convertible notes plus $125,642 accrued interest were converted into common stock.

In June 1996, the Company tendered an offer to the holders of the convertible notes a one time reduced conversion rate of $1.35 to induce note holders to convert their notes to shares of the Company's common stock. Accordingly, during 1996, $63,000 of the notes plus $19,492 accrued interest were converted to 58,381 shares of the Company's common stock.

The maturity date for the remaining $53,000 of the convertible notes was extended to January 2001 in exchange for warrants to purchase 5,000 shares of common stock at $2.40 per share. The warrants were issued during 1998 and 1997.

Senior notes payable

In May 1995, the Company issued to two directors of the Company 6% Senior Notes totaling in the aggregate $330,000 due June 1997 with detachable warrants to purchase 137,500 common stock shares expiring June 30, 1999. Interest at 6% is payable annually in arrears subject to certain net income requirements.

In June 1996, the Company tendered an offer to the holders of the senior notes a one time reduced conversion rate of $1.35 to induce note holders to convert their notes to shares of the Company's common stock. Accordingly, during 1996, one holder of $180,000 of the senior notes tendered the full amount in payment of the exercise price of the detachable warrant and received 133,333 shares of the Company's common stock.

The maturity date for the remaining $150,000 of the senior notes was extended to January 2001 in exchange for warrants to purchase 20,000 shares of common stock at $2.40 per share. The warrants were issued during 1998 and 1997.

No interest was paid or payable on the senior notes during 1998 and 1997.

The total long-term debt of $203,000 matures in 2001.

6.   Shareholders' equity

     In April 1997, pursuant to an underwritten private offering, the Company consummated the sale of 343,894 units, each unit consisting of one share of common stock and one common stock purchase warrant. Each warrant expires after five years of issuance and entitles the registered holder to purchase one share of common stock at a purchase price equal to the lesser of $5.50 or ten percent above the offering price of a share of common stock in a proposed public offering. The net proceeds received by the Company from this offering were approximately $706,620 of which $509,254 was received in December 1996. The proceeds were used for working capital purposes and payment of the balance due under a stock purchase agreement pursuant to which the Company repurchased shares of common stock held by a former employee during 1996.

     In June 1998 and October 1997, the Company issued 30,000 and 97,500 shares of the Company's common stock pursuant to directors' and officers' compensation arrangements, respectively. The Company has accounted for the issuance of the shares of the Company's common stock to the Company's directors and officers in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". Accordingly, the Company included in the consolidated statement of operations approximately $3,000 and $34,000 of compensation expense during 1998 and 1997, respectively. For purposes of recording compensation expense related to the Company's directors' and officers' stock based compensation, each share of stock was valued using the net tangible book value per share.

     7.  Stock options and warrants

     The following schedule summarizes stock warrant activity and status:


                                                                                                 1998                     1997
                                                                                      ---------------------     -------------------
    Outstanding at beginning of year                                                                879,680                  749,007
    Issued pursuant to private offering                                                           -                           88,173
    Issued pursuant to compensation arrangements                                                  -                           30,000
    Issued to related parties                                                                        12,500                   12,500
    Exercised                                                                                     -                         -
    Expired                                                                                       -                         -
    Outstanding at end of year                                                                      892,180                  879,680
                                                                                      =====================      ===================


    Price range of warrants outstanding at end of year                                        $1.92 to 5.50            $1.92 to 5.50

    Price range of warrants exercised during the year                                             -                         -
    Weighted average exercise price of currently exercisable warrants                                 $4.58                    $4.60
    Weighted average exercise price of exercisable warrants outstanding                               $4.58                    $4.60

     8. Income taxes

     At December 31, 1998, the Company had net operating loss carryforwards for income tax purposes of approximately $1,600,000 which may be available to offset future taxable income, if any, through 2012.

     Deferred tax liabilities (assets) consisted of the following at December 31,:

                                                                                             1998                   1997
                                                                                    ------------------      ----------------
     Net operating loss carryforwards                                                     $(540,000)            $(543,000)
     Valuation allowance                                                                    540,000               543,000
                                                                                    ------------------      ----------------
                                                                                               -                      -


    As of December 31, 1998, there was a decrease of approximately $3,000 in the valuation allowance as a result of the utilization of previous net operating loss carryforwards used to offset 1998 taxable income.

    A reconciliation of the statutory income tax rate with the Company's effective income tax rate follows:

                                                                                             1998                   1997
                                                                                    ------------------      ----------------
     Statutory federal income tax rate

                                                                                          34.0%                    34.0%
     State income  tax, net of federal income tax benefit                                   3.6                      3.6
     Federal tax benefit of net operating loss carryforward                               (37.6)                   (37.6)
                                                                                    ------------------      ----------------
     Effective income tax rate                                                                -                      -

9. Supplemental cash flow information

     The Company paid cash for interest of approximately $200 and $4,700 in 1998 and 1997, respectively.

     The Company paid no cash for income taxes in 1998 and 1997.

10. Concentration of credit risk

     The Company's revenues included sales to one customer in 1998 and 1997 representing 20% and 35% of total revenues, respectively. Approximately $0 and $71,000 was due from the customer and included in accounts receivable at December 31, 1998 and 1997, respectively. The Company minimizes credit risk through diversification and continued evaluation of its customers' financial condition and account status.

     During 1998 and 1997, the Company purchased approximately 29% and 49% of its inventory from one vendor in 1998 and three vendors in 1997, of which approximately $0 and $182,000 were payable to the suppliers and included in accounts payable at December 31, 1998 and 1997, respectively. The Company minimizes dependence on any one supplier by maintaining sufficient alternatives for its raw materials and finished goods requirements. There were no material concentrations of sales or accounts receivable outside of the United States during December 31, 1998 and 1997.

11. Employee Benefit Plans

     Since January 1, 1998, the Company provides a 401(k) and profit sharing plan (the "Plan") for eligible employees whereby the Company's annual contributions to the Plan are made at the discretion of the board of directors. The Company did not make any contributions to the Company's Plan during 1998.

     An employee stock option plan (the "Plan") was adopted by the shareholders of the Company in 1995. The plan provides for 312,500 shares of common stock to be issued at the discretion of the Compensation Committee of the Board of Directors. Of this amount, 156,250 shares may be purchased pursuant to the exercise of incentive stock options, and 156,250 shares may be purchased pursuant to the exercise of non-qualified stock options. No stock options under the Plan have been granted since the inception of the Plan.

12. Commitments and contingencies

     Agreement and Plan of Merger

     On October 28, 1998, the Company entered into an Agreement and Plan of Merger with Ensec International, Inc. ("Ensec") which, upon completion of the merger, will result in the Company and Ensec becoming wholly owned subsidiaries of a newly formed holding company, Sensec International, Inc. ("Sensec"). Under the terms of the agreement, the Company's stockholders will receive approximately 40% of the outstanding common shares of Sensec, and the Ensec stockholders will receive approximately 60% of the outstanding common shares of Sensec. Completion of the merger is subject to the approval of the boards of directors and stockholders of both the Company and Ensec. Ensec is a systems integrator and services provider in commercial and industrial integrated security systems, video remote surveillance, and data information security systems and is listed on the OTC Bulletin Board under the symbol "ENSC".

     Purchase and Manufacturing Agreement

     In June 1997, the Company entered into a three year purchase and manufacturing agreement (the "Agreement") with a company whose President and Chief Executive Officer is a director of the Company. The Agreement, as amended, provides for the development and manufacture of the Company's third generation EAS system. The Agreement requires the Company to pay $187,000 of non-recurring engineering costs in exchange for an assignment of fifty percent of the joint technology as defined by the Agreement. Payments made for non-recurring engineering are recorded at cost and are amortized as a component of cost of revenues using the units-of-production method. As of December 31, 1998, $187,000 of non-recurring engineering costs were capitalized of which $31,000 and $153,000 are included in other current assets and other assets, respectively. For the year ended December 31, 1998, approximately $3,000 of non-recurring engineering costs were included in cost of revenues (none in 1997). The Agreement also requires the Company to purchase minimum quantities of the system each year representing an aggregate purchase commitment of $2,250,000 with annual obligations of $375,000 by February 1999; $750,000 by January 2000; and $1,125,000 by January 2001.

     Leases

     The Company leases its office and production facility and certain equipment under non-cancelable operating leases expiring through 2000. Rent expense for all operating leases approximated $45,000 and $41,000 in 1998 and 1997, respectively. Future minimum lease payments for operating leases having non-cancelable terms in excess of one year at December 31, 1998 are approximately $48,000 and $4,000 in 1999 and 2000, respectively.

     Installation and Customer Service Agreement

     In July 1995, the Company entered into a service agreement effective August 1995 with a national service organization, whose President and Chief Executive Officer is a director of the Company, which provides for the installation and servicing of any 8.2 MHz EAS system. Any EAS systems not covered by the agreement are handled by the Company's service personnel or other third party service providers. The agreement is for a one-year term and is automatically renewable for one-year periods unless terminated in writing by either party. The Company has not received any termination notices and believes its relationship with the service provider is favorable. Although there can be no assurance the agreement will not be terminated or will be renewed in the future, the Company anticipates the agreement will automatically be renewed through August 2000. Costs incurred in connection with this agreement were approximately $24,000 for each of the years ended December 31, 1998 and 1997.

     Litigation

     The Company is involved in various claims and legal actions arising in the ordinary course of business. Although management is unable to predict the ultimate disposition of these matters, the Company does not believe the resolution of such matters will have a material adverse effect on its consolidated financial position, results of operations, or liquidity.

     In October 1996, the Company was named as a defendant in a lawsuit filed in New Jersey Superior Court whereby the plaintiff is seeking damages with respect to certain alleged invoices totaling approximately $20,000. A motion to amend the pleadings was filed and granted to assert counterclaims and third party claims against the plaintiff and its officers for, among other things, false designation of origin under the federal Lanham Act, violations of statutory and common law unfair competition, trademark and trade dress infringement, and breach of contract all of which may result in damages exceeding $1,000,000. The Company's counterclaim and third party claims arose from an alleged intentional breach of a requirements type contract in which the plaintiff was authorized to manufacture for the Company certain equipment for sale to third parties. Although the Company has recorded in accrued liabilities a provision of approximately $20,000 for any liability which may result from the plaintiff's claims, the Company plans to continue to vigorously defend against the plaintiff's alleged claims and to pursue its counterclaims and third party claims against the plaintiff. While there is no assurance as to the outcome of this legal action, management and legal counsel for the Company believe the ultimate resolution of this matter will not have a material adverse effect on its consolidated financial position or results of operations.

     Year 2000 Issue

     Computer programs used by businesses worldwide were written using two digits rather than four digits to define the applicable year. Accordingly, these programs recognize the dates "00" and "01" as the years 1900 and 1901 rather than the years 2000 and 2001. The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 computer program failures arising from program processes and calculations misinterpreting the year 2000 date. The Company is currently evaluating its financial and operational systems to determine the impact the year 2000 issue will have on its operations. The Company also plans to communicate with its significant suppliers, dealers, financial institutions, and others with which it conducts business to determine the extent the Company may be impacted by third parties' failure to address the year 2000 issue. Although the Company plans to be year 2000 compliant prior to December 31, 1999 and expects no material impact to the Company's operations, there can be no assurance that the failure of the Company or such third parties to successfully address their respective year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows, and result of operations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The restated Certificate of Incorporation and By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

         (a)      Exhibits

        Exhibits                             Description
        --------                             -----------

2.1 Agreement and Plan of Merger dated October 30, 1998, as amended December 2, 1998
3.1                     Certificate of Incorporation of GLOBAL SECURITY
                        TECHNOLOGIES, INC.
3.2                     Bylaws of Global Security Technologies, Inc.
4.1                     Warrant Agreement*
4.2                     Form of common stock certificate*
4.3                     Form of warrant certificate*
4.4                     Exchange Agent Agreement.*
5.1                     Legal opinion of Gersten, Savage & Kaplowitz, LLP*
8.1                     Tax opinion from Gersten, Savage & Kaplowitz, LLP*
8.2                     Tax opinion from Atlas Pearlman Trop & Borkson, P.A.*
10.1                    1999 Stock Option Plan*
10.2 Strategic Alliance Agreement between Lockheed Martin IMS and Ensec Inc.*
10.3 Card Access Systems Agreement between Ensec Inc. and Electronic Data Systems Corporation, as amended to the date hereof (1)*
10.4                    Software Value Added Reseller Agreement between Ensec
                        Inc. and ICL Ent.*
10.5 Agreement between Ensec Inc. and The Port Authority of New York and New Jersey*
10.6 Agreement for Purchase and Sale of the Bank Automation Division of Ensec Inc. De La Rue Investimentos Uda. and Ensec S.A. (1)*

Exhibits                Description

10.7 Form of Employment Agreement representing Employment Agreements between the Global Security Technologies, Inc. and Charles N. Finkel*
10.8                    ADT Original Equipment Manufacturer Agreement between
                        Ensec Inc. and A*
11.1                    Calculation of Earnings Per Share*
20.1                    Subsidiaries*
23.1                    Consent of Gersten, Savage & Kaplowitz, LLP (included in
                        Exhibit 5.1)*
23.2 Consent of Gersten, Savage & Kaplowitz, LLP to tax opinion (included in Exhibit 8.1)*
23.3 Consent of Atlas Pearlman Trop & Brokson, P.A. to tax opinion (included in Exhibit 8.2)*
23.4                    Consent of Rothstein, Kass & Company, P.C.
23.5                    Consent of Spear, Safer, Harmon & Co.
23.6                    Consent of Grant Thornton, LLP

-------------
*  To be Filed by Amendment.

          (b)     Financial Statement Schedules

All schedules for which provision has been made in the applicable accounting regulations of the Commission are either not required under the related instructions, are not applicable (and therefore have been omitted), or the required disclosures are contained in the financial statements included herein.

ITEM 22. UNDERTAKINGS

         (a)      Each of the undersigned registrants hereby undertakes:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)      Each of the undersigned registrants hereby undertakes:

         (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (2) To supply by means of a post-effective amendment all information concerning a transaction, and The Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

                  Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 28, 1999.

                                      GLOBAL SECURITY TECHNOLOGIES, INC.



                                      By: /s/ Charles N. Finkel
                                          ---------------------------
                                          Charles N. Finkel
                                          Chief Executive Officer


                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and has appointed Charles N. Finkel, Chief Executive Officer, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                           Title                                 Date
         ---------                                           -----                                 ----
          /s/ Edward A. Mulhare                     Chairman of the Board                       June 28, 1999
         -----------------------------------
         Edward A. Mulhare

          /s/ Charles Finkel                        Chief Executive Officer and                 June 28, 1999
         -----------------------------------                 Director
         Charles N. Finkel


          /s/ Thomas A. Nicolette                   Chief Financial Officer and Director        June 28, 1999
         -----------------------------------
         Thomas A. Nicolette

          /s/ Theodore Olson Pemberton              Director                                    June 28, 1999
         -----------------------------------
         Theodore Olson Pemberton

          /s/ Milan Resanovich                      Director                                    June 28, 1999
         -----------------------------------
         Milan Resanovich